SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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XTO ENERGY INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

April 17, 2009

Dear Stockholder:

On behalf of our Board of Directors, I invite you to attend the 2009 Annual Meeting of Stockholders to be held in the Texas Ballroom at the Omni Fort Worth Hotel, 1300 Houston Street, Fort Worth, Texas, on Tuesday, May 19, 2009, at 10:00 a.m. local time.

The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. Additionally, we will review our operating results for 2008 and plans for the year ahead.

Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment to complete, date, sign, and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. You may also attend and vote at the meeting.

Sincerely,

Bob R. Simpson Chairman of the Board and Founder

XTO ENERGY INC.

810 Houston Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2009

To the Stockholders of XTO Energy Inc.:

Our Annual Meeting of Stockholders will be held on Tuesday, May 19, 2009, at 10:00 a.m. local time, in the Texas Ballroom at the Omni Fort Worth Hotel, 1300 Houston Street, Fort Worth, Texas, for the following purposes:

1.	To approve an amendment to the company’s bylaws to provide for the annual election of all directors;

2.	To elect three directors for a term of two years if Item 1 is approved, or three years if Item 1 is not approved, and until their successors are duly elected and qualified;

3.	To approve the XTO Energy Inc. 2009 Executive Incentive Compensation Plan;

4.	To ratify the appointment of KPMG LLP as our independent auditor for 2009;

5.	To consider a stockholder proposal concerning a stockholder advisory vote on executive compensation if properly presented;

6.	To consider a stockholder proposal concerning stockholder approval of executive benefits payable upon death if properly presented; and

7.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on Tuesday, March 31, 2009, will be entitled to receive notice of, and to vote at, the meeting or any adjournment thereof.

Your attention is directed to the proxy statement that follows for further information about the matters to be considered at the annual meeting. Our 2008 annual report to stockholders, including our annual report on Form 10-K for the year ended December 31, 2008 with audited financial statements, accompanies the proxy statement.

You are cordially invited to attend the meeting. Whether or not you plan to be present, please complete, date, and sign the enclosed proxy card and return it promptly in the enclosed envelope, or vote through the Internet or by telephone by following the voting procedures described on the proxy card. If you plan to attend the meeting, you may revoke your proxy prior to or at the meeting and vote in person by following the instructions in this proxy statement.

By order of the Board of Directors,

Virginia N. Anderson Secretary

Fort Worth, Texas

April 17, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 19, 2009. The proxy statement and our 2008 annual report are available at http://materials.proxyvote.com/98385X.

Certain documents referred to in the proxy statement are available at www.xtoenergy.com. Please note that none of the information on our web site is incorporated by reference into this proxy statement.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 19, 2009

This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of XTO Energy Inc. for the Annual Meeting of Stockholders to be held on Tuesday, May 19, 2009 and any adjournment thereof. In this proxy statement, XTO Energy is referred to as “we”, “our”, “us”, the “company” or “XTO.” We will begin mailing this proxy statement and the accompanying proxy card to stockholders on or about April 17, 2009. The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

GENERAL MATTERS

Shares Outstanding and Voting Rights

All stockholders of record of our common stock as of March 31, 2009 are entitled to notice of, and to vote at, the meeting. There were 579,695,272 shares of our stock issued and outstanding on that date. Each share of stock is entitled to one vote on each matter to be voted on at the meeting. Stockholders are not entitled to cumulate their votes for the election of directors. A representative of BNY Mellon Shareowner Services, our transfer agent, will serve as the inspector of elections.

Our board requests that you complete, date, sign, and return the enclosed proxy card promptly, or vote through the Internet or by telephone, whether or not you plan to attend the meeting. Please note that there are separate arrangements for voting if you have your shares registered in the name of a broker, bank or other record holder (“street name holders”). You should check the proxy card or voting instructions forwarded by your broker, bank or other record holder to see which options are available to you.

A majority of the outstanding shares of our common stock entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum. A proxy marked “abstain” on a matter will be considered to be represented at the meeting for purposes of a quorum, but will have the same effect as a vote “against” the matter, other than for the election of directors, for which it will have no effect. Shares registered in the names of street name holders for which proxies are voted on some, but not all, matters (“broker non-votes”) will be counted as present for quorum purposes, but will have no effect on the matters on which they have not voted. Whether you vote by mail, Internet, or telephone, your shares will be voted at the meeting in accordance with your instructions. If no specific voting instructions are designated, the shares will be voted as recommended by our board.

You may revoke your proxy at any time before it is voted at the meeting. To revoke your proxy, you may submit another signed proxy card with a later date, vote through the Internet or by telephone on a later date, vote in person at the meeting, or send a written notice of revocation to the corporate secretary of the company at our principal office, 810 Houston Street, Fort Worth, Texas 76102. If your shares are held by a street name holder and you vote by instruction, you may later revoke your instruction by informing the street name holder in accordance with that entity’s procedures. To vote at the meeting, you must obtain a proxy, executed in your favor, from the broker, bank or other holder of record that holds your shares and bring it to the meeting.

All stockholders of record on March 31, 2009 are invited to attend the meeting. For directions to the meeting, please contact us toll-free at 1-866-255-0679.

Cost of Solicitation

We will bear the cost of soliciting proxies, including the charges and expenses of brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

Solicitations will be made primarily by mail, but certain directors, officers or other employees may solicit proxies in person, by telephone or by other means. Such persons will not receive special compensation for their solicitation services. We have engaged Mellon Investor Services LLC to solicit proxies from brokers, banks, nominees, and other institutional holders for a fee of $9,500 plus reimbursement of reasonable out-of-pocket expenses.

Item 1.    AMENDMENT OF BYLAWS TO PROVIDE FOR THE ANNUAL ELECTION OF

ALL DIRECTORS

Our bylaws currently provide that members of our board be divided into three classes, with staggered three-year terms. Under the current bylaws, a director’s term of office generally continues until the third annual meeting of stockholders following his or her election to office, and not more than one class of directors is elected at any annual meeting of stockholders.

For the reasons discussed below, the board, upon the recommendation of the corporate governance and nominating committee, has determined that the company’s bylaws should be amended, subject to approval by our stockholders, to eliminate, over a two-year period, the classified structure of the company’s board and to provide for the annual election of all directors beginning at the 2011 annual meeting. Both the committee and the board unanimously recommend that the stockholders approve the amendment to our bylaws to declassify the board.

At last year’s annual meeting, the stockholders approved a stockholder proposal submitted by Mr. Gerald R. Armstrong, requesting that the board take the necessary steps to eliminate the classification of the board and to provide that all directors be elected annually. The proposal recommended that the declassification be effected in a manner that would not affect the terms of incumbent directors. Approximately 80% of the shares voted were cast in favor of that non-binding proposal. We received a similar proposal from Mr. Armstrong for this year’s meeting.

At several meetings over the course of the past year, the corporate governance and nominating committee and the board had been considering the merits of both classified and declassified board structures. While the committee and the board both believe that a classified board structure provides continuity and stability in pursuing our strategies, promotes a long-term perspective and increases the board’s negotiating leverage when dealing with a potential acquirer, the committee and the board have both concluded that, after taking into account the level of stockholder support of the proposal at last year’s meeting and considering the current corporate governance environment, our classified board structure should be eliminated in stages, and stockholders should be given an opportunity to vote on all directors annually beginning at the 2011 annual meeting.

Under the proposed bylaw amendment, the annual election of all directors will be phased in over a two-year period so as not to shorten the terms of any incumbent directors, and to ensure a smooth transition. If the proposal is approved by our stockholders, directors to be elected at the 2009 annual meeting will be elected to serve a two-year term; directors to be elected at the 2010 annual meeting will be elected to serve a one-year term; and all directors will stand for election at the 2011 annual meeting for a one-year term. Directors elected to fill any vacancy on the board or to fill newly created directorships resulting from an increase in the number of directors will serve until the next annual meeting.

As discussed below in connection with Item 2, if this Item 1 is not approved by our stockholders our current classified board structure will remain in place, and the directors to be elected at the 2009 annual meeting will be elected for a three-year term. In either event, under other amendments to our bylaws recommended by the committee and approved by our board (which were not subject to a stockholder vote) at the same time as the amendment to declassify the board, at this and future annual meetings, unless there is a contested election, each director nominee will be elected by a majority of the stockholder votes cast, with the result that an “abstain” vote as to any nominee will have no effect on his or her election.

The foregoing is not intended to be a complete description of the proposed bylaw amendment to provide for the annual election of directors and is qualified in its entirety by reference to the full text of sections 3.1, 3.2 and 3.3 of the bylaws, as proposed to be amended, which is attached as Appendix A to this proxy statement and incorporated by reference herein.

Vote Required

Approval of the amendment to our bylaws requires approval by a majority of the voting power of the common stock of the company issued and outstanding and entitled to vote thereon, present in person or represented by proxy.

Corporate Governance and Nominating Committee and Board Recommendation

Our corporate governance and nominating committee and board recommend that the stockholders vote FOR the approval of the amendment to our bylaws to provide for the annual election of directors. If this proposal is approved, it will become effective immediately, and will be in effect for the election of directors at this annual meeting as described below under Item 2.

Item 2.    ELECTION OF DIRECTORS

Under our current bylaws, the members of our board are divided into three classes, in as equal number as possible, with staggered three-year terms. Under the current bylaws, a director’s term of office generally continues until the third annual meeting of stockholders following his or her election and until his or her successor is duly elected and qualified. The current terms of Class I, Class II and Class III directors expire at the annual meetings of stockholders in 2009, 2010 and 2011, respectively.

If the amendment to our bylaws to provide for the annual election of directors discussed in Item 1 is approved by our stockholders, the board will first be divided into two classes of directors, with the directors currently in Class II being assigned to Class A, with a term to expire in 2010 when their current Class II term is scheduled to expire, and the directors currently in Class III being assigned to Class B, with a term to expire in 2011 when their current Class III term is scheduled to expire. Directors in Class I, whose term expires at this 2009 annual meeting, will be assigned to Class B and, if elected by our stockholders at this meeting, will serve a two-year term expiring at the 2011 annual meeting. After the election of Class A directors to a one-year term at the 2010 annual meeting, all directors’ terms will expire at the 2011 annual meeting, and at that meeting all directors will be elected annually for one-year terms until the next annual meeting and until their respective successors are duly elected and qualified. Finally, under Delaware law, a director on a classified board may only be removed by the stockholders for cause. Beginning with the election of directors at our annual meeting in 2011, the board will no longer be classified, and all directors may be removed by the stockholders with or without cause. Prior to that time, removal of any director or the entire board will continue to require cause.

The board also has discretion to elect one or more advisory directors to serve for a term established by the board. Advisory directors attend meetings of the board and meetings of committees to which they are assigned, but are not entitled to vote. The board may remove an advisory director at any time, with or without cause. Advisory directors are not considered members of the board for notice, quorum, voting or other purposes, and the board can excuse any advisory director from all or any portion of any meeting. An advisory director who is also an employee of the company may not serve on any committee of the board.

Upon the recommendation of the corporate governance and nominating committee, the board has established that it will be composed of nine members. Subject to stockholder approval of the bylaw amendment to provide for the annual election of directors, the committee recommended, and the board has nominated, current Class I directors Phillip R. Kevil, Herbert D. Simons and Vaughn O. Vennerberg II for election as Class B directors at the 2009 annual meeting to serve for a two-year term expiring at the annual meeting of stockholders in 2011 and until their respective successors have been duly elected and qualified. Alternatively, if the bylaw amendment is not approved, Messrs. Kevil, Simons and Vennerberg have been nominated for election as Class I directors at the meeting to serve for a three-year term expiring at the annual meeting of stockholders in 2012 and until their respective successors have been duly elected and qualified.

The persons named on the accompanying proxy card intend to vote FOR each of the director nominees. Should any nominee become unavailable for election, the proxies may be voted with discretionary authority for any substitute nominee nominated by our board. If the nominees are elected, our board will have nine directors, including six non-employee directors and three who are executive officers. We also have three employee advisory directors and no non-employee advisory directors.

Biographical information (including age as of April 1, 2009) follows for each of the director nominees, each director whose term of office will continue after the annual meeting and each advisory director. For each director, the term of office is stated assuming that the stockholders approve Item 1; in the event that they do not, the director’s resulting term is stated in the alternative.

NOMINEES FOR DIRECTOR

CLASS B	TERM TO EXPIRE 2011 ( Alternatively, Class I with term to expire in 2012)
Phillip R. Kevil	Age 58. Mr. Kevil has been a director of XTO since 2004. He retired from the company in 1997. He served as vice president-taxation or held similar positions with us from 1987 to 1997. Prior to that, he was tax manager (1979-1986) and assistant tax manager (1975-1979) at Southland Royalty Company and was on the audit and tax staff of Arthur Andersen LLP (1973-1975). Mr. Kevil is a certified public accountant.

Herbert D. Simons	Age 73. Mr. Simons has been a director of XTO since 2000. In 2007, he retired as an attorney specializing in federal income tax law. He was of counsel with the law firm of Winstead PC in Houston, Texas from 1999 until his retirement. Prior to that, he was a partner in the law firm of Butler & Binion, L.L.P. from 1972 through 1999. Mr. Simons served as a member of the Rice University Accounting Council from 1981 until 1996 and is a certified public accountant.

Vaughn O. Vennerberg II	Age 54. Mr. Vennerberg has been a director of XTO since 2005, and served as an advisory director from 2000 to 2005. He has served as our president since December 2008. He served as our senior executive vice president and chief of staff from May 2005 until December 2008. Prior to that, he was executive vice president-administration or held similar positions with us since 1987. Prior to that, he was employed by Cotton Petroleum Corporation and Texaco Inc. (1979-1986).

DIRECTORS CONTINUING IN OFFICE

CLASS A	TERM EXPIRES 2010 (Alternatively, Class II with term to expire in 2010)
Lane G. Collins	Age 68. Dr. Collins has been a director of XTO since 2005, and served as an advisory director from 1998 to 2005. He is professor emeritus of accounting at Baylor University in Waco, Texas, where he taught from 1978 until May 2007. Prior to that, he taught for five years at the University of Southern California, where he earned his doctorate in business administration. Dr. Collins is a certified public accountant.

Scott G. Sherman	Age 75. Mr. Sherman has been a director of XTO since 1990. He has been the sole owner of Sherman Enterprises, a personal investment firm in Fort Worth, Texas, for the past 15 years. Prior to that, he owned and operated Eaglemotive Industries, an automotive parts manufacturing company, for 18 years.

Bob R. Simpson	Age 60. Mr. Simpson has been a director of XTO since 1990. He is our chairman of the board and founder. He co-founded our company in 1986, has been our chairman since 1996, and served as our chief executive officer or held similar positions with us from 1986 until December 2008. Prior to that, he was vice president of finance and corporate development (1979-1986) and tax manager (1976-1979) at Southland Royalty Company.

CLASS B	TERM EXPIRES 2011 (Alternatively, Class III with term to expire 2011)
William H. Adams III	Age 50. Mr. Adams has been a director of XTO since 2001. He is chairman and a principal owner of Texas Appliance Supply, Inc., a wholesale and retail appliance distribution company. He is also the chief executive officer of JABB Associates, Inc., a personal investment firm. He served as regional president of Compass Bank in Fort Worth, Texas, or held similar positions with its predecessor, TexasBank, from 2001 until June 2006. Prior to that, he was employed by Frost Bank from 1995 to 2001, where he last served as president of Frost Bank-South Arlington.

Keith A. Hutton	Age 50. Mr. Hutton has been a director of XTO since 2005, and served as an advisory director from 2000 to 2005. He has served as our chief executive officer since December 2008. He served as our president from 2005 until December 2008. Prior to that, he was executive vice president-operations or held similar positions with us since 1987. Prior to that, he was a reservoir engineer with Sun Exploration & Production Company (1982-1987).

Jack P. Randall

Age 59. Mr. Randall has been a director of XTO since 1997. He is co-founder of Jefferies Randall & Dewey division of Jefferies & Company, Inc., an oil and gas transactions advisory business and investment bank in Houston, Texas. In 2005, Jefferies Group, Inc. acquired Randall & Dewey Partners, LP, a business Mr. Randall co-founded in 1989. He served as president and chief executive officer of Randall & Dewey Inc. from 1989 to 2004. Prior to that, he was with Amoco Production Company, a subsidiary of Standard Oil of Indiana

(1975-1989), where he was manager of acquisitions and divestitures for seven years.

ADVISORY DIRECTORS

Louis G. Baldwin	Age 59. Mr. Baldwin has served as an advisory director of XTO since 2000. He has served as our executive vice president and chief financial officer or held similar positions with us since 1986. Prior to that, he was assistant treasurer (1979-1986) and financial analyst (1976-1979) at Southland Royalty Company.

Timothy L. Petrus	Age 54. Mr. Petrus has served as an advisory director of XTO since 2005. He has served as our executive vice president-acquisitions since 2005. He served as senior vice president-acquisitions or held similar positions with us since 1988. Prior to that, he was vice president (1980-1988) at Texas American Bank and a senior project engineer (1976-1980) at Exxon USA.

Gary D. Simpson	Age 45. Mr. Simpson has served as an advisory director of XTO since May 2008. He has served as our senior vice president-investor relations and finance since 2004. He served as vice president-investor relations or held similar positions with us since 1999. He is the nephew of Mr. Bob R. Simpson.

Vote Required

The election of each nominee for director requires approval by a majority of the votes cast with respect to that nominee.

Board Recommendation

Our board recommends that the stockholders vote FOR each of the director nominees.

BOARD MEETINGS AND COMMITTEES

Our board held 10 meetings during 2008. The non-employee directors also held six executive sessions during 2008. Additionally, management frequently discusses matters with the non-employee directors on an informal basis. Non-employee directors are also expected to attend management conferences held during the year to hear presentations on our performance and future plans. These meetings provide directors with an opportunity to meet and establish relationships with senior executives and key employees, and enhance leadership development and succession planning strategies. During 2008, all directors attended at least 75% of the total number of meetings of the board and the committees on which they served.

We have a permanent audit committee, compensation committee and corporate governance and nominating committee. Each of these committees is composed exclusively of independent directors. The board has approved a charter for each of these committees, requiring that the committee be composed of at least three directors, that each director must be independent as that term is defined from time to time by the New York Stock Exchange and the Securities and Exchange Commission, that each committee must conduct an annual evaluation of its performance and that each committee must review the adequacy of its charter at least annually. Each of these committees also has the authority to consult with outside legal, accounting and other advisors to assist in the performance of its duties. We will reimburse any fees and expenses incurred. A copy of the charter for each of these committees can be found in the Corporate Governance section of our web site at www.xtoenergy.com. You can also obtain a free copy of each charter by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

In August 2008, the board created a permanent executive committee for the purpose of approving acquisitions and divestitures of up to $500 million. The committee’s charter provides that the committee is to consist of at least four directors, including the chairman of the board. A majority of the members are required to be independent as that term is defined from time to time by the New York Stock Exchange and the Securities and Exchange Commission. The chairman of the board will chair the committee. Any action of the committee taken at a meeting requires the affirmative vote of at least two of the independent directors.

The number of meetings held during 2008 and the current membership and functions of the committees are described below.

Audit Committee

The audit committee held eight meetings during 2008. The committee members are Herbert D. Simons, chairman, William H. Adams III, Lane G. Collins, Phillip R. Kevil and Scott G. Sherman. Our board has determined that all of the members of the audit committee satisfy the additional independence criteria applicable to audit committee members under the current listing standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. Additionally, the board has determined that each of Messrs. Collins, Kevil and Simons qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission.

The audit committee is responsible for assisting the board in its oversight of the integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, our internal control over financial reporting, disclosure controls and procedures and financial reporting practices, our internal audit function and the selection, compensation, performance, qualifications and independence of our independent registered public accounting firm serving as our independent auditor. Our independent auditor reports directly to the audit committee.

The specific functions of the audit committee are to:

•	oversee and monitor our internal control over financial reporting, disclosure controls and procedures and financial reporting practices

•	review financial statements and related disclosures

•	select, retain, compensate, oversee and replace our independent auditor

•	review and evaluate the performance, qualifications and independence of the independent auditor

•	pre-approve all audit and permitted non-audit services to be provided by the independent auditor

•	review the appointment and replacement of the persons responsible for the internal audit function

•	oversee and monitor the activities of the internal auditor

•

discuss with management the company earnings releases, including use of pro-forma or adjusted financial information that is not prepared in accordance with generally accepted accounting principles, and the information and earnings guidance provided to analysts

•

review and discuss quarterly reports from the independent auditor regarding critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles and other material written communications between the independent auditor and management

•

oversee and monitor company procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls and auditing matters as well as for confidential, anonymous reporting by employees of questionable accounting or auditing matters

•

oversee the adequacy of, and monitor compliance with, our codes of conduct and ethics, conflicts of interest policies and policies and procedures for the review and approval of related-party transactions

•	produce an annual report of the committee for inclusion in our proxy statement

Compensation Committee

The compensation committee held seven meetings during 2008. Members of the committee are William H. Adams III, chairman, Lane G. Collins, Scott G. Sherman and Herbert D. Simons. All of the members of the committee satisfy the additional qualification standards of Rule 16b-3 under the Securities Exchange Act of 1934 and of Section 162(m) of the Internal Revenue Code.

The compensation committee is responsible for assisting the board by reviewing our executive compensation programs, approving salaries and bonuses paid to the executive officers, granting all equity-based incentive awards to executive officers and making policy decisions regarding the interpretation and administration of our stock incentive plans. For a description of the compensation committee’s processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis–Compensation Processes” below.

The specific functions of the compensation committee are to:

•	review and approve any corporate performance goals relevant to the compensation of our executive officers

•	review and approve the compensation and performance of our executive officers

•	review and approve the terms of any employment and other compensation arrangements with executive officers

•	administer and interpret our stock incentive plans

•	grant all awards to executive officers and other key employees under our stock incentive plans

•	make recommendations to the board with respect to incentive compensation and stock incentive plans, including new plans and amendments to existing plans

•	develop plans for managerial succession

•	approve all perquisites that we pay or provide to executive officers

•	monitor director and executive officer compliance with stock ownership guidelines

•	review and discuss with management the compensation discussion and analysis for inclusion in our proxy statement

•	produce an annual report of the committee for inclusion in our proxy statement

The committee will also administer our 2009 executive incentive compensation plan, which is being submitted to our stockholders for their approval at the 2009 annual meeting of stockholders. See “Item 3. Approval of 2009 Executive Incentive Compensation Plan,” below.

The committee can delegate authority to subcommittees, our chief executive officer or a committee of senior executive officers to perform certain functions for the committee. In November 2006, the committee delegated to a senior executive committee, composed of Messrs. Simpson, Hutton, Vennerberg and Baldwin, authority to grant up to 400,000 stock options from time to time to employees other than executive officers. A grant requires the approval of at least two of the four members of the senior executive committee. The senior executive committee has used its authority to make grants of stock options between regularly scheduled committee meetings to newly hired employees, in connection with promotions or as necessary for retention purposes.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee held four meetings during 2008. Members of the committee are William H. Adams III, chairman, Lane G. Collins, Phillip R. Kevil, Scott G. Sherman and Herbert D. Simons.

The corporate governance and nominating committee is responsible for assisting the board by identifying and recommending director nominees to the board, ensuring that board committees have qualified independent members and developing corporate governance policies and procedures for the company. In February 2009, the corporate governance and nominating committee charter was amended to clarify the role of the committee in developing director qualification standards to address diversity on the board, as well as the committee’s role in periodically reviewing the adequacy of stock ownership guidelines for directors and executive officers.

The specific functions of the corporate governance and nominating committee are to:

•	review and recommend candidates to the board as nominees for election as directors at the annual meeting of stockholders or to fill board vacancies as they may occur between stockholder meetings

•	review director nominee suggestions received from stockholders and other interested parties

•

annually review and assess the adequacy of our corporate governance guidelines, categorical standards of directors’ independence and director qualification standards, and recommend any changes deemed appropriate

•	conduct annual performance evaluations of our board and its committees

•

review and recommend to the board any changes to director compensation levels and practices, including recommending and administering awards to non-employee directors and advisory directors under our stock incentive plans

•	make recommendations regarding director orientation and continuing education

•	generally advise the board on corporate governance matters

The corporate governance and nominating committee will review director candidates suggested for nomination by the stockholders. With respect to procedures for stockholders to suggest candidates for consideration by the committee for the 2010 annual meeting of stockholders, see “Corporate Governance Matters—Nomination Process” below.

Executive Committee

The executive committee did not meet during 2008. Members of the committee are Bob R. Simpson, chairman, William H. Adams III, Phillip R. Kevil and Scott G. Sherman. The committee is responsible for approving acquisitions and divestitures of up to $500 million and for reporting its actions to the board.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board, upon the recommendation of the corporate governance and nominating committee, has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the board carries out its responsibilities. The guidelines address areas such as the structure, responsibilities, qualifications, and functioning of the board and its committees, as well as director compensation, orientation and continuing education. The corporate governance and nominating committee reviews the guidelines at least annually to determine whether any changes should be recommended.

In August 2008, the corporate governance guidelines were amended to reflect the creation of the new executive committee of the board. In February 2009, the guidelines were amended to reflect that the company has split the position of chairman and chief executive officer, to clarify that any advisory director who is also an employee may not serve on any committee of the board, to address the proposed amendment of our bylaws to provide for the annual election of directors, to reflect the recent amendments to our bylaws to provide for election of directors by a majority of votes cast in the case of uncontested elections and by a plurality of votes cast in other cases, and to provide an advance resignation requirement for incumbent directors being nominated for re-election to the board.

The new advance resignation provision provides that an incumbent director may become a nominee for further service on the board only if the incumbent director submits an irrevocable resignation that is contingent upon his or her not receiving a majority of the votes cast in an uncontested election and the board’s acceptance of such resignation. If the incumbent director does not receive a majority of the votes cast in an uncontested election, the corporate governance and nominating committee will recommend to the board whether to accept or reject the resignation or whether other action should be taken. The board will decide whether to accept or reject the resignation, and make a public disclosure of its decision, including the rationale behind its decision if the resignation is rejected, within 90 days following the certification of election results. The advance resignation provision was added to the guidelines in connection with the amendments to our bylaws to provide that each director will be elected by a majority of votes cast in an uncontested election rather than by a majority of shares eligible to vote, and by a plurality of votes cast in a contested election rather than a majority of shares eligible to vote.

A copy of the corporate governance guidelines, as amended through February 2009, can be found in the Corporate Governance section of our web site at www.xtoenergy.com. You can also obtain a free copy of the guidelines by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

Directors’ Independence

The corporate governance guidelines require that a majority of our voting directors be independent under the rules and regulations of the New York Stock Exchange and under the categorical standards of directors’ independence adopted by the board. In February 2009, the board, upon the recommendation of the corporate governance and nominating committee, amended the categorical standards to reflect amendments adopted by the New York Stock Exchange in August 2008 regarding the definition of independence. A copy of our categorical standards of directors’ independence, as amended through February 2009, is attached as Appendix B and can also be found in the Corporate Governance section of our web site at www.xtoenergy.com.

The board, which is currently composed of nine voting members, has determined, based upon the recommendation of the corporate governance and nominating committee, that Messrs. Adams, Collins, Kevil, Sherman and Simons have no material relationship with the company (other than as a director and stockholder) or any member of senior management of the company or its affiliates, either directly or indirectly, and are independent under the New York Stock Exchange rules and our categorical standards. Specifically, the board determined that none of the directors who qualify as independent has a business, financial, family or other type of relationship with us or our executive officers, except for any relationships that are immaterial under our categorical standards. In making its independence determinations, our board also considered that Dr. Collins is a retired professor of accounting at Baylor University, and that the company paid the second half of a conditional $6.8 million pledge to Baylor in honor of Mr. Bob R. Simpson in July 2008. The payment was made in accordance with an agreement approved by the board in January 2007, in which Dr. Collins recused himself from the consideration of the matter and the vote. The board determined that this relationship did not impair the independence of Dr. Collins.

Codes of Ethics

The board has adopted a code of ethics for the chief executive officer and senior financial officers and a code of business conduct and ethics for all of our directors, officers and employees. A copy of each code can be found in the Corporate Governance section of our web site at www.xtoenergy.com. We will promptly disclose any amendments to, or waivers under, the codes with respect to executive officers and directors. You can also obtain a free copy of each code by contacting us at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary.

Nomination Process

The corporate governance and nominating committee reviews possible candidates for nomination to the board and recommends candidates for nomination to the board for approval. The committee and the board have adopted director qualification standards that describe specific traits, abilities and experience that the committee and the board consider in determining candidates for election to the board.

The committee and the board seek individuals of high ethical character who share our values. They also seek individuals with a variety of experience, including chief executive officers, entrepreneurs, independent business owners, licensed attorneys and certified public accountants. Additionally, we expect the board to have some members with specialized skills in the oil and gas exploration and development industry, including individuals with strong technical backgrounds. The committee is responsible for assessing the appropriate mix of skills and characteristics required of directors in the context of the perceived needs of the board at any given point in time and will review and update the criteria as deemed necessary. A copy of the director qualification standards can be found in the Corporate Governance section of our web site at www.xtoenergy.com.

The committee considers suggestions from many sources, including management, directors and stockholders, regarding possible candidates for nomination to the board. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee will evaluate qualified candidates without regard to race, gender, age, religion, ancestry or national origin. The committee has not retained a third-party search firm to identify candidates at this time, but may do so in the future in its discretion.

Any such suggestion by a stockholder of an individual for consideration by the committee as a director nominee to be elected at the next annual meeting of stockholders should be submitted to the committee within the same time frames required in our bylaws for advance notice of a stockholder’s intention to nominate a candidate for director at that meeting. Any such suggestion should be sent to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at 810 Houston Street, Fort Worth, Texas 76102, together with the same information as that described in our bylaws for direct stockholder nominations. The information should include the name and address of the stockholder suggesting the individual, the number of shares owned beneficially and of record by the stockholder, all other forms of ownership or other interests in the company’s shares, including without limitation derivative positions, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, all other relationships, agreements and understandings related to the company or its securities, the information about the individual being suggested that would be required to be included in a proxy statement filed with the Securities and Exchange Commission and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the board. For a complete description of the requirements, stockholders should contact our corporate secretary or refer to our bylaws, a copy of which can be found in the Corporate Governance section of our web site at www.xtoenergy.com. With respect to the deadlines for stockholder suggestions to the committee of individuals to be considered by the committee for nomination as candidates to be elected at the 2010 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2010 Annual Meeting of Stockholders” below.

Executive Sessions

Our non-employee directors meet in executive session without management present at least quarterly. The executive sessions are held either in conjunction with the regular quarterly meetings of the board or as separate executive meetings. The chairman of the corporate governance and nominating committee presides over executive sessions. The corporate governance guidelines also provide that there will be at least one executive session each year with only independent non-employee directors present. The non-employee directors held six executive sessions during 2008, including two executive sessions with only the independent non-employee directors present.

Director Attendance at Annual Meetings of Stockholders

It has been a long-standing practice for all of our directors to attend each annual meeting of stockholders. We have formalized this practice in our corporate governance guidelines by providing that directors and director nominees are expected to attend each annual meeting. All directors were in attendance at the last annual meeting.

Communications with Our Directors

Stockholders and other interested parties may communicate concerns to the director presiding over the executive sessions of the board, any other specific director, a board committee or to the full board by sending letters addressed to the presiding director, any other director, any committee or the full board at XTO Energy Inc., c/o the Corporate Secretary, at 810 Houston Street, Fort Worth, Texas 76102. These communications will be handled in accordance with the procedures adopted by the board and by the audit committee. Under the procedures, our general counsel initially reviews all communications and immediately forwards to the directors all correspondence that deals with the functions of the board or its committees or that needs the directors’ immediate attention. The general counsel provides the board a summary of all correspondence received, and any director can request copies of any of the correspondence. Concerns related to accounting, internal accounting controls or auditing matters will be reported to our audit committee. Information on the procedures to communicate with directors and procedures to report accounting, internal accounting control or auditing concerns can be found in the Corporate Governance section of our web site at www.xtoenergy.com.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth, as of March 31, 2009, beneficial ownership of our common stock by our directors, advisory directors, the executive officers named in the summary compensation table, all directors, advisory directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of the outstanding shares:

	Amount and Nature of Beneficial Ownership
Name	Number of Shares Owned(a)	Shares Acquirable Within 60 Days(b)	401(k) Plan Shares(c)	Total Beneficial Ownership	Percent(d)
Directors, Advisory Directors and Executive Officers:
Bob R. Simpson (e)	6,785,336	3,235,314	208,440	10,229,090	1.75%
Keith A. Hutton	2,846,450	1,788,442	55,872	4,690,764	*
Vaughn O. Vennerberg II	1,680,666	1,607,922	23,002	3,311,590	*
Louis G. Baldwin	871,649	634,574	218,673	1,724,896	*
Timothy L. Petrus	552,189	589,884	2,526	1,144,599	*
William H. Adams III (f)	88,478	60,805	—	149,283	*
Lane G. Collins (g)	77,027	60,805	—	137,832	*
Phillip R. Kevil (h)	87,131	60,805	—	147,936	*
Jack P. Randall (i)	48,652	117,014	—	165,666	*
Scott G. Sherman (j)	504,886	117,014	—	621,900	*
Herbert D. Simons	689,038	71,610	—	760,648	*
Gary D. Simpson (k)	285,802	41,333	14,518	341,653	*
Directors, advisory directors and executive officers as a group (13 persons)	14,919,028	8,626,407	7,582,544	31,127,979	5.29%

Certain Beneficial Owners:
Wellington Management Company, LLP (l) 75 State Street Boston, MA 02109	37,477,873	—	—	—	6.47%

*	Less than 1%

(a)	Unless otherwise indicated, all shares listed are directly held with sole voting and investment power. Includes the following shares held in ordinary brokerage margin accounts: Mr. Bob Simpson, 6,368,193 shares; Mr. Hutton, 2,583,186 shares; Mr. Vennerberg, 1,598,166 shares; Mr. Baldwin, 826,899 shares; Mr. Adams, 64,318 shares; Mr. Kevil, 37,042 shares; Mr. Randall, 34,891 shares; and Mr. Gary Simpson, 240,176 shares. Also includes the following performance shares held: Mr. Bob Simpson, 302,500 shares; Mr. Hutton, 137,500 shares; Mr. Vennerberg, 82,500 shares; Mr. Baldwin, 44,750 shares; Mr. Petrus, 43,000 shares; Mr. Gary Simpson, 16,300 shares; and another executive officer, 16,050 shares, and the following restricted shares held: Mr. Gary Simpson, 28,009 shares; and another executive officer, 34,659 shares. The performance shares and restricted shares have voting and dividend rights, but are subject to forfeiture prior to vesting. The performance shares vest upon attainment of certain specified common stock price targets, and the restricted shares vest over a three-year period following the date of grant.

(b)	Includes options granted under our 1998 and 2004 stock incentive plans that are currently exercisable and time-vested options that will be exercisable within 60 days of March 31, 2009.

(c)	Includes shares held in our 401(k) plan over which the individual has sole investment power. For all directors, advisory directors and executive officers as a group, includes 143,968 shares held in the 401(k) plan by other executive officers and 6,915,545 shares held in the 401(k) plan for all other employees as to which certain executive officers may be deemed to have beneficial ownership due to their collective authority to direct the vote of the shares held in participant accounts.

(d)	Computed as if all options exercisable within 60 days by such beneficial owner or all members of the group had been exercised and the equivalent number of shares was issued and outstanding.

(e)	Includes 42,254 shares held by his minor children. Excludes 37,500 shares owned by his spouse, as to which he disclaims any beneficial ownership.

(f)	Includes 15,828 shares held in his IRA account.

(g)	Includes 10,072 shares held in his IRA account and 14,141 shares held in his spouse’s IRA account.

(h)	Includes 3,750 shares owned by his spouse.

(i)	Includes 1,500 shares held in his IRA account, 2,900 shares held in his spouse’s IRA account and 1,095 shares owned by his son.

(j)	Includes 459,406 shares owned by the Scott Sherman Family Limited Partnership.

(k)	Includes 1,317 shares owned by his spouse.

(l)	Number of shares beneficially owned is as last reported on a Schedule 13G, dated February 17, 2009, reporting ownership as of December 31, 2008. Wellington Management Company, LLP, as an investment adviser, reports the shared power to vote 22,558,810 shares and shared power to dispose of 37,477,873 shares. The percent owned is calculated assuming that the same number of shares was beneficially owned on March 31, 2009.

STOCK PERFORMANCE GRAPH

The five-year performance graph below compares the cumulative total stockholder return on our common stock against the total return of the S&P 500 Index and the Dow Jones US Exploration and Production Index for the period of December 31, 2003 to December 31, 2008. The graph assumes that $100 was invested in our common stock and each index on December 31, 2003 and that all dividends were reinvested.

	12/03	12/04	12/05	12/06	12/07	12/08
XTO Energy Inc.	100.00	156.85	261.27	293.04	403.22	279.57
S&P 500	100.00	110.88	116.33	134.70	142.10	89.53
Dow Jones US Exploration & Production	100.00	141.87	234.54	247.14	355.06	212.61

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During 2008, the company continued its superior operating and financial performance, even in the face of the world-wide economic crisis, the U.S. recession, and the precipitous fall in energy prices in the second half of the year. In 2008, we completed our most ambitious acquisition program - successfully closing over $11 billion in acquisitions - and secured future healthy economic returns on these acquisitions by hedging the associated oil and natural gas production at historically high prices. For the year, helped in part by our acquisitions, daily production volume increased 28%, proved reserves increased 23%, and we replaced 401% of our production. In 2008, our revenues increased 40% and, most significantly, we had record operating cash flow for the year of $5.13 billion, or $9.54 per fully diluted share.

Our stock price hit a record high in June 2008, up almost 43% for the year, after which it decreased along with the general decline in the nation’s equity markets, including the energy sector, and the broader national economy. At year-end, our stock price closed at $35.27, down 31.3% from year-end 2007.

As is the case with companies in many industries, 2008 may, in hindsight, be viewed as a transitional year for us. The second half of 2008 has certainly marked a dramatic break with the robust national growth of the last several years, has served as a wake-up call to many in business and in government, and has left us all somewhat uncertain as to when the current downturn will end and what awaits us on the other side as we return to what may be a new normal.

Thus, managing our business has never been more challenging than it is now. At this difficult point in time, we have focused on the fundamentals of our business, and our management team has redoubled its efforts, based on our core values and performance measures, to put us in a strong position to once again provide extraordinary returns to our stockholders as the economy, our energy sector, and the overall equity markets recover.

Similarly, 2008 was also a year of transition in our executive compensation program. In May 2008, in connection with seeking stockholder approval of amendments to our stock incentive plan, the compensation committee announced that it would retain flexibility to award full-value awards to our named executive officers for the first time since 2004. In November 2008, we announced that Mr. Bob Simpson, one of our founders and our chairman of the board and chief executive officer, was stepping down as chief executive officer and assuming the title of chairman of the board and founder. We also announced the promotions of Mr. Hutton to chief executive officer and Mr. Vennerberg to president. In connection with the restructuring of our senior management, the company also entered into new employment agreements with these executives to reflect their new roles. After December 1, 2008, Mr. Simpson will no longer participate in the company’s cash incentive compensation programs, including the 2009 executive incentive compensation plan being presented to the stockholders for approval at this annual meeting. Moreover, total cash compensation, consisting of salary and bonuses, payable to Messrs. Hutton and Vennerberg is capped under their new employment agreements. In February 2009, the board, upon the recommendation of the compensation committee, approved the 2009 executive incentive compensation plan, subject to stockholder approval, to provide for performance-based compensation intended to be deductible under Section 162(m) of the Internal Revenue Code. This new plan will provide for a transition to annual bonuses for our named executive officers, based on specified pre-set limits and performance goals and a minimum performance period of one year.

The company, along with our peers in the oil and gas industry, witnessed an unprecedented drop in commodity prices in the second half of 2008, which has continued to date in 2009, as the demand for oil and gas fell along with the weakening economy. In response, the company has made adjustments to its business strategy as the uncertainty continues. Despite the downturn in the economy, the competition for qualified employees in our industry continues to be strong. In fact, the company continues to hire technical personnel to help develop the properties that we acquired during 2008. We have not had any layoffs or reduced benefits for our employees. Our revised executive compensation program, described below, is designed to address the continuing competition for talent in the industry; investor concerns regarding executive compensation in general and as it relates to certain of our compensation practices in particular; and the need to continue to attract, motivate, reward, and retain the best management talent possible in these difficult times.

Overview

The goals of our executive compensation program continue to be to attract, motivate, reward and retain executives of high integrity and exceptional entrepreneurial skill who are capable of leading our company in continuing to achieve our ambitious business objectives and strategies. Our ultimate goal is to continue to create exceptional long-term value for our stockholders.

We have designed and implemented our executive compensation program to motivate and reward our executives for sustained superior operating and financial performance that has historically resulted in exceptional value creation for our stockholders. In order to do so, our flexible program has been structured to encourage our entrepreneurial culture and to retain those key executives who have produced exceptional results for our stockholders, recognizing that Bob R. Simpson, a founder of the company, and the executive team that he has built have been critical to our continued success.

We believe that our exceptional historical performance, as reflected in record operating and financial results and stockholder returns that have over time consistently exceeded those of our peers, merits above-market compensation. Our philosophy is that compensation should be related to sustained superior operating and financial results and exceptional value creation for our stockholders, and not necessarily determined based on survey data, tied to an overly formulaic approach or unduly influenced by wealth accumulation or pay parity. We also do not believe that short-term market adjustments warrant a complete abandonment of our executive compensation strategy that has served us and our stockholders so well over the years.

Reflecting our entrepreneurial philosophy, we have historically used semi-annual discretionary cash bonuses and long-term equity-based compensation to motivate and reward our executive officers, rather than deferred compensation, defined benefit pension or supplemental retirement plans that are typically less performance-based, are not necessarily aligned with stockholders’ interests and can be very costly to a company regardless of its success. Thus, our executives’ compensation is substantially at risk, and there is a meaningful opportunity for above-market rewards depending upon our annual and long-term operational and financial performance.

As a result of our historical focus on performance-based equity compensation and the retention of much of that equity by our executives, they have benefited from the exceptional performance of our stock over the past 10 years along with our stockholders. Consequently, our executive compensation program has recently become more focused on retention than in prior years. We believe that, as long as we continue to perform well and put ourselves in a position to provide exceptional long-term returns to our stockholders, we must structure our compensation program in a way to retain and continue to motivate our executives who are critical to our future success.

In our view, the wealth accumulated by our executives from their company compensation over the years is in line with historical increases in stockholder value that they have helped to create and should not negatively impact our compensation decisions, as it would unfairly penalize the executives for their past successes, decouple their interests from those of our long-term stockholders and be counter-productive in retaining and motivating them to achieve even greater operational and financial success for our stockholders in the future. Given our entrepreneurial culture and the exceptional returns that it has generated for our stockholders over time, we believe that we must continue to reward our executives commensurate with the operational and financial success achieved. This has been especially true in the case of Mr. Simpson, given that he helped to found our company, built our management team and guided the company successfully as our chief executive officer for over 22 years. Mr. Simpson, as our chairman of the board and founder, remains critical to our future success as he helps us to transition to our new senior management structure under the leadership of Messrs. Hutton and Vennerberg, whose overall compensation has been adjusted commensurate with the new responsibilities and management challenges that they face.

Beginning in late 2004, our executive compensation program became weighted more heavily towards discretionary cash bonuses and stock options or other stock appreciation awards, and away from performance shares that vested upon achievement of specified stock price targets. This flexible approach enabled our compensation committee to exercise more timely discretion in rewarding our executives in order to better align their compensation with both our annual operating and financial results and long-term value creation for our stockholders as reflected in appreciation in the value of our stock. It also enabled the committee to tailor its compensation decisions more precisely to its subjective judgments regarding the responsibilities, performance and contributions of each individual executive to the success of the company, and to better reflect the important role played by Mr. Simpson in that continued success.

In early 2008, the compensation committee reviewed this approach, concluding that, in order to maintain maximum flexibility in structuring executive compensation and to limit stockholder dilution, it would return to the option of using performance shares or other full-value awards in structuring equity-based compensation for the named executive officers in connection with seeking stockholder approval of the amendment and restatement of the 2004 stock incentive plan at the 2008 annual meeting. In November 2008, as noted above, the committee made further changes in our executive compensation program in connection with the restructuring of our senior management, providing that Mr. Simpson would no longer be entitled to participate in our cash incentive compensation programs and that Messrs. Hutton’s and Vennerberg’s overall cash compensation would be subject to caps. Finally, in February 2009, the committee recommended, and the board approved, the adoption of a new 2009 executive incentive compensation plan to provide bonus award opportunities to our senior executives, based on specified pre-set limits and performance goals and a minimum performance period of one year, that are intended to qualify the bonus award payments made under the plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and, thus, deductible by the company. The new plan, which is subject to approval by our stockholders at the 2009 annual meeting, is described in greater detail under “Item 3. Approval of 2009 Executive Incentive Compensation Plan,” below.

Key Objectives

Align interests with the long-term interests of our stockholders. Since one of our primary objectives has been to align our executives’ interests with the long-term interests of our stockholders, our executives have always been expected to retain a significant portion of the stock that they acquire as equity compensation. Since October 2004, we have had formal ownership guidelines for our executives. Our executive officers are significant stockholders, and our stock is a majority portion of each executive’s net worth. As such, their interests are strongly aligned with those of our stockholders.

Motivate and reward value creation. Our focus is on creating long-term value for our stockholders and focusing our executive team on those efforts, without undue concern about the short-term impact of business decisions. We believe that this encourages our executives to take appropriate operational and financial risks in pursuit of superior rewards, while employing effective risk management tools that will enhance long-term value for our stockholders. We believe that a portion of the growth in stockholder value should go to the executives that helped create those exceptional long-term stockholder returns, and that superior operational and financial results must continue to be appropriately rewarded even in times of a depressed economy and stock market, as our ability to generate future continued superior stockholder returns would be more difficult to achieve without them.

Maintain entrepreneurial culture. Mr. Simpson is a founder of the company and has successfully built an executive team that shares his entrepreneurial spirit and will continue to provide strong executive leadership. He has created an environment where employees perform like entrepreneurs with vested ownership interests and have a meaningful opportunity to earn above-market compensation if they help to put the company in a position to create exceptional long-term value for our stockholders. We believe that this has been an important component of our success, and that it continues to be critical to maintain this culture.

Retain talent. We believe that it is also critical to our continued success to retain our executive team, especially Messrs. Simpson, Hutton and Vennerberg. In an industry that has been experiencing increasing competition for talent, we have experienced very little turnover among our executive officers, other senior executives and technical staff in the past few years. The executive officers named in the summary compensation table have a combined 111 years of service with us, including Mr. Simpson’s 23 years, Mr. Hutton’s 22 years and Mr. Vennerberg’s 22 years, and we believe that this gives us a significant competitive advantage. While our executive compensation arrangements alone cannot guarantee that we can continue to retain our key executives, we believe that, without the appropriate compensation structure, such retention could be at risk.

Compensation Processes

Role of the Compensation Committee. Our executive compensation program is under the direction and control of the compensation committee of our board, which is composed entirely of independent, non-management directors. The committee met seven times during 2008. It generally meets in coordination with regularly scheduled board meetings and makes compensation decisions at its regular May and November meetings. It may also take additional compensation actions in the event of a new hire, promotion or other exceptional event, and at times may act by written consent. The committee’s annual review of executive compensation is in November. If the 2009 executive incentive compensation plan is approved by the stockholders, the committee intends to conduct its annual review of bonuses for the executives participating in the plan in late February or early March each year. The annual review of compensation for all other employees will continue to be in May and November.

Executive compensation is determined by the committee in executive session, generally with the other non-employee directors of the company present. Historically, there has been no precise formula in place to arrive at executive compensation decisions. This will change as we institute performance-based bonuses under the new executive incentive compensation plan, which will have specified pre-set individual limits and performance goals, subject to the downward adjustment of earned compensation through the committee’s exercise of negative discretion.

In determining appropriate cash and equity-based compensation, the committee analyzes the operating and financial results of the company and the price of our stock during the year, and evaluates the individual’s performance and how he or she has contributed to our success. The committee does not assign a greater weight or value to any operating or financial result. Consequently, the types and amounts of compensation paid to our executives are the result of a subjective process undertaken by the committee guided by our objectives of executive retention, motivation and reward in order to achieve our ultimate goal of creating exceptional value for our stockholders. With the approval of the new executive incentive compensation plan, the committee will establish certain performance goals each year for evaluating performance, but will continue its subjective evaluation of company and individual performance in connection with its exercise of negative discretion.

In addition to considering the company’s operating and financial results and changes in our stock price from year to year, the committee in its discretion subjectively evaluates each individual executive’s responsibilities, performance and contribution to our success, without regard to the compensation of any other person outside (external pay equity) or within (internal pay equity) the company. Except for performance-based options and performance shares that vest only when specified stock price performance targets are achieved, and the need for the company to achieve pre-set performance goals in order to pay performance-based bonuses to participating executives under the new executive incentive compensation plan, our executive compensation program will continue to rely heavily on the subjective judgments of the committee. In making its subjective judgments for each individual executive, the committee uses our actual results to measure our success, and subjectively evaluates that executive based on those actual results and the individual’s contribution to them. No one element of an individual’s performance of his or her responsibilities or the resulting contribution to our overall operating and financial results has a material impact on the committee’s decision-making process with respect to that individual. This will remain true with respect to the committee’s exercise of negative discretion to reduce, but not increase, a participating executive’s bonus award amount earned under the new executive incentive compensation plan upon achievement of pre-set performance goals.

We do not have a policy regarding the relationship of compensation among the named executive officers or with other employees. The same design factors and compensation elements are applied to all named executive officers. Any material differences in the amount of compensation for each executive officer reflect the significant differences in the scope of individual responsibilities and contributions. The differences in compensation between that of Mr. Simpson and the other named executive officers in 2008 reflect not only his leadership role, critical decision-making responsibility and significant duties, but also his status as a founder of the company and his role in successfully building and guiding the company to its success and creating exceptional stockholder value. As described below, under new employment agreements with Messrs. Hutton and Vennerberg, our new chief executive officer and president, we have provided increased compensation, subject to a cap on total cash compensation, for those two executives that reflect their new responsibilities.

Role of Compensation Consultants. The committee has authority to hire legal, accounting, compensation and other consultants. The committee can determine the scope of the consultant’s assignment, the extent to which it wants management involved in any projects and the fees to be paid. The committee generally relies on consultants for equity plan and award design, not to establish appropriate pay levels. The committee did not retain a compensation consultant during 2008 to assist with setting pay levels.

At the committee’s request, we retained Cogent Compensation Partners in 2008 to assist us in developing the amendments to our 2004 stock incentive plan that were approved by our stockholders at the 2008 annual meeting. Cogent advised us on the number of shares to be authorized, grant practices and caps on individual grants. It did not advise us on appropriate pay levels. At the committee’s request, we also retained Cogent in 2008 and 2009 to help us design the new 2009 executive incentive compensation plan being submitted to stockholders for approval at this annual meeting, and the participating executives’ bonus award opportunities for 2009.

Benchmarking and Other Tools. We do not benchmark our compensation to any group of companies. While we compile a survey of competitive market compensation paid by other companies, we do not attempt to maintain a certain target percentile, benchmark any element of our compensation to that of other companies or otherwise rely on survey data to determine executive compensation for any individual executive or for all executives as a group. In connection with the design of our new executive incentive compensation plan and awards under the plan for 2009, Cogent did provide us with data regarding various metrics that could be used to design pool funding amounts and performance goals for the plan and awards under it.

In connection with its traditional annual review of compensation each November, the committee in 2008 was furnished a survey of comparative annual cash and equity compensation data for a peer group of oil and gas companies based on information that we compiled from public filings. The compensation data was sorted based on various operating and financial measures that we consider important in our industry, including particularly cash flow, production and production growth, reserves and reserve growth, cash flow per Mcfe, finding and development costs per Mcfe, as well as stock price and return to stockholders. We use these operating and financial measures because we believe that they are indicative of how well we will perform in creating and increasing the value of the company. The committee also received a report showing the compensation percentage, as a percentage of our market capitalization, of the aggregate compensation paid to all of our named executive officers relative to our peers and the sensitivity of the overall compensation of our named executive officers to a one percent change in our stock price.

In November 2007 and November 2008, our peer group consisted of Anadarko Petroleum Company, Apache Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation and Occidental Petroleum Corporation. Information about our peers was used as a tool in the committee’s subjective determination of executive compensation, but the committee did not attempt to maintain a certain target percentile or otherwise rely on the survey data to determine the type or amount of compensation for our executives.

Additionally, at each quarterly board meeting in 2008 directors received a performance scorecard reviewing the company’s short- and long-term operating and financial results in a number of critical areas, including those listed above. The scorecard included a summary of the performance highlights for the year-to-date and projections for year-end results. These scorecards enabled the committee to evaluate the short- and long-term performance of the company against various key metrics.

In conjunction with its November 2008 meeting to review compensation, the committee also received tally sheets showing each executive officer’s total compensation through the first three quarters of the year, amounts realized upon the exercise of options, prior-year grants, the number of outstanding options and performance shares and the estimated payments that would be made to each executive upon termination or a change in control. The committee also received a calculation of the value of each executive’s outstanding options and performance shares based on then-current market prices for our stock, as well as the value of shares the executive already owns. The committee did not assign a weighting to any one element of compensation reflected in the tally sheets and other information in their overall decision-making process, and the tally sheets, scorecards and other information were used more to provide historical perspective and overall context for the committee’s subjective compensation decisions than to dictate any element of that compensation.

While the committee has been furnished information related to prior wealth accumulation, it does not, as discussed above, consider prior bonuses or gains from prior option exercises or performance share vesting in setting other elements of compensation. As of December 31, 2007, the value of our stock had increased 5,679% since our initial public offering in 1993, and had increased 7,058% as of May 20, 2008, when the committee determined the June 2008 discretionary bonus. As a result of our historic focus on the use of equity-based compensation, our executives have been rewarded along with our stockholders. The committee believes that reducing compensation based on prior bonuses and prior equity gains realized by an executive officer would unfairly penalize the officer for such exceptional long-term performance and may reduce the motivation for continued high achievement on a short- and long-term basis. It would also be contrary to the objectives of our executive compensation program to maintain our entrepreneurial culture, to motivate and reward value creation and to retain our executive talent. Our view is that each executive officer should have an annual opportunity to be rewarded for company and individual performance while building the company’s long-term value.

Management’s Role. Our chairman of the board and founder, and former chief executive officer, Mr. Simpson, regularly reviews our executive compensation program and makes recommendations to the compensation committee regarding base salary, bonus structure and equity plan design changes, if warranted. In November 2008, Mr. Simpson reviewed with the committee his recommendations on base salary adjustments, discretionary cash bonuses to be paid in December and equity compensation awards for each of the other named executive officers. Under the new executive incentive compensation plan, Mr. Simpson continues to play that role as it relates to the bonus award opportunities, including those for 2009, provided to participating executives under the plan. The committee also considered Mr. Simpson’s evaluation of the responsibilities, performance and contribution of each of the other named executive officers and his recommendations regarding base salary, cash bonuses and equity-based compensation for the executives in making its own subjective decisions.

Mr. Simpson also reviewed with the committee his own performance and compensation, subject to the provisions in his new employment agreement. The committee and other non-employee directors discussed with Mr. Simpson the company’s operating and financial results and stock price, his responsibilities, performance and contributions to those results, his current compensation and his plans and expectations for the upcoming year before subjectively determining the amount of his December 2008 discretionary bonus and finalizing the terms of his new employment agreement, effective December 1, 2008.

Elements of Compensation

We seek to achieve an appropriate mix between annual and long-term equity-based compensation, between cash and equity incentive awards and between performance-based and discretionary compensation in order to meet our objectives. We do not apply a rigid apportionment formula. Our mix of compensation elements is designed to reward superior operating and financial results and motivate exceptional long-term performance through a combination of elements. Additionally, when determining the mix of compensation, the committee takes into account that we do not provide deferred compensation, defined benefit pension or supplemental retirement plans for our executives.

Base Salary

We believe that some minimum portion of an executive’s cash compensation should be a fixed amount for the executive’s regular work. Base salary constitutes a relatively small portion of total cash compensation for our executives, with the primary portion being in the form of cash bonuses that are determined based on company performance. As discussed below, under Mr. Simpson’s new employment agreement, his cash compensation will be limited to his base salary and, after December 1, 2008, he will no longer receive cash bonuses. His base salary is set by contract and may not be adjusted except by amendment of his employment agreement. Under the new employment agreements that we have with Messrs. Hutton and Vennerberg, we will provide them with minimum annual bonuses at least equal to their base salaries, subject to caps on their overall cash compensation.

Base salaries for our named executive officers have historically been reviewed annually in November, with any adjustments effective December 1, but may also be adjusted in connection with a promotion or other change in responsibilities. The salary review is subject to minimum base salary requirements set forth in employment agreements that we have with some of our executive officers. Base salary increases reflect the executive’s level of experience, changes in responsibilities, how the individual performed his or her responsibilities, how the executive’s performance contributed to the company’s success, changes in the cost of living and other factors, such as the general level of competitive salaries in the industry and the need for any catch-up or other structural adjustment. We may continue to review the salaries for named executive officers in November, even though our bonus review is being moved to February-March.

Cash Bonuses

Cash bonuses are designed to reward executives for performance based on superior operating and financial results, with particular emphasis on those measures that we believe will result in long-term value creation for our stockholders. Rather than using a predetermined formula involving specific goals, targets and maximum payouts, the committee has historically determined discretionary bonuses through a subjective evaluation of company results and its subjective evaluation of the individual’s performance and contribution to those results. The committee believes that this approach has been effective in motivating and rewarding our executive team to create exceptional value for stockholders and has provided the necessary flexibility to allow us to respond to changes in our business environment.

Under our new executive incentive compensation plan, we will move to greater reliance on cash bonus award opportunities for certain executives that are based on specified pre-set individual limits and performance goals intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Bonus award opportunities granted, and any bonus award payments actually made, under the new plan will not prevent the committee from awarding other minimum or discretionary bonuses or equity-based grants, as long as such other bonuses and grants do not adversely affect the status of bonuses paid under the new plan as performance-based compensation.

Subject to the terms and conditions of bonus awards opportunities under the new plan, the committee will continue to exercise subjective judgment, but only to decrease, not increase, individual bonus award payments below the bonus award amounts otherwise earned upon achievement of the performance goals. In exercising such negative discretion, the committee may consider any factors that it deems relevant in its subjective judgment, including, but not limited to, other performance conditions, as well as any prohibitions or limitations set forth in any employment agreements that we have with the participating executives.

Subject to stockholder approval of the new executive incentive compensation plan, the committee has granted bonus award opportunities under the plan to Messrs. Hutton, Vennerberg, Baldwin, and Petrus for performance year 2009. The committee has selected operating cash flow per fully diluted share as the performance criterion for the awards, and set the following targeted levels of performance and funding for the bonus pool amounts for 2009:

Operating cash flow per fully diluted share/target levels:	$7.75	$9.25	$10.75
Bonus pool funding percentages (continuous between break points):	40%	60%	80%
Resulting bonus pool amounts (assuming $40 million bonus pool maximum):	$16 million	$24 million	$32 million

For the 2009 bonus award opportunities to be paid in March 2010, the committee selected operating cash flow per fully diluted share, and the indicated targeted levels of performance and funding, based on recommendations from senior management, who worked with the assistance of Cogent to design the plan and the bonus award opportunities under it for 2009. By way of comparison to historical 2008, 2007, and 2006 results, the following operating cash flow and operating cash flow per fully diluted share results, as well as the challenging times that the industry faces in 2009, were taken into account by the committee in setting the 2009 performance goal, including targeted levels of performance and funding levels:

	2008	2007	2006
Operating cash flow:	$5.130 billion	$3.742 billion	$3.078 billion
Operating cash flow per fully diluted share:	$9.54	$7.81	$6.66

The committee believes that operating cash flow per fully diluted share, the targeted levels of performance and the funding levels for the bonus pool for 2009 represent a realistic performance goal for this year that promotes company growth, without providing an incentive for executives to engage in risky business behavior. The targeted levels for 2009 reflect current commodity prices, our commodity price hedge positions and the increase in our fully diluted weighted average shares outstanding.

In setting the bonus award opportunities for participating executives for 2009, the committee further provided that each individual’s bonus award amount could not exceed the following individual amounts (subject to the committee’s exercise of negative discretion):

Mr. Hutton	$11,100,000
Mr. Vennerberg	$6,600,000
Mr. Baldwin	$3,000,000
Mr. Petrus	$2,500,000

In the case of Messrs. Hutton and Vennerberg, the committee took into account the cap on overall cash compensation included in their new employment agreements in setting these amounts.

These individual limits on bonus award amounts for 2009 bonus award opportunities are separate and apart from, and considerably lower than, the annual per-person limit for bonus award payments provided for in the plan subject to stockholder approval. In the plan, the annual per-person limit is stated as 50% of the plan bonus pool maximum, which maximum is calculated as the lesser of 1.5% of operating cash flow for the performance period, or $40 million. Based on our operating cash flow results for 2008, 2007, and 2006, if the plan had been in effect for those years the annual per-person limit would have been $20 million, or 50% of the bonus pool maximum of $40 million.

Bonus award payments to the four individual plan participants for 2009 bonus award opportunities are subject to the approval of the new executive incentive compensation plan by our stockholders at the 2009 annual meeting, our attainment of operating cash flow per fully diluted share of at least $7.75 for 2009, and the discretion of the compensation committee to decrease, but not increase, (i) the bonus pool amount below the amount earned based on 2009 performance, and (ii) the individual bonus award amounts below the bonus award amounts set for 2009. The aggregate 2009 bonus award payments to the four plan participants cannot exceed 100% of the 2009 bonus pool payment. The 2009 bonus award payments will not be accelerated, and the performance goal will not be waived, in the case of a participant’s death or disability or a change in control during 2009. No other executives will participate in the new plan for 2009.

The new executive incentive compensation plan and the bonus award opportunities for 2009 are described below. See “Item 3. Approval of 2009 Executive Incentive Compensation Plan.”

Cash bonuses constitute a substantial portion of each executive officer’s overall cash compensation. As the individual’s level of responsibilities and impact on company results increases, a greater proportion of his or her overall cash compensation will be in the form of bonuses. Historically, we have not used specific salary multiples, pre-established performance goals or targets or other metrics to determine bonuses for executive officers. As discussed above, this will change if our new executive incentive compensation plan is approved by stockholders.

Discretionary cash bonuses have historically been paid to our executives as a semi-annual incentive. In the past, we have paid our executives discretionary cash bonuses for a given year in two installments, with the first installment paid in December of that year, and the second installment paid in June of the following year, also reflecting the operating and financial results for the first quarter of that following year. The June installments were frequently equal to or greater than the prior December installments. Such increases have in the past reflected both the increasing responsibilities of certain of our executives from year to year, including promotions to new positions, as well as increases in the amount of bonuses paid to such executives as a result of sustained favorable operating and financial results. In 2008, the June bonus installments paid to the named executive officers were higher than their December 2007 bonus installments. Since the discretionary bonus payment made in June of the following year has historically related also to the results of the first quarter of the then-current year, our summary compensation table reports our executives’ bonuses in the year paid, and thus includes the June 2008 payment in that following year. In December 2008, as a result of the decline in our stock price, the economic downturn and sudden sharp reduction in energy prices, the December discretionary bonus installment for each executive officer was reduced 50% from the June installment. This resulted in lower cash bonuses paid to our named executive officers during 2008 as reflected in the summary compensation table.

Under the new executive incentive compensation plan, commencing in 2010 bonus awards will be paid annually in March of each year to those executives participating in the plan for the prior year, and will be reported in the summary compensation table for the year earned, even though paid in the following year. As part of the transition to the new bonus program, the compensation committee expects to pay discretionary bonuses to our named executive officers (other than Mr. Simpson) in June 2009 based on final 2008 results and operating and financial results for the first quarter of 2009. As a transitional matter, this will result in both the June 2009 bonus and any March 2010 bonus payments being reflected in the 2009 summary compensation table. Beginning in 2010, the committee will retain the flexibility to pay discretionary cash bonuses to the named executive officers (other than Mr. Simpson) as long as such bonuses do not adversely affect the Section 162(m) performance-based compensation qualification of bonus award payments made under the new executive incentive compensation plan.

Historically, we have believed that paying cash bonuses in two installments has provided important motivation and retention benefits, as well as affording us greater flexibility. As noted above, payment of bonuses in two installments has allowed us to more quickly reflect in a given individual executive’s bonuses both increases in the individual’s responsibilities (including as a result of a promotion) and the general upward trend in bonus amounts as a result of sustained favorable operating and financial results. It also allowed us, in an appropriate case, to reflect more quickly any decrease in responsibilities or performance of an individual, and to adjust downward the general bonus structure to reflect any decline in company results, including any downward trend reflected in the first quarter results of that following year. All other officers and key management employees also receive their bonuses semi-annually and will continue to receive semi-annual bonuses even if the executives who participate in the new executive incentive compensation plan generally are paid their bonuses annually.

Equity-Based Incentive Compensation

Use of Equity-Based Incentives. Given our historical stock performance, equity-based awards, in the form of stock options and performance shares, have historically represented the largest component of total compensation paid to our executive officers. Equity-based incentives most directly recognize the stockholder value created by our executives over the long-term and are awarded to align a significant portion of each executive’s net worth with the company’s success in creating exceptional stockholder value. This important compensation tool has been critical to maintaining our entrepreneurial culture and retaining our key executives. As a result, our executive team has acquired significant ownership in our company.

Equity-based incentives are granted under our stockholder-approved 2004 stock incentive plan, as amended and restated most recently in May 2008. This plan provides for the granting of options, stock appreciation rights, restricted stock units and shares, performance units and shares and other stock-based compensation. The committee used only stock options, granted at 100% of fair market value on the date of grant, to compensate executive officers from the time the 2004 plan was originally approved by stockholders in November 2004 until amendments were approved by the stockholders in May 2008. In the case of all stock options, the amount realized by an executive officer is based on the appreciation in the value of the stock between the date of grant and the exercise date. The vesting of options can be based on the passage of time alone, based on achievement of performance targets, such as specified increases in the price of our stock, or based on time vesting, but subject to accelerated vesting if specified increases in the price of our stock are achieved.

As noted above, in September 2004 the committee determined that it would discontinue using performance shares and would use stock options and other stock appreciation awards as the primary form of equity-based compensation for the named executive officers. The committee believed that this provided long-term incentive opportunities that were tied more directly to the stock appreciation benefits experienced by all stockholders, and established a better alignment of the executive’s interests with those of our stockholders. In early 2008, we reviewed this decision and concluded that, in order to maintain maximum flexibility in structuring executive compensation, and for the other reasons described below, the committee needed the option to grant performance shares or other full-value awards to our named executive officers. We announced this decision in connection with seeking stockholder approval of the amendment and restatement of our 2004 stock incentive plan in May 2008.

Our decision to once again use performance shares and other full-value awards was influenced by the impact on our equity-based compensation of the adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), effective January 1, 2006. SFAS 123R generally requires all equity-based payments to employees to be expensed based on their fair values over the expected vesting period. The use of full-value awards by public companies in general has increased as a result of SFAS 123R. Based on a review of recent trends in executive compensation, the fact that the use of full-value awards results in less dilution for the company since fewer shares are needed to provide the desired compensation level, as well as the effects of SFAS 123R, we concluded that it was not in the best interests of the company or our stockholders for the committee to use only stock options and other stock appreciation awards in our equity-based compensation program for our named executive officers. During 2008, the committee awarded performance shares to the named executive officers that vest upon achievement of specified stock price performance targets.

The committee has continued the practice of tying the vesting of some portion of equity-based awards granted to named executive officers to the performance of our stock. When the stockholders approved the amendment and restatement of the 2004 stock incentive plan in May 2006, and again in May 2008, we disclosed our intention to have the vesting of at least 25% of all awards granted to our named executive officers be contingent upon satisfying certain performance criteria, including achievement of specified stock price targets. For grants made in 2008, over 63% of awards granted to each named executive officer had vesting provisions tied to the achievement of stock price targets. The stock price targets are set in the discretion of the compensation committee and are determined based on current stock prices, recent price changes and price trends. Stock price targets are adjusted in the event of stock splits, extraordinary dividends or other adjustment to the capitalization of the company. Awards that are not subject to performance-based vesting criteria generally have a minimum three-year vesting period. The time vested options further support our goal of retaining executives. In some cases, our time-vested options are subject to accelerated vesting if specified stock price targets are achieved.

As an additional retention feature, in August 2006 the committee approved a new form of stock option grant agreement for executive officers with employment agreements. The new form provides that the vesting of an option will not be accelerated upon retirement unless the option has been held at least 18 months after the date of grant. Messrs. Simpson, Hutton and Vennerberg each have employment agreements, and they are each eligible to retire. Unvested options granted prior to November 2008 that do not vest upon retirement are forfeited. Under the new employment agreements with Messrs. Simpson, Hutton and Vennerberg, any unvested options granted on or after November 18, 2008 that have not been held at least 18 months upon retirement and any performance shares and other stock awards granted under our stock incentive plans that have not vested at the time of retirement, will continue to be outstanding for the original term of the grant and may vest following retirement if vesting conditions are subsequently satisfied during the remaining term of the grant, subject to any restrictions on post-retirement vesting established by the compensation committee at the time of grant.

Equity-based incentives awarded to executive officers are based on the committee’s subjective evaluation of the executive officer’s potential contribution to the company’s long-term success and value creation, and to reward outstanding individual performance and contributions to the company. In determining the number of options and performance shares to be granted, the committee also considers any exercises of options by the executive or vesting of performance shares during the year, prior year grants and remaining unexercised options. The committee may take into account equity awards previously granted in exercising negative discretion, if any, with respect to bonus awards.

In granting options and performance shares in May 2008, the committee considered the number of options exercised by the executive during 2008, prior-year option grants and the number of options remaining unexercised. In granting additional options and performance shares in November 2008, the committee also considered the value of the executive’s outstanding options and unvested performance shares, their exercise price and stock price targets, and the fact that the market price of our stock declined in the second half of 2008. The committee granted additional options and performance shares to provide meaningful long-term incentives to our executive officers. The committee did not rely on a specific formula to determine the number of options and performance shares to grant in 2008

The dollar amounts for stock awards and option awards reflected for 2008 in the summary compensation table below represents the amounts that the company was required to recognize as an expense in 2008 under SFAS 123R, based on the fair market value at the time of grant, including amounts expensed in 2008 for grants made prior to 2008. The SFAS 123R expenses for 2008 reflected in the table are not adjusted for subsequent declines in our stock price and do not represent the intrinsic or “in-the-money” value of the awards. As Messrs. Simpson, Hutton and Vennerberg are eligible for retirement and have employment agreements and grant agreements that either accelerate the vesting of options under certain circumstances upon retirement or provide for the post-retirement vesting of options and performance shares, the fair value of their options and performance shares granted in 2008 was either fully expensed upon grant or expensed over the shorter of either an 18-month vesting period or the expected vesting period.

Equity Grant Practices. Equity-based grants are generally made in May and/or November at the committee’s regular meetings to review compensation. The dates of the meetings coincide with the dates of regular board meetings, which are established prior to the beginning of each year. The committee retains discretion to give out-of-cycle grants to the named executive officers. Grants are made without regard to anticipated earnings or other major announcements by the company. In 2008, all grants to executive officers were made in May and November 2008, and there were no out-of-cycle grants.

The committee approves equity-based grants before or on the date of grant. The exercise price of each stock option awarded to the executive officers is the fair market value of the stock on the date of grant. Fair market value equals the closing price of our stock on the date of grant. Our stock incentive plan prohibits option repricing, as that term is defined by the New York Stock Exchange, without the prior approval of our stockholders.

The 2004 stock incentive plan and the compensation committee’s charter allow the committee to delegate authority to grant equity-based awards to non-executive officer employees to one of the senior executive officers or a committee of senior executive officers. The compensation committee has delegated to a senior executive committee of four of our executive officers (Messrs. Simpson, Hutton, Vennerberg and Baldwin) authority to grant stock options covering up to 400,000 shares in the aggregate to employees other than executive officers. A grant by this committee requires the approval of at least two of the four members of the committee. As with the grants made directly by the compensation committee, the exercise price of options granted by the senior executive committee must be the fair market value of the stock on the date of grant. The senior executive committee has used its authority to make grants of stock options to newly hired employees, in connection with promotions or as needed for retention purposes. Grants by the senior executive committee are made on the first trading day of a month.

Stock Ownership Guidelines. To reinforce the alignment of the long-term interests of our executive officers with those of our stockholders, we have established stock ownership guidelines for executive officers. We also believe that setting high stock ownership guidelines for executive officers encourages executives not to undertake excessive business risks. In February 2009, the guidelines were amended to reflect the promotions of certain executive officers and to clarify that each of the chairman of the board, the chief executive officer and the president is expected to own shares of our stock with a value of at least 8 times their base salary. Each executive officer is expected to own a number of our shares with a value that is a multiple of the executive’s current base salary, as follows:

Officer	Salary Multiple
Chairman	8x
Chief Executive Officer	8x
President	8x
Executive Vice Presidents	6x

Prior to adoption of these formal guidelines, it was expected that a significant, but undefined portion of stock acquired by executive officers would be retained by them. Each of our named executive officers owns shares in excess of our minimum ownership guidelines.

Perquisites and Other Benefits

The executive officers also receive perquisites and other benefits that the compensation committee believes are reasonable, competitive and consistent with the company’s executive compensation program. In the case of

Messrs. Simpson, Hutton and Vennerberg, the nature, types and minimum level of perquisites and other benefits are provided for in employment agreements.

In 2008, 2007 and 2006, perquisites and other benefits provided to executive officers included a monthly car allowance, vehicle maintenance, registration, insurance and fuel expenses, financial consulting and tax preparation services, technology and home security services, club dues, administrative assistance, personal use of company aircraft, as well as access to company housing and tickets to sporting and other events. Under our aircraft usage policy, each year our chairman of the board can use company aircraft for personal travel for up to 50 hours, each of our chief executive officer and president for up to 35 hours and each of our executive vice presidents for up to 24 hours. The named executive officers can also use company aircraft for personal use beyond the hours allowed by reimbursing the company its out-of-pocket costs. Executive officers can carry unused hours forward to the following year or borrow in any year up to two years of future allotted hours beyond the current year.

We also provide life insurance to all salaried employees, including the executive officers, equal to twice the employee’s base salary and bonus, up to a maximum of $1.5 million. For Messrs. Simpson, Hutton and Vennerberg, we provide an additional $3 million in life insurance as required by their employment agreements. For Messrs. Baldwin and Petrus, we provide an additional $1 million in life insurance, which is the additional amount provided to all officers.

In February 2007, in recognition of Mr. Simpson’s extraordinary contributions to the company, and as part of our charitable giving program to support higher education, the independent directors, with Dr. Collins recusing himself from the consideration of the matter and vote, approved a conditional $6.8 million pledge to assist in building an athletics and academic center at Baylor University, Mr. Simpson’s alma mater. The first installment of $3.4 million was paid in May 2007, and the second installment was paid in July 2008. Concurrently, Mr. Simpson made a $3.2 million pledge for the same project, which he paid in October 2008. In return for these contributions, the company and Mr. Simpson obtained naming rights for the building and certain facilities within the building, and Mr. Simpson was provided with access to certain sporting events. The building is named the Simpson Athletics and Academic Center.

As an extension of the company’s program to support higher education, in November 2007 the board, upon the recommendation of the compensation committee, approved a matching charitable contribution program for our named executive officers, other than Mr. Simpson, and other officers of the company. Under the program, the company will match, on a 3-for-1 basis, up to $250,000 in aggregate contributions made by each of Messrs. Hutton, Vennerberg, Baldwin and Petrus to a designated university or college prior to the end of December 31, 2010, or any pledge made prior to that date that does not extend more than three years from the date of the pledge. The program also provides for matching grants to senior vice presidents and other officers on a sliding scale. The company paid $750,000 on behalf of each of Mr. Vennerberg and Mr. Baldwin during 2008 under this program to universities designated by them.

In addition, regular benefits, which are available to all salaried employees, are also available to the named executive officers on the same basis. These benefits include health care benefits, a retiree medical plan, long-term care insurance and a tax-qualified 401(k) plan with the company matching 10% of the employee’s contributions up to the maximum deductible amount under the Internal Revenue Code. Unlike many of our peers, we do not have deferred compensation, defined benefit pension or supplemental retirement plans for our executive officers.

Employment, Severance and Change in Control Arrangements

We have various employment, severance and change in control arrangements covering some or all of our named executive officers. In addition to other provisions, such as vesting of all outstanding equity-based awards upon a change in control (a “single-trigger” approach), these arrangements provide for various cash payments and other benefits upon termination of employment, or upon the expiration of 45 days after a change in control, or earlier if the executive’s employment is terminated. See “Potential Payments Upon Termination or Change in Control” for a description of amounts to be paid and other benefits under these arrangements under various circumstances.

Our employment, severance and change in control arrangements are also intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control. They are also intended to help us attract and retain highly qualified employees, and to ensure fair treatment of employees in the event of a change in control. In addition, for the executive officers, these arrangements are intended to enable executives to objectively assess and pursue aggressively any corporate transactions that are in the best interests of our stockholders without undue concern over the impact of such a transaction on their own personal financial and employment situations.

We believe that, relative to the overall value of any potential transaction, our change in control payments and benefits would be reasonable. We also believe that our arrangements are designed in a manner to create incentive for our executive officers to build stockholder value and to obtain the highest value possible in the event that we are acquired. As the price of our stock increases, the percentage of each executive officer’s change in control payment value that is attributable to the value of our stock increases. As of December 31, 2008, between 49% and 60% of the change in control value for Messrs. Hutton, Vennerberg, Baldwin and Petrus is tied to the value of our stock upon a change in control. The percentage of Mr. Simpson’s change in control value on December 31, 2008 that was tied to the stock price was 23%, but this percentage will increase significantly after December 1, 2009 when, under his new employment agreement, he will no longer have a cash bonus factored into his change in control payment calculation. Excluding Mr. Simpson’s bonus from the calculation, the percentage of his payment at December 31, 2008 attributable to the value of our stock would have been 79%.

We believe that it is appropriate to provide single-trigger vesting of all equity-based awards to provide our executive officers with the same opportunities as all of our stockholders, who are free to sell their equity at the time of a change in control and thereby realize the value created at the time of the transaction. We believe that this is the most simple and direct approach for treatment of equity awards in connection with a transaction that often eliminates the acquired company’s equity.

We also believe that it is appropriate to provide for cash payments to the named executive officers upon the expiration of 45 days after a change in control. Since under our arrangements cash payments are to be made to named executive officers upon the expiration of 45 days after a change in control, or earlier if the executive’s employment is terminated, the executive’s employment does not necessarily have to be terminated for the executive to receive the cash payments. Unlike a “double-trigger,” our arrangements for the payment of cash under such circumstances (i) encourages our executives to stay with the acquiror after the change in control, rather than seeking an immediate termination of their employment, thus providing an important post-acquisition retention incentive and promoting a smooth transition that may enhance further the perceived value of the company for the benefit of all stockholders; (ii) helps to avoid the cost, disruptions and uncertainty related to any effort by the executive to establish “good reason” for a voluntary termination to entitle him or her to the cash payments; and (iii) provides the opportunity for the acquiror to renegotiate employment and severance arrangements with any executive whom the acquiror seeks to retain, while at the same time providing the executive with a measure of financial security (which is especially important in light of the fact that the company does not have any deferred compensation, defined benefit pension or supplemental retirement plans), and not forcing the executive to remain with the acquiror if the acquiror does not intend to retain him or her for a reasonable period or such negotiations do not result in mutually satisfactory arrangements for the continued retention of the executive.

Employment Agreements. Employment agreements are offered to key executives to ensure the continuity and stability of management. We have had an employment agreement with Mr. Simpson since 1995 and with Messrs. Hutton and Vennerberg since 2006. We entered into new employment agreements with each of them in

November 2008 in connection with the promotions of Messrs. Hutton and Vennerberg and the new role of Mr. Simpson as chairman of the board and founder. The committee believes that these agreements are an important part of our overall executive compensation program because they secure the continued employment and dedication of these executives. They are also designed to smooth any transition following retirement of the executives by requiring that the executives agree to an 18-month consulting agreement.

The new employment agreements with Messrs. Hutton and Vennerberg provide for continuation of their new responsibilities and titles, minimum base salary, bonuses, car allowances and life insurance and the continuation of participation in equity incentive plans while employed. The committee has authority to pay base salaries, bonuses and car allowances in excess of the minimums provided in the agreements with Messrs. Hutton and Vennerberg. Our new employment agreement with Mr. Simpson provides for a base salary that cannot be adjusted except by amendment of his agreement. His agreement provides for continuation of his responsibilities and titles, a minimum car allowance and life insurance. His participation in equity incentive plans is specified in the agreement, but after December 1, 2008, he is no longer eligible for cash bonuses. Under all three agreements, the executive is to be reimbursed for fuel, maintenance, registration and insurance costs for an automobile. The agreements also address the compensation that each executive will receive if the executive’s employment terminates under certain circumstances, including retirement, death and disability, and after a change in control, and provide us with the right to obtain a release upon any payment under the agreement and to require arbitration of any disputes under the agreement.

Change in Control Severance Plans. We have adopted change in control severance protection plans that cover all employees. The management severance plan, which was amended and restated in November 2008, covers approximately 350 employees, including executive officers (other than Messrs. Simpson, Hutton and Vennerberg) and other officers and key employees. The management severance plan addresses the compensation that each executive will receive if there is a change in control of the company. Under our new employment agreements with Messrs. Simpson, Hutton and Vennerberg, these executives, who are entitled to receive benefits following a change in control under their employment agreements, are not eligible to receive benefits under the management severance plan.

Other Agreements. In 2004, we entered into change in control performance share grant agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin, providing that, if they are employed by the company on the date of a change in control, they will each receive a lump-sum cash payment equal to the value of 833,333, 687,500, 583,333 and 166,667 shares of our stock, respectively, on the date of the change in control, as adjusted for subsequent stock splits. In November 2006, we entered into a similar agreement with Mr. Petrus, providing that he will receive a lump-sum cash payment equal to the value of 156,250 shares on the date of a change in control, as adjusted for subsequent stock splits. These agreements are designed to further align the executives’ interests with those of the stockholders and to reward the executives if they negotiate a favorable transaction for the stockholders.

If Mr. Hutton, Vennerberg, Baldwin or Petrus is subject to the 20% parachute excise tax under Section 280G of the Internal Revenue Code in the event of a change in control, we will pay him an additional amount to “gross-up” the payment. The tax gross-up is designed to ensure that the executive officer will receive the full amount due under the terms of the employment agreement or severance plan, as applicable, and the amended change in control performance share grant agreement after payment of the excise tax. As discussed below under the caption “Potential Payments Upon Termination or Change in Control,” the gross-up is not triggered in every case depending on the facts and circumstances.

Mr. Simpson is not entitled to such a tax gross-up payment. His new employment agreement and his change in control performance share grant agreement provide that the total aggregate payments to him under those agreements that are contingent on a change in control will be reduced to the maximum amount that we can pay him without triggering the excise tax under Section 280G of the Internal Revenue Code.

Committee Review. The committee continues to review the employment agreements, management severance plan and other arrangements providing for payments upon a change in control to assess the formulas and amounts paid to determine whether any such arrangements should be further amended. The committee recognizes that the amounts of the termination and change in control payments have increased, and that these arrangements contain certain provisions (including single-trigger payments, tax gross-ups, and certain benefits payable upon death) that have been the focus of stockholder concern. The committee believes that, with our resumption of the use of performance shares and other full-value awards as a form of equity compensation, the caps on cash compensation in our new employment agreements and the fact that Mr. Simpson will no longer receive a bonus, the levels of these payments will over time be lower than their current levels.

Considerations for Executive Compensation Decisions in 2008

The compensation committee discussed the primary compensation components for the named executive officers for 2008 in regularly scheduled committee meetings held in November 2007, May 2008 and November 2008.

Among the most important considerations for the committee at each of those meetings was the relative operating, financial and stock performance of the company in our business sector based on the following measures:

•	operating cash flow

•	stock performance and return to stockholders

•	production and production growth

•	reserves and reserve growth

•	finding and development costs

Overall, the committee concluded that the executive team had delivered consistently exceptional results, as demonstrated by our strong operating and financial results and the exceptional creation of stockholder value on both an absolute basis and relative to our peers.

In making its decisions regarding the May 2008 equity-based incentive compensation and the June 2008 bonuses at the committee’s meeting in May 2008, the committee reviewed the final 2007 results and the operating and financial results and stock performance to date during 2008. In May 2008, our stock price was up 35% from the beginning of the year, and the company had successfully negotiated and closed several strategic acquisitions that expanded our holdings in the emerging shale plays.

The committee noted the following factors in its November 2008 meeting, based on the most recent data available, in making its decisions regarding the November 2008 equity-based incentive compensation and December 2008 bonuses:

•	operating cash flow for the nine-month period was up 48%, and up 34% on a per fully diluted share basis

•

we had successfully completed strategic acquisitions that added approximately 2.3 Tcfe of proved reserves based on internal estimates, 1.4 million net undeveloped acres and low-risk development upsides of 6 to 8 Tcfe, thereby ensuring significant growth platforms for the future

•	through an effective commodity price risk management strategy, the company had mark-to-market gains of approximately $3 billion on its hedges and had secured increased production growth for 2009

•	daily production for the first nine months of 2008 was up 28% from the prior year and had reached a record level

•	revenue for the first nine months was up 46% from the prior year

•	cash margins were again approximately 66% of revenue

•	we had secured $8 billion in funding sources and largely avoided exposure to the severe dislocations in the financial markets

•

despite the collapse of the equity markets, and the fall in our stock price, our stock had still outperformed both the Dow Jones US Exploration & Production Index and the S&P 500 Index, which had each fallen 34% for the first 10 months of 2008

•	dividends paid to our stockholders through the first nine-months of 2008 had increased 35% over the same prior-year period

Compensation Decisions in 2008

The specific compensation components for each of the named executive officers for 2008 are discussed below:

Bob R. Simpson

Until December 1, 2008, Mr. Simpson served as our chairman of the board and chief executive officer. Effective December 1, 2008, he is our chairman of the board and founder, having stepped down from his role as our chief executive officer.

Under Mr. Simpson’s leadership, we are now the second largest holder of natural gas reserves in the United States. Mr. Simpson sets our overall strategic vision and is integrally involved in the implementation of our strategy and its execution to create value for our stockholders. His involvement includes managing a focused and disciplined acquisition and hedging program that have been critical to our continued success. Under Mr. Simpson’s leadership, we have achieved industry leading performance across a broad number of metrics.

Mr. Simpson’s strategy has led to a substantial increase in stockholder value. As of December 31, 2008, our stock price was still up 3,868% since our initial public offering in 1993, even after the collapse in the stock market in the second half of 2008. Stockholders have also benefited from the dividend distribution of our interests in both the Hugoton Royalty Trust in May 2006 and the Cross Timbers Royalty Trust in September 2003.

The committee has recognized Mr. Simpson’s key importance to the company. He was also recognized by Barron’s as one of the 30 best chief executive officers in the world in 2005, 2006, 2007 and 2008 and was recognized by Institutional Investor as the best chief executive officer in the oil and gas exploration and production sector in 2005, 2006, 2007 and 2008. The company was recognized by Institutional Investor as the most shareholder friendly company in the oil and gas exploration and production sector in 2007, 2008 and 2009.

The main components of Mr. Simpson’s compensation for 2008 included the following:

Base Salary. The base salary for Mr. Simpson is set under his new employment agreement at $3,600,000, as described under “Potential Payments Upon Termination or Change in Control—Employment Agreements” below. Effective December 1, 2008, Mr. Simpson’s base salary was increased from $1,450,000 pursuant to his new employment agreement. As noted below, Mr. Simpson, after payment of his bonus on December 1, 2008, is no longer entitled to receive a bonus, and his base salary may not be adjusted by the compensation committee except by amendment of his employment agreement.

Cash Bonuses. In 2008, Mr. Simpson received discretionary cash bonuses totaling $30,000,000, which was $5,500,000, or approximately 15.5%, lower than the amount of discretionary cash bonuses that he received in 2007. He received a $20,000,000 bonus in June 2008, which was based on final 2007 operating and financial results, results for the first four months of 2008 and our record high stock price at the time, and $10,000,000 in December 2008 based on 2008 results to date, including the decline in our stock price. As a result of the 2004 restructuring of our executive compensation program, Mr. Simpson’s 2006, 2007 and 2008 compensation was weighted more toward cash bonuses than in previous years when he had received substantial awards of performance shares. His bonuses in 2008 were lower than in 2007, partially as result of the resumption of the use of performance shares for our executive officers and partially due to our stock performance in the second half of the year. The committee determined that this bonus was both appropriate and considered necessary to retain and motivate Mr. Simpson. After payment of his $10,000,000 bonus on December 1, 2008, Mr. Simpson is no longer entitled to receive cash bonuses under the terms of his new employment agreement.

Equity-Based Incentive Compensation. In May 2008, Mr. Simpson was granted options to purchase 211,071 shares of our common stock at an exercise price of $69.30 per share. Of those options, one-half, or 105,535, vest only if our stock closes at or above $90.00. The remainder vest ratably over a three-year period following the applicable grant date. He was also granted 175,000 performance shares that will vest in 50% increments if our stock closes at or above $77.00 and $85.00, respectively. In November 2008, he was granted options to purchase 200,000 shares at an exercise price of $33.62 per share. Of those options, one-half, or 100,000, vest only if our stock closes at or above $45.00. The remainder vest ratably over a three-year period following the applicable grant date, subject to accelerated vesting if our stock closes at or above $50.00. He was also granted 175,000 performance shares that vest in 50% increments if our stock closes at or above $38.00 and $42.00, respectively. One-half of these performance shares vested in November 2008 when our stock closed above $38.00. Finally, as discussed below, under his new employment agreement, in January 2009 Mr. Simpson was granted 110,000 shares that vested immediately and 40,000 performance shares that vest in 50% increments if our stock closes at or above $42.00 and $47.00, respectively. He is not eligible for any other equity grants under our stock incentive plans in 2009.

Keith A. Hutton

Effective December 1, 2008, Mr. Hutton became our chief executive officer. Prior to that, he served as our president. Mr. Hutton is responsible for our ongoing operational strategy and success of the company’s operations, as well as administering and adjusting our capital budget in an environment of falling commodity prices and substantial reallocation of assets in our industry. In making its compensation decisions for Mr. Hutton, the committee considered the recommendations of Mr. Simpson, his promotion to chief executive officer and the provisions of his new employment agreement.

The main components of Mr. Hutton’s compensation include the following:

Base Salary. The base salary for Mr. Hutton is set subject to the minimum salary set forth in his new employment agreement of $1,400,000, as described under “Potential Payments Upon Termination or Change in Control—Employment Agreements” below. Effective December 1, 2008, Mr. Hutton’s base salary was increased from $900,000 pursuant to his new employment agreement.

Cash Bonuses. In 2008, Mr. Hutton received discretionary cash bonuses totaling $5,250,000, a decrease of $150,000, or approximately 2.8%, from 2007. He received a $3,500,000 bonus in June 2008, which was based on final 2007 operating and financial results, results for the first four months of 2008 and our record high stock price at the time, and $1,750,000 in December 2008. Under his new employment agreement, Mr. Hutton’s total cash compensation that he can receive in any one year is capped at $12,500,000.

Equity-Based Incentive Compensation. In May 2008, Mr. Hutton was granted options to purchase 225,000 shares of our common stock at an exercise price of $69.30 per share. Of those options, one-half, or 112,500, vest only if our stock closes at or above $90.00. The remainder vest ratably over a three-year period following the applicable grant date. He was also granted 75,000 performance shares that will vest in 50% increments if our stock closes at or above $77.00 and $85.00, respectively. In November 2008, he was granted options to purchase 300,000 shares at an exercise price of $33.62 per share. Of those options, one-half, or 150,000, vest only if our stock closes at or above $45.00. The remainder vest ratably over a three-year period following the applicable grant date, subject to accelerated vesting if our stock closes at or above $50.00. He was also granted 125,000 performance shares that vest in 50% increments if our stock closes at or above $38.00 and $42.00, respectively. One-half of these performance shares vested in November 2008 when our stock closed above $38.00.

Vaughn O. Vennerberg II

Effective December 1, 2008, Mr. Vennerberg became our president. Prior to that, he was our senior executive vice president and chief of staff. Mr. Vennerberg is responsible for acquisition strategy and implementation, land, legal, oil and gas marketing, human resources, property management, office administration and governmental relations. Mr. Vennerberg was recognized by the American Association of Professional Landmen as the landman of the year in 2008. In making its compensation decisions for Mr. Vennerberg, the committee considered the recommendations of Mr. Simpson, his promotion to president and the provisions of his new employment agreement.

The main components of Mr. Vennerberg’s compensation include the following:

Base Salary. The base salary for Mr. Vennerberg is set subject to the minimum salary set forth in his amended employment agreement of $900,000, as described under “Potential Payments Upon Termination or Change in Control—Employment Agreements” below. Effective December 1, 2008, Mr. Vennerberg’s base salary was increased from $700,000 pursuant to his new employment agreement.

Cash Bonuses. In 2008, Mr. Vennerberg received discretionary cash bonuses totaling $3,375,000, a decrease of $325,000, or approximately 8.8%, from 2007. He received a $2,250,000 bonus in June 2008, which was based on final 2007 operating and financial results, results for the first four months of 2008 and our record high stock price at the time, and $1,125,000 in December 2008. Under his new employment agreement, Mr. Vennerberg’s total cash compensation that he can receive in any one year is capped at $7,500,000.

Equity-Based Incentive Compensation. In May 2008, Mr. Vennerberg was granted options to purchase 135,000 shares of our common stock at an exercise price of $69.30 per share. Of those options, one-half, or 67,500, vest only if our stock closes at or above $90.00. The remainder vest ratably over a three-year period following the applicable grant date. He was also granted 45,000 performance shares that will vest in 50% increments if our stock closes at or above $77.00 and $85.00, respectively. In November 2008, he was granted options to purchase 175,000 shares at an exercise price of $33.62 per share. Of those options, one-half, or 87,500, vest only if our stock closes at or above $45.00. The remainder vest ratably over a three-year period following the applicable grant date, subject to accelerated vesting if our stock closes at or above $50.00. He was also granted 75,000 performance shares that vest in 50% increments if our stock closes at or above $38.00 and $42.00, respectively. One-half of these performance shares vested in November 2008 when our stock closed above $38.00.

Louis G. Baldwin

Mr. Baldwin is our executive vice president and chief financial officer. He is responsible for treasury, finance, accounting, tax and investor relations. Mr. Baldwin has been recognized by Institutional Investor as the best chief financial officer in the oil and gas exploration and production sector in 2006, 2007 and 2008. In making its compensation decisions for Mr. Baldwin, the committee considered the recommendations of Mr. Simpson.

The main components of Mr. Baldwin’s compensation include the following:

Base Salary. Effective December 1, 2008, Mr. Baldwin’s base salary was increased to $500,000 from $450,000.

Cash Bonuses. In 2008, Mr. Baldwin received discretionary cash bonuses totaling $1,275,000, a decrease of $75,000, or approximately 5.6%, from 2007. He received an $850,000 bonus in June 2008, which was based on final 2007 operating and financial results, results for the first four months of 2008 and our record high stock price at the time, and $425,000 in December 2008.

Equity-Based Incentive Compensation. In May 2008, Mr. Baldwin was granted options to purchase 78,000 shares of our common stock at an exercise price of $69.30 per share. Of those options, one-half, or 39,000, vest only if our stock closes at or above $90.00. The remainder vest ratably over a three-year period following the applicable grant date. He was also granted 26,000 performance shares that will vest in 50% increments if our stock closes at or above $77.00 and $85.00, respectively. In November 2008, he was granted options to purchase 85,000 shares at an exercise price of $33.62 per share. Of those options, one-half, or 42,500, vest only if our stock closes at or above $45.00. The remainder vest ratably over a three-year period following the applicable grant date, subject to accelerated vesting if our stock closes at or above $50.00. He was also granted 37,500 performance shares that vest in 50% increments if our stock closes at or above $38.00 and $42.00, respectively. One-half of these performance shares vested in November 2008 when our stock closed above $38.00.

Timothy L. Petrus

Mr. Petrus is our executive vice president-acquisitions. He is responsible for our technical and economic evaluation of acquisitions. In making its compensation decisions for Mr. Petrus, the committee considered the recommendations of Mr. Simpson.

The main components of Mr. Petrus’ compensation include the following:

Base Salary. Effective December 1, 2008, Mr. Petrus’s base salary was increased to $475,000 from $425,000.

Cash Bonuses. In 2008, Mr. Petrus received discretionary cash bonuses totaling $1,237,500, a decrease of $37,500, or 2.9%, from 2007. He received an $825,000 bonus in June 2008, which was based on final 2007 operating and financial results, results for the first four months of 2008 and our record high stock price at the time, and $412,500 in December 2008.

Equity-Based Incentive Compensation. In May 2008, Mr. Petrus was granted options to purchase 75,000 shares of our common stock at an exercise price of $69.30 per share. Of those options, one-half, or 37,500, vest only if our stock closes at or above $90.00. The remainder vest ratably over a three-year period following the applicable grant date. He was also granted 25,000 performance shares that will vest in 50% increments if our stock closes at or above $77.00 and $85.00, respectively. In November 2008, he was granted options to purchase 80,000 shares at an exercise price of $33.62 per share. Of those options, one-half, or 40,000, vest only if our stock closes at or above $45.00. The remainder vest ratably over a three-year period following the applicable grant date, subject to accelerated vesting if our stock closes at or above $50.00. He was also granted 36,000 performance shares that will vest in 50% increments if our stock closes at or above $38.00 and $42.00, respectively. One-half of these performance shares vested in November 2008 when our stock closed above $38.00.

Compensation To Be Paid in 2009

As discussed above, subject to stockholder approval of the 2009 executive incentive compensation plan, our named executive officers (other than Mr. Simpson who is not eligible to receive bonuses under his new employment agreement) will have pre-set performance-based bonus award opportunities for 2009 that are intended to constitute qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. As noted above, as a one-time transition matter, the named executive officers (other than

Mr. Simpson) may receive discretionary cash bonuses in June 2009 based on final 2008 operating and financial results, results for the first four months of 2009 and stock performance. Beginning in 2010, the committee may continue to pay discretionary cash bonuses to those executives who participate in the new executive incentive compensation plan as long as those discretionary bonuses do not adversely affect the qualification of bonus award payments made under the plan as performance-based compensation under Section 162(m).

In determining the discretionary bonuses to be paid in June 2009, among the most important considerations that the committee may consider based on the final operating and financial results for 2008 are the following:

•	operating cash flow increased 37%, to record levels

•	we continued to achieve above-average production and proved reserve growth rates, with compound annual growth rates of 24% and 29%, respectively, since our initial public offering in 1993

•	daily production increased by 28% to a record level, with natural gas production increasing 31%

•	we replaced 401% of production volumes on an all-in basis

•	proved oil and gas reserves increased by 23 % to a record level of 13.9 Tcfe

•	we maintained one of the lowest finding and development costs in the industry

•	we successfully completed $11 billion in strategic and significant property and leasehold acquisitions

The named executive officers will not receive discretionary bonuses in December 2009. The next bonuses the named executive officers (other than Mr. Simpson) will receive, after any discretionary June 2009 bonuses, will be any bonus award payments to be made in March 2010 under the 2009 executive incentive compensation plan if approved by stockholders.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for annual compensation paid to certain of our executive officers named in our summary compensation table to $1,000,000, unless the compensation satisfies the requirements for performance-based compensation. Stock options and performance shares granted under the company’s 2004 stock incentive plan have generally been entitled to the full tax deductions available because the compensation has qualified as performance-based and, therefore, not applied against the $1,000,000 limit. Base salary and discretionary cash bonuses have not been performance-based for purposes of Section 162(m) and, therefore, were not deductible by the company to the extent total salary and bonus exceeded $1,000,000.

While the compensation committee monitors compensation paid to our named executive officers in light of the provisions of Section 162(m), the committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes, and the committee is not limited to paying compensation under plans that are qualified under Section 162(m). During 2008, compensation paid to covered named executive officers exceeded the maximum deductible amount. For various reasons described above, and described below under “Item 3. Approval of 2009 Executive Incentive Compensation Plan,” we are seeking stockholder approval of a plan that will provide for bonus award opportunities for our named executive officers that are intended to qualify as deductible performance-based compensation for purposes of Section 162(m).

Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”), requires the recognition of expense for the fair value of stock-based payments. SFAS 123R was effective for the company beginning January 1, 2006. Under SFAS 123R, the fair value of stock-based awards granted to employees eligible to retire must be fully expensed upon grant, rather than over their expected vesting period, if the employee’s awards will fully vest upon retirement. In November 2006, the committee approved a form of stock option grant agreement that provides that the vesting of options will not be accelerated upon retirement unless the option has been held at least 18 months after the date of grant. When the company entered into new employment agreements with Messrs. Simpson, Hutton and Vennerberg in November 2008, the company agreed that, with respect to any options, performance shares and other stock awards granted in or after November 18, 2008, any unvested options that have not been held at least 18 months upon retirement and any performance shares and other stock awards granted under our stock incentive plans that have not vested at the time of retirement, will not have accelerated vesting or be cancelled, but will continue to be outstanding for the original term of the grant and may vest following retirement if vesting conditions are subsequently satisfied during the remaining term of the grant, subject to any restrictions on post-retirement vesting established by the compensation committee at the time of grant. Under the provisions of SFAS 123R, we were required to fully expense the grants made to those executives in November 2008.

Response in Event of Restatement

We do not have a formal policy that would require us to seek to recover cash or equity compensation received by an executive officer if the company’s performance upon which the payments were based were adjusted or restated and the adjusted performance would have resulted in reduced compensation. However, in a given case, depending upon the circumstance, we would consider seeking such recovery. In addition, in all cases, we would consider any such event when making future compensation decisions for executive officers who continue to be employed by the company.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the compensation committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

William H. Adams III, Chairman

Lane G. Collins

Scott G. Sherman

Herbert D. Simons

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current or former employee serves on the compensation committee. None of our executive officers serves as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board.

EXECUTIVE COMPENSATION

2008 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to our chief executive officer, chief financial officer and the three other most highly compensated executive officers for services rendered in all capacities during 2008, 2007 and 2006. Compensation paid to Messrs. Simpson, Hutton and Vennerberg is subject to employment agreements that they each have with the company setting forth minimum salary, bonus and other compensation requirements. See “Potential Payments Upon Termination or Change in Control” below for a description of amounts to be paid under these employment agreements.

Name and Principal Position(a)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(d)	Total ($)
Bob R. Simpson	2008	1,629,169	30,000,000	14,801,391	18,664,186	—	—	376,127	65,470,873
Chairman of the Board and Founder	2007	1,312,508	35,500,000	—	10,179,470	—	—	420,602	47,412,580
	2006	1,208,334	31,000,000	—	19,625,239	—	—	329,525	52,163,098

Keith A. Hutton	2008	941,674	5,250,000	7,698,203	15,629,964	—	—	203,048	29,722,889
Director and Chief Executive Officer	2007	762,506	5,400,000	—	5,512,601	—	—	121,332	11,796,439
	2006	681,251	3,325,000	—	9,733,547	—	—	153,371	13,893,169

Vaughn O. Vennerberg II	2008	716,669	3,375,000	4,618,922	13,721,175	—	—	140,167	22,571,933
Director and President	2007	608,338	3,700,000	—	5,211,942	—	—	164,844	9,685,124
	2006	545,000	2,700,000	—	8,049,032	—	—	154,858	11,448,890

Louis G. Baldwin	2008	454,170	1,275,000	2,311,082	4,901,863	—	—	143,147	9,085,262
Executive Vice President and Chief Financial Officer	2007	404,170	1,350,000	—	2,968,052	—	—	110,558	4,832,780
	2006	363,334	775,000	—	952,164	—	—	141,290	2,231,788

Timothy L. Petrus	2008	429,169	1,237,500	2,220,937	4,207,218	—	—	181,467	8,276,291
Executive Vice President—Acquisitions	2007	379,170	1,275,000	—	2,997,522	—	—	114,439	4,766,131
	2006	342,917	715,000	—	1,024,357	—	—	84,668	2,166,942

(a)	Mr. Simpson served as chairman of the board and chief executive officer until December 1, 2008 when he stepped down from his position as chief executive officer and assumed the title of chairman of the board and founder. Mr. Hutton served as president of the company until December 1, 2008 when he became chief executive officer. Mr. Vennerberg served as senior executive vice president and chief of staff until December 1, 2008 when he became president.

(b)	Amounts reported reflect the dollar amount required by SFAS 123R to be expensed for financial statement reporting purposes in 2008 for the fair value of stock awards granted to each of the named executive officers in 2008. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the fair value calculations contained in Note 13 of Notes to Consolidated Financial Statements in our 2008 Form 10-K. As Messrs. Simpson, Hutton and Vennerberg are eligible for retirement and have employment agreements and grant agreements that provide for the post-retirement vesting of stock awards granted in November 2008, the fair value of those stock awards was fully expensed in 2008. There were no stock awards to any of the named executive officers in 2007 or 2006, and no amounts required to be recognized for financial statement reporting purposes in either year for stock awards made to them in prior years.

(c)

Amounts reported reflect the dollar amount required by SFAS 123R to be expensed for financial statement reporting purposes in 2008 for the fair value of stock options granted to each of the named executive officers in 2008 or in prior years. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the fair value calculations contained in Note 13 of Notes to Consolidated Financial Statements in our 2008 Form 10-K. For the fair value of options granted in 2008, see the “Grants of Plan-Based Awards During 2008” table below. As Messrs. Simpson, Hutton and Vennerberg are eligible for retirement and have employment agreements and grant agreements that either accelerate the vesting of options under certain circumstances upon retirement or provide for the post-retirement vesting of options, the fair value of their options granted in 2008 was either fully expensed upon grant or expensed over the shorter of either an 18-month vesting period or the expected vesting period, and the fair value of their options granted in 2007 was expensed over the shorter of either an 18-month vesting period or the expected vesting period. Options granted to them in 2006 were either fully expensed upon grant, or the shorter of either an 18-month vesting period or the expected vesting period. All options granted in 2006, 2007 and 2008 were under our 2004 stock incentive plan. The actual amount realized may be significantly more or less than the amount shown depending on the price of our stock at the time of exercise. The intrinsic value of the options depends solely on the extent that there is market price appreciation of our common stock. The following table summarizes the amount expensed in 2008 for options granted in 2008 and the amount expensed in 2008 for options granted in prior years:

Name	Amount Expensed in 2008 for Options Granted in 2008 ($)	Amount Expensed in 2008 for Options Granted Prior to 2008 ($)
Bob R. Simpson	4,390,408	14,273,778
Keith A. Hutton	5,570,727	10,059,237
Vaughn O. Vennerberg II	3,291,136	10,430,039
Louis G. Baldwin	985,237	3,916,626
Timothy L. Petrus	941,338	3,265,880

(d)	All Other Compensation consists of the total of all tax reimbursements, insurance premiums, company contributions to our 401(k) plan, and perquisites and other benefits provided by or paid for by the company on behalf of the named executive officers. The following table summarizes the amounts in All Other Compensation for 2008 by category:

Name	Tax Reimbursements ($)(a)	Life Insurance Premiums ($)	Company Contributions to Our 401(k) Plan ($)	Perquisites and Other Benefits ($)(b)	Total ($)
Bob R. Simpson	2,971	42,431	15,500	315,225	376,127
Keith A. Hutton	1,193	23,947	15,500	162,408	203,048
Vaughn O. Vennerberg II	1,776	23,129	15,500	99,762	140,167
Louis G. Baldwin	2,714	4,731	15,500	120,202	143,147
Timothy L. Petrus	1,114	3,097	15,500	161,756	181,467

(a)	Represents reimbursement for taxes owed on premiums for a portion of the life insurance provided by the company.

(b)	The following table breaks down the 2008 perquisites and other benefits provided by category:

Name	Personal Use of Company Aircraft ($)(a)	Car Allowance ($)(b)	Vehicle Expenses ($)(c)	Tax Preparation ($)(d)	Club Dues ($)	Company Tickets ($)	Other ($)(e)	Total Perquisites and Other Benefits ($)(f)
Bob R. Simpson	65,685	53,240	9,779	175,800	3,525	5,832	1,364	315,225
Keith A. Hutton	104,153	48,400	5,519	—	3,877	—	459	162,408
Vaughn O. Vennerberg II	43,134	48,400	5,752	—	—	1,782	694	99,762
Louis G. Baldwin	66,321	42,350	4,727	1,233	5,153	—	418	120,202
Timothy L. Petrus	107,125	42,350	4,335	575	4,730	2,506	135	161,756

(a)	The value of the personal use of company aircraft is based on our aggregate incremental direct operating costs, including cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and ramp fees, trip-related hangar and parking costs and similar variable costs. Because our aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the company-owned or -leased aircraft and the cost of maintenance not related to trips, are excluded.

(b)	The minimum car allowances for Messrs. Simpson, Hutton and Vennerberg are set forth in their employment agreements.

(c)	Includes vehicle maintenance, registration, insurance and fuel expenses.

(d)	For Mr. Simpson, represents the attributed value of time spent by employees of the company to provide tax preparation services for Mr. Simpson, his direct family members and entities owned by him or his direct family members as provided in his employment agreement with the company. All Other Compensation amounts in the summary compensation table for 2007 and 2006 have been revised to add $160,100 and $100,000, respectively, for the attributed value of employee time spend on such tax preparation services in those prior years.

(e)	Includes expenses associated with information technology services and security services and incidental expenses incurred by company employees in connection with the provision of those services.

(f)	Does not include a contribution of $775,000 that we made in 2008 to an educational institution attended by minor children of Mr. Simpson and other company employees as part of a $3.1 million pledge, payable in four equal installments over a four-year period commencing in 2005. Also, does not include a contribution of $3.4 million that we made in 2008 to Baylor University in honor of Mr. Simpson as part of a conditional $6.8 million pledge made in 2007, payable in two equal installments over a two-year period. This contribution was made in conjunction with a $3.2 million pledge made by Mr. Simpson for a building project. Does not include a donation of $750,000 in honor of Mr. Vennerberg or a donation of $750,000 in honor of Mr. Baldwin, as part of the company’s matching charitable contribution program for executive officers to support higher education, whereby the company matched, on a 3-for-1 basis, $250,000 in aggregate contributions made by each of Messrs. Vennerberg and Baldwin to a designated university.

Grants of Plan-Based Awards During 2008

We adopted our 2004 stock incentive plan, which was originally approved by stockholders in November 2004, to provide equity-based incentives for executive officers, other key employees and non-employee directors and advisory directors. In May 2008, the stockholders approved amendments to the 2004 plan to, among other changes, increase the number of shares available for awards. The 2004 plan was the only stock incentive plan under which we made equity awards during 2008.

Shown in the table below are option grants to acquire our common stock and stock awards made during 2008 to our named executive officers. Under our 2004 stock incentive plan, at least 25% of all equity awards granted to our executive officers must have vesting provisions that are contingent upon satisfying certain performance conditions, including achievement of specified stock price performance targets. During 2008, over 63% of the grants to each of the named executive officers had vesting provisions contingent upon achieving specified stock price performance targets. The options that vest only upon achieving specified stock price performance targets are included in the table below under estimated future payouts under equity incentive plan awards. All stock awards have vesting provisions that are contingent upon achieving specified stock price performance targets. The stock awards, called performance shares, are listed under estimated future payouts under equity incentive plan awards. Options that vest over a three-year period, whether or not their vesting is subject to acceleration upon achieving specified stock price performance targets, are included in the table under all other option awards. All options and stock awards granted under the 2004 plan have maximum seven-year terms. We did not grant any non-equity incentive awards during 2008.

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(a)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(b)	Intrinsic Value of Stock and Option Awards at 12/31/08 ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Bob R. Simpson	05/20/08	—	—	—	—	105,535	(d)	—	—	—	69.30	2,049,490	—
	05/20/08	—	—	—	—	—		—	—	105,536	69.30	2,258,470	—
	05/20/08	—	—	—	—	175,000	(e)	—	—	—	—	10,375,750	6,172,250
	11/18/08	—	—	—	—	100,000	(d)	—	—	—	33.62	1,013,000	165,000
	11/18/08	—	—	—	—	—		—	—	100,000	33.62	1,039,000	165,000
	11/18/08	—	—	—	—	175,000	(e)	—	—	—	—	4,741,625	6,172,250
Keith A. Hutton	05/20/08	—	—	—	—	112,500	(d)	—	—	—	69.30	2,184,750	—
	05/20/08	—	—	—	—	—		—	—	112,500	69.30	2,407,500	—
	05/20/08	—	—	—	—	75,000	(e)	—	—	—	—	4,446,750	2,645,250
	11/18/08	—	—	—	—	150,000	(d)	—	—	—	33.62	1,519,500	247,500
	11/18/08	—	—	—	—	—		—	—	150,000	33.62	1,558,500	247,500
	11/18/08	—	—	—	—	125,000	(e)	—	—	—	—	3,386,875	4,408,750
Vaughn O. Vennerberg II	05/20/08	—	—	—	—	67,500	(d)	—	—	—	69.30	1,310,850	—
	05/20/08	—	—	—	—	—		—	—	67,500	69.30	1,444,500	—
	05/20/08	—	—	—	—	45,000	(e)	—	—	—	—	2,668,050	1,587,150
	11/18/08	—	—	—	—	87,500	(d)	—	—	—	33.62	886,375	144,375
	11/18/08	—	—	—	—	—		—	—	87,500	33.62	909,125	144,375
	11/18/08	—	—	—	—	75,000	(e)	—	—	—	—	2,032,125	2,645,250
Louis G. Baldwin	05/20/08	—	—	—	—	39,000	(d)	—	—	—	69.30	757,380	—
	05/20/08	—	—	—	—	—		—	—	39,000	69.30	834,600	—
	05/20/08	—	—	—	—	26,000	(e)	—	—	—	—	1,541,540	917,020
	11/18/08	—	—	—	—	42,500	(d)	—	—	—	33.62	430,525	70,125
	11/18/08	—	—	—	—	—		—	—	42,500	33.62	441,575	70,125
	11/18/08	—	—	—	—	37,500	(e)	—	—	—	—	1,016,063	1,322,625
Timothy L. Petrus	05/20/08	—	—	—	—	37,500	(d)	—	—	—	69.30	728,250	—
	05/20/08	—	—	—	—	—		—	—	37,500	69.30	802,500	—
	05/20/08	—	—	—	—	25,000	(e)	—	—	—	—	1,482,250	881,750
	11/18/08	—	—	—	—	40,000	(d)	—	—	—	33.62	405,200	66,000
	11/18/08	—	—	—	—	—		—	—	40,000	33.62	415,600	66,000
	11/18/08	—	—	—	—	36,000	(e)	—	—	—	—	975,420	1,269,720

(a)	Options granted on May 20, 2008 vest in one-third increments on May 20, 2009, May 20, 2010 and May 20, 2011. Options granted on November 18, 2008 vest in one-third increments on November 18, 2009, November 18, 2010 and November 18, 2011, but such vesting is subject to acceleration if our stock closes at or above $50.00.

(b)	The grant date fair value was determined under SFAS 123R and represents the full grant date fair value for options and stock awards granted in 2008. Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the calculations contained in Note 13 of Notes to Consolidated Financial Statements in our 2008 Form 10-K.

(c)	Calculations assume a stock value of $35.27 per share, which was the closing price of our stock on December 31, 2008.

(d)	Represents options that vest upon achievement of specified stock price performance targets. The options granted on May 20, 2008 vest if our stock closes at or above $90.00. The options granted on November 18, 2008 vest if our stock closes at or above $45.00. None of these options has vested.

(e)	Represents stock awards that vest upon achievement of specified stock price performance targets. The stock awards granted on May 20, 2008 vest in 50% increments if our stock closes at or above $77.00 and $85.00, respectively. The stock awards granted on November 18, 2008 vest in 50% increments if our stock closes at or above $38.00 and $42.00, respectively. One-half of the stock awards granted on November 18, 2008 vested on November 26, 2008 when our stock closed above $38.00.

Outstanding Equity Awards at December 31, 2008

The following table sets forth the number of equity awards outstanding at December 31, 2008 for each named executive officer. The market value of unearned shares reported in the table is based on a market price of $35.27, which was the closing price of our common stock on December 31, 2008. The number of underlying shares and the exercise price for options with an expiration date prior to May 16, 2013 have been adjusted to reflect the company’s distribution of Hugoton Royalty Trust units to our stockholders on May 12, 2006. The number of securities underlying all options and unexercised unearned options, option exercise prices and stock price vesting targets in the following table with an expiration date prior to May 20, 2015, and the footnotes accompanying those grants, have been adjusted to reflect our December 13, 2007 five-for-four stock split.

Name	Grant Date	Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(a)		Option Exercise Price ($)	Option Expiration Date	Intrinsic Value of Options at 12/31/08 ($)(b)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
		Exercisable	Unexercisable
Bob R. Simpson	05/16/06	1,409,721	402,778	(c)	—		32.8680	05/16/2013	4,353,623	—	—	—		—
	11/21/06	536,805	163,376	(d)	—		38.2800	11/21/2013	—	—	—	—		—
	11/13/07	850,832	425,417	(e)	—		50.3040	11/13/2014	—	—	—	—		—
	05/20/08	—	105,536	(f)	105,535	(g)	69.3000	05/20/2015	—	—	—	175,000	(h)	6,172,250
	11/18/08	—	100,000	(i)	100,000	(j)	33.6200	11/18/2015	330,000	—	—	87,500	(k)	3,086,125

Name	Grant Date	Option Awards								Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(a)		Option Exercise Price ($)	Option Expiration Date	Intrinsic Value of Options at 12/31/08 ($)(b)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
		Exercisable	Unexercisable

Keith A. Hutton	05/16/06	704,860	201,389	(c)	—		32.8680	05/16/2013	2,176,810	—	—	—		—
	11/21/06	215,624	65,625	(d)	—		38.2800	11/21/2013	—	—	—	—		—
	11/13/07	629,069	314,536	(e)	—		50.3040	11/13/2014	—	—	—	—		—
	05/20/08	—	112,500	(f)	112,500	(g)	69.3000	05/20/2015	—	—	—	75,000	(h)	2,645,250
	11/18/08	—	150,000	(i)	150,000	(j)	33.6200	11/18/2015	495,000	—	—	62,500	(k)	2,204,375

Vaughn O. Vennerberg II	05/16/06	583,333	166,667	(c)	—		32.8680	05/16/2013	1,801,500	—	—	—		—
	11/21/06	174,230	53,027	(d)	—		38.2800	11/21/2013	—	—	—	—		—
	11/13/07	661,192	330,598	(e)	—		50.3040	11/13/2014	—	—	—	—		—
	05/20/08	—	67,500	(f)	67,500	(g)	69.3000	05/20/2015	—	—	—	45,000	(h)	1,587,150
	11/18/08	—	87,500	(i)	87,500	(j)	33.6200	11/18/2015	288,750	—	—	37,500	(k)	1,322,625

Louis G. Baldwin	05/16/06	189,583	54,167	(c)	—		32.8680	05/16/2013	585,488	—	—	—		—
	08/14/06	43,684	12,565	(l)	—		36.5720	08/14/2013	—	—	—	—		—
	11/21/06	70,093	21,333	(d)	—		38.2800	11/21/2013	—	—	—	—		—
	11/13/07	264,047	132,024	(e)	—		50.3040	11/13/2014	—	—	—	—		—
	05/20/08	—	39,000	(f)	39,000	(g)	69.3000	05/20/2015	—	—	—	26,000	(h)	917,020
	11/18/08	—	42,500	(i)	42,500	(j)	33.6200	11/18/2015	140,250	—	—	18,750	(k)	661,313

Timothy L. Petrus	12/12/05	65,015	—		—		34.9923	12/12/2012	18,055	—	—	—		—
	05/16/06	145,833	41,667	(c)	—		32.8680	05/16/2013	450,375	—	—	—		—
	08/14/06	38,831	11,169	(l)	—		36.5720	08/14/2013	—	—	—	—		—
	11/21/06	65,557	19,953	(d)	—		38.2800	11/21/2013	—	—	—	—		—
	11/13/07	220,481	110,242	(e)	—		50.3040	11/13/2014	—	—	—	—		—
	05/20/08	—	37,500	(f)	37,500	(g)	69.3000	05/20/2015	—	—	—	25,000	(h)	881,750
	11/18/08	—	40,000	(i)	40,000	(j)	33.6200	11/18/2015	132,000	—	—	18,000	(k)	634,860

(a)	Options listed in this column vest based upon achievement of specified stock price performance targets. Any options that vest during, and remain unexercised at the end of, a given year will be listed under option awards as exercisable options in the following year’s proxy statement.

(b)	Calculations assume a stock value of $35.27 per share, which was the closing price of our stock on December 31, 2008.

(c)	These options vest on May 16, 2009.

(d)	These options vest on November 21, 2009.

(e)	These options vest in 50% increments on November 13, 2009 and November 13, 2010.

(f)	These options vest at the rate of 33.33% increments on May 20, 2009, May 20, 2010 and May 20, 2011.

(g)	These options vest if our stock closes at or above $90.00.

(h)	These stock awards vest in 50% increments if our stock closes at or above $77.00 and $85.00, respectively.

(i)	These options vest at the rate of 33.33% increments on November 18, 2009, November 18, 2010 and November 18, 2011, or 100% if our stock closes at or above $50.00.

(j)	These options vest when our stock closes at or above $45.00.

(k)	These stock awards vest if our stock closes at or above $42.00.

(l)	These options vest on August 14, 2009.

Option Exercises and Stock Vested in 2008

The following table sets forth the number of shares of our common stock acquired upon the exercise of options by the named executive officers and stock awards to the named executive officers that vested during 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(a)	Value Realized on Exercise ($)(b)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(c)
Bob R. Simpson	1,836,071	68,027,926	87,500	3,452,750
Keith A. Hutton	1,281,249	45,915,902	62,500	2,466,250
Vaughn O. Vennerberg II	530,950	18,646,645	37,500	1,479,750
Louis G. Baldwin	68,501	2,573,302	18,750	739,875
Timothy L. Petrus	—	—	18,000	710,280

(a)	The number of shares acquired represents the gross number of options exercised or shares that vested without reduction for the number of shares withheld to pay withholding taxes.

(b)	The value realized on exercise was the gross number of shares acquired upon exercise times the difference between the closing price of our common stock on the exercise date and the exercise price of the options.

(c)	The value realized on vesting was the gross number of shares that vested times the closing price of our stock on the vesting date.

Pension Benefits

We do not maintain a defined benefit pension plan or a supplemental retirement plan. We acquired a pension plan as part of our acquisition of Hunt Petroleum Company in September 2008 that we are in the process of terminating. This plan is only for the benefit of Hunt employees.

Non-qualified Deferred Compensation

We do not maintain a non-qualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Employment Agreements. We have had employment agreements with Mr. Bob Simpson since March 1995 and with Messrs. Hutton and Vennerberg since May 2006. On November 18, 2008, the compensation committee approved new employment agreements with Messrs. Simpson, Hutton and Vennerberg, effective December 1, 2008 and ending November 30, 2009, which automatically continue year to year unless terminated by either party on 30 days’ advance notice. The new agreements were approved in connection with Mr. Simpson’s stepping down as our chief executive officer and assuming the new title of chairman of the board and founder and the promotions of Mr. Hutton to chief executive officer and Mr. Vennerberg to president. The terms of the new agreements are substantially the same as the prior agreements, except for the changes described below.

Prior to the new employment agreements and the amendment and restatement of the management severance plan describe below, in the event of a change in control Messrs. Simpson, Hutton and Vennerberg could elect to receive severance benefits provided under the management severance plan in lieu of, but not in addition to, the severance benefits under their employment agreements. Cash amounts that would have been payable under the management severance plan to Messrs. Simpson, Hutton and Vennerberg upon a change in control were the same amounts that they would receive under their employment agreements. As a result of the new employment agreements and the amendment and restatement of the management severance plan, Messrs. Simpson, Hutton and Vennerberg are no longer eligible to participate in the management severance plan, and the severance payments that they will receive are set forth in their new employment agreements and change in control performance share grant agreements described below.

Under his new employment agreement, Mr. Simpson is to serve as chairman of the board and founder and will no longer serve as chief executive officer. He is to receive an annual base salary of $3,600,000 effective December 1, 2008, and a minimum monthly automobile allowance of $4,620. The compensation committee does not have authority to adjust his annual base salary except by amendment of the employment agreement. The agreement also provides that, after the bonus paid to him on December 1, 2008, Mr. Simpson will no longer be entitled to participate in any company cash incentive compensation plan, including the 2009 executive incentive compensation plan. Additionally, the first business day of each year, commencing in January 2009, Mr. Simpson is entitled to receive grants of 110,000 shares of common stock with no vesting criteria and 40,000 performance shares that will vest upon the achievement of performance targets established by the compensation committee at the time of grant. He will not receive any other grants under our stock incentive plans. The company is also required to provide tax preparation services for Mr. Simpson, his direct family members and entities owned by him or his direct family members. In November 2008, the compensation committee approved a base salary equal to the annual base salary Mr. Simpson is to receive under his new agreement and increased his monthly automobile allowance to his minimum allowance of $4,620.

The new employment agreements with Messrs. Hutton and Vennerberg provide for minimum base salaries of $1,400,000 and $900,000, respectively, minimum bonuses equal to their respective base salaries and minimum automobile allowances of $4,200. The compensation committee has authority to pay base salaries and bonuses in excess of the minimum amounts provided for in the agreements, subject to an annual cap on total cash compensation paid in the form of salary and bonuses each year to Messrs. Hutton and Vennerberg of $12,500,000 and $7,500,000, respectively. Additionally, Messrs. Hutton and Vennerberg are entitled to participate in any cash or equity incentive compensation program established by the company for its executive officers. In November 2008, the compensation committee approved base salaries for Messrs. Hutton and Vennerberg equal to the minimum base salaries in their respective agreements and increased their monthly automobile allowances to the minimum allowance of $4,200.

The terms of the new employment agreements with all three executive officers provide that the executives will become fully vested in all options granted under our stock incentive plans that have been held at least 18 months prior to retirement and the exercise period will be extended to the full term of the award, subject to any restrictions on accelerated vesting established by the compensation committee at the time of grant. Unvested options granted prior to November 18, 2008 that have not been held at least 18 months upon retirement and any unvested performance shares granted prior to November 18, 2008 are forfeited. Any unvested options granted on or after November 18, 2008 that have not been held at least 18 months upon retirement, and any performance shares and other stock awards granted on or after November 18, 2008 that have not vested at the time of retirement, will continue to be outstanding for the original term of the grant and may vest following retirement if vesting conditions are subsequently satisfied during the remaining term of the grant, subject to any restrictions on post-retirement vesting established by the compensation committee at the time of grant.

The new employment agreements also address potential deferred compensation issues under Section 409A of the Internal Revenue Code, provide for reimbursement of any penalty and interest paid as a result of the application of Section 409A to certain payments and extend the vacation time for each executive from four weeks to five weeks to reflect changes to our vacation policy for all employees. The agreements also clarify that, if the executive’s employment terminates for any reason, his car allowance and any special bonuses or stock grants treated as a bonus under the rules of the Securities and Exchange Commission will no longer be included in the calculation of applicable severance payments.

Other provisions of the new employment agreements have not changed from their prior agreements. Each executive continues to receive a minimum of $3,000,000 of life insurance, participates in our group medical and disability insurance plans and is reimbursed for fuel, maintenance, registration and insurance costs for an automobile.

The new employment agreements continue to be subject to early termination upon the death or disability of the executive, by us for cause or by the executive for good reason (both defined below). If the agreement is terminated because of death or disability, or by the executive for good reason, he is entitled to receive the full severance benefits described below. If the agreement is terminated for cause, or by the executive without good reason, we are not required to make any severance payments. The agreements also address the compensation that the executive will receive upon retirement, provide us with the right to obtain a release upon any payment under the agreements and require arbitration of any disputes under the agreements.

Under the new employment agreements, the provisions governing payments upon termination other than retirement have not changed. If the executive dies, becomes disabled, terminates employment for good reason or is terminated without cause, or a change in control (as defined below) occurs, the executive (or his heirs or estate, in the event of death) is entitled to a lump-sum cash payment of three times his most recent annual compensation. For this purpose, annual compensation includes salary and cash bonuses, but excludes the monthly car allowance and generally excludes the award of future grants under our stock incentive plans. The executive will also receive ownership of any vehicles, club memberships and life insurance policies then being provided. In addition, all options, performance shares and other equity-based awards granted under our stock incentive plans will become fully vested upon any such termination or change in control, and all performance conditions relating to such equity-based awards will be waived, subject to exceptions as approved by the compensation committee at the time of grant, and the exercise period for unexercised options will continue for the full original term of the award.

If the executive terminates employment for good reason or is terminated without cause, or a change in control occurs, the executive will also receive 18 months of medical, vision and dental benefits. There will be a one-time lump-sum cash payment made to the executive to reimburse him for any additional income tax payable that is attributable to the provision of health care benefits for 18 months. This is the same benefit that is provided to all salaried employees.

Cash payments under the new employment agreements are to be made on or before 10 days after the date of termination, or 45 days after a change in control. We can delay payment for up to six months if necessary to avoid additional tax under Section 409A of the Internal Revenue Code.

The new employment agreements with Messrs. Hutton and Vennerberg further provide that, if the executives are subject to the 20% excise tax on excess parachute payments, we will pay them an additional amount to “gross-up” the payment so that they receive the full amount due under the terms of their agreement after payment of the excise tax. Section 280G of the Internal Revenue Code defines an excess parachute payment as any severance payment contingent upon a change in control where the aggregate present value exceeds three times the employee’s average annual compensation over the past five years. Mr. Simpson’s agreement provides that the total aggregate payments to him under his new employment agreement and his change in control performance share grant agreement described below, which are contingent on a change in control, will be reduced to the maximum amount that we can pay him without triggering the excise tax under Section 280G of the Internal Revenue Code.

Under the new employment agreements, if the executive retires, we are required to enter into an 18-month consulting agreement with him. The executive will receive a minimum monthly payment based on his salary at the time of retirement, plus $10,000 per month for expenses. As discussed above, the executive will also become fully vested in all options granted under our stock incentive plans that have been held at least 18 months prior to retirement and the exercise period will be extended to the full term of the award, subject to any restrictions on accelerated vesting established by the compensation committee at the time of grant. Any unvested options granted on or after November 18, 2008 that have not been held at least 18 months upon retirement, and any performance shares and other stock awards granted on or after November 18, 2008 that have not vested at the time of retirement, will continue to be outstanding for the original term of the grant and may vest following retirement if vesting conditions are subsequently satisfied during the remaining term of the grant, subject to any restrictions on post-retirement vesting established by the compensation committee at the time of grant.

An executive may terminate employment under the new employment agreements for “good reason,” which means any one of the following:

•	a material reduction in authority, duties or responsibilities, including reporting responsibilities

•	a material reduction in base salary

•	relocation to an office over 25 miles from his office just prior to the proposed relocation

•	breach of the agreement by us

A “change in control” of the company under the new employment agreements is deemed to have occurred only if any person, or group of persons, acquires: (i) ownership of more than 50% of the total fair market value or total voting power of our stock, (ii) ownership of 35% or more of the total voting power of our stock over a period of 12 months (ending on the date of the most recent acquisition), or (iii) our assets that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of our assets at the time over a period of 12 months (ending on the date of the most recent acquisition). A “change in control” is also deemed to have taken place if certain specified majority changes in the composition of the board occur.

Severance Plans. We have adopted change in control severance protection plans that cover all employees. The management change in control severance protection plan covers executive officers (other than those executive officers that have an employment agreement with the company), other officers and key employees. The plan was amended and restated in November 2008 to address potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code.

Under the terms of the amended and restated management severance plan, executive officers are entitled to receive severance payments if they are employed by us after 45 days following a change in control or if they are earlier terminated other than for cause. The severance plan will not apply to any executive officer who is terminated for cause or by an executive officer’s own decision for other than good reason prior to the end of the 45-day period. The terms “good reason” and “change in control” under the management severance plan have the same meanings as under the new employment agreements described above.

If entitled to severance payments under the terms of the amended and restated management severance plan, Messrs. Baldwin and Petrus will receive two and one-half times their annual salary, bonus and car allowance. They will also receive 18 months of medical, vision and dental benefits. The salary to be used to calculate the severance payment will be the highest of the executive’s salary on the date of the change in control, the payment date or the date of a separation from service as defined in Section 409A of the Internal Revenue Code. Any special bonus will be treated as a bonus in the calculation of any severance to be paid under the management severance plan. In addition, all options, performance shares and other awards granted under our stock incentive plans will become fully vested upon any such change in control, and all performance conditions related to equity-based awards will be waived, and the exercise period for unexercised options will continue for the full original term of the award. The amended and restated management severance plan also provides that, if the executive officer is subject to the 20% excise tax on excess parachute payments under Section 280G of the Internal Revenue Code, we will pay the executive officer an additional amount to “gross-up” the payment so that the executive officer will receive the full amount due under the terms of the management severance plan after payment of the excise tax.

Other Agreements. In September 2004, we entered into change in control performance share grant agreements with Messrs. Simpson, Hutton, Vennerberg and Baldwin, providing that, if they were employed by us on the date of a change in control, they would each receive a lump-sum cash payment equal to the value of 833,333, 687,500, 583,333 and 166,667 shares of our stock, respectively, as adjusted for the March 15, 2005 four-for-three stock split and the December 13, 2007 five-for-four stock split. In November 2006, the compensation committee approved a similar agreement with Mr. Petrus, providing for a lump-sum cash payment to him on the date of a change in control equal to the value of 156,250 shares, as adjusted for the December 13, 2007 five-for-four stock split. Each of the agreements was amended and restated in November 2008 to address potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code. As amended, the term “change in control” in the agreements has the same meaning as under the new employment agreements described above.

All amounts to be paid under these agreements will be adjusted for any future stock splits or other extraordinary transactions. Except in the case of Mr. Simpson, as described above, if an executive officer is subject to the Section 280G 20% excise tax on excess parachute payments, we will pay the executive officer an additional amount to “gross-up” the payment so that the executive officer receives the full amount due under the terms of the agreement after payment of the excise tax. The amount to be paid Mr. Simpson will be reduced so that the aggregate amount that we pay him upon a change in control under this agreement and his new employment agreement will not trigger an excise tax under Section 280G of the Internal Revenue Code.

The following tables set forth the estimated potential payments and other benefits each of our named executive officers would have received in the event of a change in control, or if they had been terminated for any reason, including retirement, termination without cause or resignation for good reason, termination for cause or resignation without good reason, or death or disability. We have assumed that the event triggering the payment occurred on December 31, 2008. The table does not include amounts that may be accrued but unpaid for salary or vacation pay at the time of the triggering event or life insurance proceeds that are provided on the same basis to all employees. All calculations assume a stock value of $35.27 per share, which was the closing price of our common stock on December 31, 2008, and are based on the base salary and car allowance in effect as of that date. The footnotes that follow the tables apply to all of the tables in this section.

Bob R. Simpson

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	10,800,000	—		10,800,000	—	10,800,000
Bonus (a)	120,000,000	—		120,000,000	—	120,000,000
Stock Options—Vesting Accelerated (b)	1,297,473	967,473		1,297,473	—	1,297,473
Performance Shares—Vesting Accelerated (c)	9,258,375	—		9,258,375		9,258,375
Cash Value—Change in Control Performance Shares	29,391,655	—		—	—	—
Consulting Fee (d)	—	5,400,000		—	—	—
Consulting Expenses (e)	—	180,000		—	—	—
Perquisites and Other Benefits:
Health Care	23,860	—	(f)	23,860	—	—
Health Care Tax Reimbursement	8,351	—		8,351	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
Reduction to Avoid 280G Tax Gross-Up (g)	0	—		—	—	—

Total	170,779,714	6,547,473		141,388,059	—	144,355,848

Keith A. Hutton

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	4,200,000	—		4,200,000	—	4,200,000
Bonus (a)	21,000,000	—		21,000,000	—	21,000,000
Stock Options—Vesting Accelerated (b)	978,736	483,736		978,736	—	978,736
Performance Shares—Vesting Accelerated (c)	4,849,625	—		4,849,625	—	4,849,625
Cash Value—Change in Control Performance Shares	24,248,125	—		—	—	—
Consulting Fee (d)	—	2,100,000		—	—	—
Consulting Expenses (e)	—	180,000		—	—	—
Perquisites and Other Benefits:
Health Care	23,860	—	(f)	23,860	—	—
Health Care Tax Reimbursement	8,351	—		8,351	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
280G Tax Gross-Up Payment (h)	0	—		—	—	—

Total	55,308,697	2,763,736		31,060,572	—	34,028,361

Vaughn O. Vennerberg II

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	2,700,000	—		2,700,000	—	2,700,000
Bonus (a)	13,500,000	—		13,500,000	—	13,500,000
Stock Options—Vesting Accelerated (b)	689,084	400,334		689,084	—	689,084
Performance Shares—Vesting Accelerated (c)	2,909,775	—		2,909,775	—	2,909,775
Cash Value—Change in Control Performance Shares	20,574,155	—		—	—
Consulting Fee (d)	—	1,350,000		—	—	—
Consulting Expenses (e)	—	180,000		—	—	—
Perquisites and Other Benefits:
Health Care	23,254	—	(f)	23,254	—	—
Health Care Tax Reimbursement	8,139	—		8,139	—	—
Life Insurance Proceeds	—	—		—	—	3,000,000
280G Tax Gross-Up Payment (h)	0	—		—	—	—

Total	40,404,407	1,930,334		19,830,252	—	22,798,859

Louis G. Baldwin

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	1,250,000	—		—	—	—
Bonus (a)	4,250,000	—		—	—	—
Stock Options—Vesting Accelerated (b)	270,359	—		—	—	270,359
Performance Shares—Vesting Accelerated (c)	1,578,333	—		—	—	1,578,333
Cash Value—Change in Control Performance Shares	5,878,345	—		—	—	—
Car Allowance	110,250	—		—	—	—
Consulting Fee	—	—		—	—	—
Consulting Expenses	—	—		—	—	—
Perquisites and Other Benefits:
Health Care	23,199	—	(f)	—	—	—
Health Care Tax Reimbursement	8,120	—		—	—	—
Life Insurance Proceeds	—	—		—	—	1,000,000
280G Tax Gross-Up Payment (h)	0	—		—	—	—

Total	13,368,606	—		—	—	2,848,692

Timothy L. Petrus

Estimated Potential Payments and Benefits	Change in Control ($)	Retirement ($)		Termination Without Cause/Quit For Good Reason ($)	Termination For Cause/Quit Without Good Reason ($)	Death or Disability ($)
Payments:
Base Salary	1,187,500	—		—	—	—
Bonus (a)	4,125,000	—		—	—	—
Stock Options—Vesting Accelerated (b)	232,084	—		—	—	232,084
Performance Shares—Vesting Accelerated (c)	1,516,610	—		—	—	1,516,610
Cash Value—Change in Control Performance Shares	5,510,938	—		—	—	—
Car Allowance	110,250	—		—	—	—
Consulting Fee	—	—		—	—	—
Consulting Expenses	—	—		—	—	—
Perquisites and Other Benefits:
Health Care	23,199	—	(f)	—	—	—
Health Care Tax Reimbursement	8,120	—		—	—	—
Life Insurance Proceeds	—	—		—	—	1,000,000
280G Tax Gross-Up Payment (h)	2,194,488	—		—	—	—

Total	14,908,189	—		—	—	2,748,694

(a)	Bonus amounts are calculated based on the highest semi-annual bonus paid in the preceding 12 months. The highest semi-annual bonus is doubled to determine the annual bonus amount to be included in the calculation. That amount is then multiplied by three for Messrs. Simpson, Hutton and Vennerberg and by two and one-half for Messrs. Baldwin and Petrus. Under Mr. Simpson’s new employment agreement, the bonus amount to be included in the calculation of the amount payable to Mr. Simpson upon a change in control or termination of employment for any reason will be reduced to $60 million after June 1, 2009 and to zero after December 1, 2009.

(b)	Amounts represent the spread between the exercise price and the closing price of our common stock on December 31, 2008 of options, including performance-based options that would vest on an accelerated basis if a change in control or other triggering event occurred on that day. This amount does not include any value for options that were vested as of December 31, 2008. Options granted after October 2006 to Messrs. Simpson, Hutton and Vennerberg will not vest on an accelerated basis upon retirement unless the option has been held at least 18 months. Options granted on or after November 2008 can continue to vest following retirement if the applicable performance conditions are satisfied. The value of options that would vest upon retirement of Messrs. Simpson, Hutton and Vennerberg reflect the value of unvested options held for at least 18 months on December 31, 2008.

(c)	Amounts represent the value of performance shares on December 31, 2008. Under our employment agreements with Messrs. Simpson, Hutton and Vennerberg, performance shares do not vest on an accelerated basis upon retirement, but performance shares granted on or after November 2008 can continue to vest following retirement if the applicable performance conditions are satisfied.

(d)	The executive will enter into an 18-month consulting agreement with us and receive a minimum monthly payment based on his salary at the time of retirement.

(e)	The executive will receive $10,000 per month for expenses during the term of the consulting agreement.

(f)	The executive is eligible for retiree health care on the same basis as all company employees. Each of our executive officers is eligible to retire with these benefits.

(g)	Represents the reduction, if any, in the amount that Mr. Simpson would receive in order to avoid the imposition of the 20% excise tax under Section 280G of the Internal Revenue Code.

(h)	The executive is entitled to a Section 280G gross-up to cover any excise tax the executive is required to pay. For purposes of calculating whether any gross-up would be paid on December 31, 2008, we assumed an individual effective tax rate of 55%, consisting of a 35% income tax rate and 20% excise tax rate, and used taxable wages for each individual for the years 2004 through 2008. Facts and circumstances at the time of a change in control transaction, as well as changes in the executive officer’s compensation history preceding a transaction, could materially impact whether and the extent to which the excise tax will be imposed and the amount of any potential gross-up payment. The gross-up amount included in the table, if any, is the maximum amount that would be payable at December 31, 2008 based on the assumptions described above. A zero gross-up payment in the table indicates that, under those assumptions, no tax gross-up payment would in fact have been paid to the executive officer on December 31, 2008.

DIRECTOR COMPENSATION

Directors and advisory directors who are also our employees receive no additional compensation for service on our board. At the present time we have three advisory directors, each of whom is an employee of the Company and none of whom receive any additional compensation or benefits for service as an advisory director.

We use a combination of cash and equity-based compensation to attract and retain qualified non-employee directors to serve on our board. In setting non-employee director compensation, we consider the significant time commitment necessary for directors to fulfill their duties to the company and the extensive involvement of our directors chairing or serving on committees of the board. We have a smaller board, with six non-employee directors, and they must each commit a substantial amount of time to chairing or serving on multiple committees and attending committee meetings and executive sessions. As with our compensation of executive officers, we believe that it is necessary and appropriate to pay directors cash and equity compensation that is higher than market comparables if we achieve above-market operational and financial results, and that director compensation should not necessarily be determined in relation to the size of the company or based on survey data, but rather should be consistent with successful performance by the company, including performance that will lead to long-term value creation for our stockholders. Finally, we encourage material director ownership of our stock through our stock ownership guidelines, which further aligns directors’ interests with the interests of our stockholders.

Our corporate governance and nominating committee is responsible for evaluating and recommending to the board the cash and equity-based compensation for non-employee directors. The committee did not retain a consultant in 2008 to advise it on director compensation.

In November 2008, the board, upon the recommendation of the corporate governance and nominating committee, amended the director compensation program for 2009 to address the extensive amount of time non-employee directors spend on committee matters and to address the increasing value of equity awards that were being made each year to directors. Under the new program, non-employee directors will receive fees for attending meetings of committees on which they serve, and the chairs of the committees will receive additional retainers. The equity-based compensation component of non-employee director compensation was revised to provide that directors will not receive stock options after November 2008, and future stock awards will have a cap on both the number and value of shares that will be granted.

The specific components of our directors’ 2008 and amended 2009 annual compensation program, including cash, equity-based compensation and perquisites and other benefits, are described below. We do not have a pension plan or deferred compensation plan for our non-employee directors.

Annual Retainer. Each non-employee director receives an annual retainer of $180,000. The annual retainer is paid in four equal quarterly installments. During 2008, non-employee directors received no additional retainers for serving on committees, meeting fees for board or committee meetings, or fees for serving as chairs of committees, but were provided with or reimbursed for travel in conjunction with their attendance at meetings of the board and committees, stockholder meetings and other designated company events.

Committee Retainers and Meeting Fees. Beginning in 2009, the chair of the audit committee will receive an annual retainer of $60,000, and the chairs of the compensation committee and the corporate governance and nominating committee will each receive an annual retainer of $40,000. These retainers will be paid in four equal quarterly installments. The chair of the board and of the executive committee will not receive a retainer. Members of each committee, other than the chair, will receive $2,500 for each meeting of the committee attended in person or by phone, subject to an annual cap of $20,000 on meeting fees to be paid to members of the audit committee who are expected to participate in more meetings than members of other committees.

Equity-Based Compensation. Under our 2004 stock incentive plan, non-employee directors may receive grants of our stock, options to purchase stock or other forms of equity-based awards under the plan, covering up to an aggregate of 25,000 shares of stock annually. Grants to directors under the plan are discretionary and must be approved by our corporate governance and nominating committee and the board. Pursuant to this discretionary program, in February 2008 each non-employee director received a grant of 4,166 shares of our stock, which vested immediately. In February 2008, our board approved a new form of grant agreement for non-employee directors in order to further align the interests of the directors with our stockholders. The new form of agreement places a two-year restriction on the transfer or sale of shares granted to the directors that vested immediately. This restriction will be lifted upon the death or disability of a director, or upon a change in control.

In November 2008, each non-employee director was granted an option to purchase 20,000 shares. These options vest one-third each year on the anniversary date of the grant, subject to acceleration in 50% increments if our stock closes at or above $40.00 and $45.00, respectively.

Under the amended 2009 director compensation program, non-employee directors will not receive stock options after November 2008. Non-employee directors will now receive only an annual grant of up to 6,000 shares that vest immediately, subject to a cap in the value of shares that can be granted of $300,000 at the time of grant. The value for purposes of the cap is to be calculated based on the average of the daily closing price of our stock over the 30-day period prior to the grant. These shares will be subject to a two-year restriction on transfer or sale. In February 2009, the directors were granted 4,166 shares that vested immediately, subject to the restriction on transfer or sale, under the new program.

Our schedule for granting equity awards to non-employee directors differs from our executive officer schedule. Executive officer grants are generally made in May and/or November each year, and director grants have generally been made in February and November each year. Under our amended 2009 director compensation program, we have retained the practice of granting stock awards at the first meeting of directors each year.

Our corporate governance guidelines provide that each non-employee director is expected to own shares of our stock equal in value to three times the annual cash retainer for directors. Based on the closing price of our stock on December 31, 2008, the last trading day of the year, our directors are expected to own approximately 15,310 shares of stock. Directors have three years after first being elected to achieve this level of ownership. Each of our directors owns shares in excess of our minimum ownership guidelines.

Perquisites and Other Benefits. Non-employee directors and their families are allowed personal use of company aircraft for up to 14 hours per year. Directors can carry unused hours forward to the following year or can borrow in any year up to two years’ worth of future allotted hours beyond the current year. Non-employee directors have personal use of company office space and company tickets to sports and entertainment events, as well as access to company housing, subject to availability. Additionally, we pay the expenses for spouses or guests of our non-employee directors to attend our management conferences and other designated company events that our directors are expected to attend.

Since November 2007, the company has had a matching charitable contribution program for executive officers and non-employee directors as an extension of the company’s program to support higher education. Under the program, we will match, on a 3-for-1 basis, up to $250,000 in aggregate contributions made by a non-employee director to a designated university or college prior to the end of December 31, 2010, or any pledge made prior to that date that does not extend more than three years from the date of the pledge.

Health Plans. Non-employee directors are eligible to participate in our medical plan and retiree health plan. Dependents of eligible non-employee directors may also participate in the plans at premiums that we establish from time to time. Under the medical plan, directors can receive medical insurance on the same terms as is available to all employees. Under the retiree health plan, they can receive medical insurance at premiums that we establish from time to time if, at the time that the director retires from the board, the director has any combination of age and years of service that totals 60, with a minimum age of 45 and a minimum of five years of service on our board. When a non-employee director or dependent of such a director becomes eligible for insurance under a government-sponsored plan or is eligible for insurance under the plan of an employer, he or she is no longer eligible to participate in the retiree health plan.

Non-employee directors are eligible to participate in our long-term care insurance plan. This insurance provides home health care, nursing home and assisted-living facility benefits. We pay for a certain level of long-term care insurance coverage for the directors, and a director may also purchase additional coverage for the director and the director’s spouse on the same terms and at the same premiums available to an employee or an employee’s spouse.

Change in Control Severance Plan. We have also adopted a change in control severance plan for our non-employee directors. The plan is intended to enable directors to objectively assess any corporate transactions that are in the best interests of stockholders without undue concern over the impact of a transaction on their own personal financial situation.

Each non-employee director is eligible to receive cash payments under the plan upon a change in control. Each director will receive a cash payment equal to three times the applicable annual cash retainer for directors then in effect, plus three times the value of the annual stock grant. The value of the annual stock grant equals the number of shares most recently granted to the director in the form of a stock award that vested immediately, multiplied by the closing price of our stock on the day the change in control occurs. The plan also provides for the accelerated vesting of options, performance shares, restricted shares and other equity-based awards, if any, outstanding at the time of the change in control. This plan was amended in November 2008 to address potential issues concerning deferred compensation under Section 409A of the Internal Revenue Code. A director will not be entitled to benefits under the plan if the director’s services were terminated prior to a change in control, unless the termination is involuntary and is at the request of a third party seeking to effect the change in control or was otherwise in connection with the change in control. A “change in control” of the company is deemed to have occurred under the plan only if any person, or group of persons, acquires: (i) ownership of more than 50% of the total fair market value or total voting power of our stock, (ii) ownership of 35% or more of the total voting power of our stock over a period of 12 months (ending on the date of the most recent acquisition), or (iii) our assets that have a total gross fair market value equal to more than 40% of the total gross fair market value of all of our assets at the time over a period of 12 months (ending on the date of the most recent acquisition). A “change in control” is also deemed to have taken place if certain specified majority changes in the composition of the board occur. If there had been a change in control of the company on December 31, 2008, each non-employee director would have received $980,804, and all of their outstanding options would have vested. The intrinsic value of unvested options for each director was $33,000 on December 31, 2008. This calculation is based on a share price of $35.27, which was the closing price of our stock on December 31, 2008.

The following table sets forth the compensation received by our non-employee directors during 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
William H. Adams III	180,000	240,462	337,632	112,603	870,697
Lane G. Collins	180,000	240,462	337,632	1,276	759,370
Phillip R. Kevil	180,000	240,462	337,632	22,849	780,943
Jack P. Randall	180,000	240,462	337,632	803,126	1,561,220
Scott G. Sherman	180,000	240,462	337,632	61,630	819,724
Herbert D. Simons	180,000	240,462	337,632	25,538	783,632

(a)	Represents the grant date fair value of stock awards to the directors in 2008 required to be expensed for financial statement reporting purposes in 2008 in accordance with SFAS 123R, based on the fair market value per share of $57.72, which was the closing price of our stock on the grant date. These stock awards vested immediately, and there were no outstanding stock awards at the end of 2008.

(b)

Amounts reported reflect the dollar amount required to be expensed for financial statement reporting purposes in 2008 for the fair value of stock options granted to each of the directors in 2008 as well as prior years, in accordance with SFAS 123R. The amount expensed in 2008 for option awards made in 2008 for each director was $118,649, and the amount expensed in 2008 for option awards made prior to 2008 was $218,983. The grant date fair value of the options granted in 2008 to each director calculated in accordance with SFAS 123R was $194,500. Pursuant to Securities and Exchange Commission rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. We refer you to the discussion of the assumptions used in the fair value calculation in Note 13 of Notes to Consolidated Financial Statements in our 2008 Form 10-K. The actual amount realized may be significantly more or less than the amount shown in the table depending on the price of our stock at the time of exercise. The intrinsic value of the options depends solely on the extent that there is market price appreciation of our common stock. The intrinsic value of the stock options granted to each of the directors during 2008 on December 31, 2008, based on the closing price of our stock on that date, was $33,000. The aggregate number of options outstanding for each director at the end of 2008 was as follows:

Name	Aggregate Options Outstanding as of December 31, 2008 (#)
William H. Adams III	80,805
Lane G. Collins	80,805
Phillip R. Kevil	80,805
Jack P. Randall	137,014
Scott G. Sherman	137,014
Herbert D. Simons	91,610

(c)	Represents the value of personal use of company aircraft, company offices, insurance premiums for long-term care insurance and personal use of company tickets. The value for Mr. Adams includes $55,980 for our cost to provide him and his family with health insurance and $1,250 for our cost to provide him with an office. The value for Mr. Kevil includes $6,000 for our cost to provide him with an office. The value for Mr. Randall includes a contribution of $750,000 under the company’s matching charitable contribution program for directors to support higher education. The company matched, on a 3-for-1 basis, $250,000 of Mr. Randall’s total contributions of $845,000 to a designated university during 2008. The value for Mr. Simons includes $9,040 for our cost to provide him with health insurance. The value of the personal use of company aircraft is $54,095, $14,047, $52,139, $59,234 and $14,489 for Messrs. Adams, Kevil, Randall, Sherman and Simons, respectively. The value of the personal use of company aircraft is based on our aggregate incremental direct operating costs, including cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and ramp fees, trip-related hangar and parking costs, and similar variable costs. Because our aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the company-owned or -leased aircraft and the cost of maintenance not related to trips, are excluded.

RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT AND OTHERS

It is our policy that all related persons must avoid any activity that is or has the appearance of conflicting with our business interests, except under guidelines approved by our board or as permitted in our employee handbook. This policy is included in our code of business conduct and ethics. A director or executive officer is required to disclose any interest in any transaction involving the company, and that transaction must be approved by a majority of disinterested directors. Directors and executive officers are instructed to advise the general counsel or the corporate governance and nominating committee of any situation that might be perceived as a conflict of interest. At least annually, each director and executive officer must complete a detailed questionnaire specifying any transaction or business relationship that may give rise to a conflict of interest. The audit committee oversees the adequacy of our policies and procedures for the review and approval of related-party transactions and monitors compliance with the policies and procedures.

In February 2007, in recognition of Mr. Simpson’s extraordinary contributions to the company, and as part of our charitable giving program to support higher education, the disinterested directors, with Dr. Collins and Mr. Simpson recusing themselves from the consideration of the matter and vote, approved a conditional $6.8 million pledge to assist in building an athletics and academic center at Baylor University, Mr. Simpson’s alma mater. We paid the first installment of $3.4 million in May 2007, and the second installment of $3.4 million in July 2008. Concurrently with the company’s pledge, Mr. Simpson made a $3.2 million pledge for the same project, which he paid in October 2008. In return for these contributions, the company and Mr. Simpson obtained naming rights for the building and certain facilities within the building, and Mr. Simpson was provided with access to certain sporting events. The building is named the Simpson Athletics and Academic Center.

As part of the company’s program to encourage our executives to support higher education, the company made a donation of $750,000 to Oklahoma State University in 2008 to match a $250,000 donation made to the university by Mr. Vennerberg. Under this program, the company also made a donation of $750,000 to the

University of Texas in 2008 to match a $250,000 donation made to the university by Mr. Baldwin. These donations were made under the company’s matching charitable contribution program to support higher education whereby the company will match, on a 3-for-1 basis, up to $250,000 in aggregate contributions made by our executive officers to a designated university.

During 2008, Keith Hutton’s sister, Nina Hutton, was employed as our vice president—environmental, health and safety. In 2008, her salary, bonus and car allowance totaled approximately $386,190, and she was granted 11,300 restricted shares that vest ratably over a three-year period, 4,200 performance shares that vest in 50% increments when our stock closes at or above $77.00 and $85.00, respectively, 7,100 performance shares that vest in 50% increments when the stock closes at or above $38.00 and $42.00, respectively, 12,500 stock options that vest when the stock closes at or above $90.00, and 12,500 options that vest ratably over a three-year period. She has been employed by us since 1992, which was prior to Mr. Hutton becoming an executive officer or director, she does not report to Mr. Hutton, and her compensation is reviewed and approved by the compensation committee of our board. We expect her cash compensation in 2009 to be at least the amount paid in 2008.

Jack Randall, one of our directors, was a co-founder and director of Randall & Dewey Partners, L.P., which was acquired by Jefferies Group, Inc. in 2005 and now operates as Jefferies Randall & Dewey Division of Jefferies & Company, Inc. We have in the past retained Jefferies Randall & Dewey for advisory and consulting services in connection with acquisitions and other strategic transactions and consider the advice that we receive from Jefferies Randall & Dewey in connection with our acquisitions as in the best interests of the company and our stockholders. During 2008, we paid Jefferies Randall & Dewey approximately $8,000,000 for advisory services in connection with the acquisition of certain properties during 2008. Also during 2008, we paid a third party for the credit of Jefferies & Company, Inc. a fee of $1,644,500 as one of 24 co-managers of our common stock offering in February 2008, a fee of $492,020 as one of 25 co-managers of our April 2008 debt offering, a fee of $1,382,358 as one of 31 co-managers of our common stock offering in July 2008 and a fee of $658,108 as one of 26 co-managers of our August 2008 debt offering. We expect that Jefferies Randall & Dewey and Jefferies & Company, Inc. may provide additional services to us in 2009. All of the transactions with Jefferies Randall & Dewey and with Jefferies & Company, Inc. were approved by the disinterested members of the board, with Mr. Randall recusing himself from the consideration of the matter and vote.

In November 2007, the disinterested members of the board, with Mr. Simpson recusing himself from the consideration of the matter and vote, authorized the company, through one of our subsidiaries, to enter into an agreement with Mr. Simpson to obtain a pipeline easement across property that he owns in North Texas at the standard rate for easements in the area of $15.00 per foot plus damages. The route across Mr. Simpson’s property was the shortest, most economical route for the pipeline and enabled us to avoid the expense of having to condemn other lands. In March 2008, we paid him a total of $185,782 for the easement across 12,252 feet of his property plus damages.

On November 26, 2008, a stockholder derivative action, styled Susan Freedman v. William H. Adams, III, et al., was filed in the Delaware Court of Chancery against the company as a nominal defendant and each of our directors purportedly on behalf of the company. The plaintiff alleges that the company’s directors have breached their duty of loyalty to the company and wasted the company’s assets by failing to implement an Internal Revenue Code Section 162(m) plan in order to make certain compensation that the company paid to its executive officers tax deductible. The plaintiff seeks an equitable accounting for the alleged losses by the company and injunctions mandating that a Section 162(m) plan be submitted to our stockholders for their approval and against further non-deductible payments, along with an award of accountants’, experts’ and attorneys’ fees. While the company did not have in place a Section 162(m) plan at the time the suit was filed, our board, upon the recommendation of our compensation committee, subsequently approved such a plan, subject to stockholder approval, as discussed in this proxy statement. Although we are unable to predict the final outcome of this lawsuit, we believe that the allegations are without merit and intend to vigorously defend against this action. On February 19, 2009, we filed a motion to dismiss the action, which is currently pending.

In addition to the indemnification provisions in our certificate of incorporation and our bylaws, we have entered into indemnification agreements with our directors, executive officers and certain other officers and key employees. These agreements were approved in part to enable us to attract and retain qualified directors, officers and key employees. The indemnification agreements indemnify the directors, officers and key employees to the fullest extent permitted by law against risks of claims and actions against them arising out of their service to and activities on behalf of the company, including attorneys’ fees, judgments, fines and settlements, arising from the derivative action described above, subject to certain exceptions. The agreements require us to advance expenses in certain circumstances to such persons in connection with claims made against them and are in addition to any other rights that they may have under our certificate of incorporation, bylaws and applicable laws. The indemnification agreements were amended in November 2007 to clarify that expenses will be reimbursed only if the director or officer is successful in defending against any claims or actions, including the dismissal of a claim or cause of action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% stockholders to file initial reports of beneficial ownership and reports of changes in beneficial ownership with respect to our stock with the Securities and Exchange Commission and the New York Stock Exchange. We must be provided with copies of the reports. To our knowledge, based solely on the information furnished to us and written representations from our executive officers and directors, we believe that all applicable Section 16(a) filing requirements were complied with during and for the year ended December 31, 2008 for all executive officers and directors, except for one late filing by Mr. Gary Simpson related to the withholding of shares to pay taxes upon the vesting of restricted shares that was reported three days late.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2008

The following table summarizes information as of December 31, 2008 relating to our equity compensation plans, under which grants of stock options, stock awards, performance shares, restricted shares and other rights to acquire shares of our stock may be granted from time to time:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (3)
Equity compensation plans approved by stockholders (a)	20,290,070	$36.08	9,227,559
Equity compensation plans not approved by stockholders	—	—	—

Total	20,290,070	$36.08	9,227,559

(a)	Column (1) does not include 3,842,857 restricted shares and 852,600 performance shares that were unvested at December 31, 2008, which represent the only full-value awards that we had outstanding under our equity compensation plans as of that date. The unvested restricted shares and performance shares are included in outstanding shares at December 31, 2008, and have already been deducted from the number of shares remaining available for future issuance under our equity compensation plans in column (3). The weighted average exercise price in column (2) does not take these awards into account.

Item 3.    APPROVAL OF 2009 EXECUTIVE INCENTIVE COMPENSATION PLAN

On February 17, 2009, our board of directors, upon the recommendation of our compensation committee, adopted, subject to approval by our stockholders at the 2009 annual meeting, our 2009 Executive Incentive Compensation Plan (the “2009 executive incentive compensation plan”). If approved by our stockholders, the 2009 executive incentive compensation plan is effective for bonus award opportunities for performance periods commencing on or after January 1, 2009.

Our compensation committee and board have been considering for some time the advisability of our adopting a stockholder-approved plan to provide for cash bonuses for our executives that would qualify as deductible performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. Each time that we considered this matter, however, we concluded that the need for continued maximum flexibility in appropriately motivating, rewarding, and retaining our executive officers, especially Bob R. Simpson, our former chief executive officer and current chairman of the board and founder, in a manner consistent with both our entrepreneurial culture and our extraordinary record of stockholder value creation made it inadvisable to adopt such a plan. Our compensation committee and board were scheduled to consider the matter once again in late 2008 when a number of events occurred that caused the compensation committee and board to determine to adopt such a plan for our executives at this time, subject to stockholder approval at the annual meeting.

We have recently undergone a change in our senior executive structure and adopted new limits on our total annual cash compensation for certain of our senior executives. In November 2008, we announced that Mr. Simpson was stepping down from his role as our chief executive officer. On November 18, 2008, the committee approved a new employment agreement with Mr. Simpson, dated December 1, 2008, that provides that he will continue to serve as our chairman of the board and founder and sets forth the terms of his new compensation arrangement with us. As discussed in greater detail above under the captions “Compensation Discussion and Analysis” and “Executive Compensation—Potential Payments Upon Termination or Change in Control—Employment Agreements,” under his new agreement Mr. Simpson is entitled to an annual base salary of $3,600,000, but after the cash bonus paid to him on December 1, 2008, he is not currently entitled to participate in the company’s cash bonus programs.

At the same time, Keith A. Hutton was promoted from president to chief executive officer, and Vaughn O. Vennerberg II was promoted from senior executive vice president and chief of staff to president. Messrs. Hutton’s and Vennerberg’s new employment agreements, also entered into on November 18, 2008 and effective December 1, 2008, provide for minimum base salaries of $1,400,000 and $900,000, respectively, and minimum annual bonuses at least equal to their respective base salaries. These new agreements also provide for overall caps on Messrs. Hutton’s and Vennerberg’s total cash compensation received in any one year of $12,500,000 and $7,500,000, respectively.

Given the restructuring of our senior executive positions and the negotiated limits on the annual cash compensation that we will pay in any one year to our three most senior executives, the committee and the board determined that it was feasible to adopt a cash bonus plan approved by stockholders that would provide appropriate cash incentive compensation to our executives with specified pre-set limits and performance goals and a minimum performance period of one year. At the same time, the committee and the board determined that other events made this an appropriate time to ask the stockholders to approve such a plan.

As discussed above under the caption “Compensation Discussion and Analysis,” the committee and the board have become increasingly sensitive to executive compensation concerns raised by our stockholders and others, partly as a result of recent adverse developments in our nation’s equity markets and the broader economy and the recent decline in the trading prices of our stock. As discussed elsewhere in this proxy statement, we have also received stockholder proposals concerning our adopting policies to provide for a stockholder advisory vote on executive compensation and a stockholder vote to approve executive benefits payable upon death. Additionally, a number of votes have been cast against directors who serve on our compensation committee.

Finally, a stockholder derivative action has been filed against the company as a nominal defendant and our directors, alleging that the directors have breached their duty of loyalty to the company and wasted the company’s assets by failing to implement a Section 162(m) plan in order to make certain compensation that we paid to our executive officers tax deductible. See “Relationships and Transactions with Management and Others.” While the committee and the board are recommending that our stockholders vote against the two stockholder proposals for the reasons indicated below, and we believe that the allegations in the lawsuit are without merit and intend to vigorously defend the action, the committee and the board are sensitive to the stockholder concerns raised and are proposing that the stockholders approve the 2009 executive incentive compensation plan at this annual meeting.

The following general descriptions of the 2009 executive incentive compensation plan and the 2009 bonus award opportunities for our four executive officers who are participating in the plan for 2009 are qualified in their entirety by reference to the copy of the plan attached as Appendix C to this proxy statement and the description of the 2009 bonus award opportunities set forth under the caption “Compensation Discussion and Analysis” above. The plan is subject to stockholder approval at the annual meeting, and the plan and the 2009 bonus award opportunities will not be effective unless the plan is approved by our stockholders.

Purpose of the Plan

The purpose of the 2009 executive incentive compensation plan is to provide designated eligible executives with bonus award opportunities, in 2009 and subsequent years, to earn performance-based incentive compensation over a designated performance period in order (i) to generate a strong incentive for the executives to contribute to the company’s future success and prosperity, thus enhancing the value of the company for the benefit of our stockholders; (ii) to maintain competitive compensation levels for our executives, thereby attracting and retaining highly competent and talented executives; (iii) to provide an incentive for the executives’ continued service with the company; and (iv) to structure such bonus award opportunities in a way that is intended to qualify any bonus award payments made as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code so that the company may be entitled to a federal income tax deduction for such payments.

Under the plan, the bonus award opportunities must relate to a performance period of at least one year. If the plan is approved by our stockholders at the annual meeting, the first performance period for awards under the plan will be the calendar year 2009.

Eligibility to Participate in the Plan

Except as prohibited by law, regulation, or agreement, all of our named executive officers are eligible to participate in the 2009 executive incentive compensation plan. In addition, the compensation committee may determine that other executives who are not then named executive officers are also eligible to participate in the plan. For any given performance period, the committee will designate those eligible executives who will be participants for that performance period.

No employees other than executives and no directors who are not executives are eligible to participate in the plan. As noted above, under his new employment agreement, Mr. Bob Simpson is not currently eligible to participate in the plan. We estimate that approximately 19 executives are currently eligible to participate in the plan. For 2009, the participants chosen by the committee are Messrs. Hutton, Vennerberg, Baldwin, and Petrus.

Per-Person Limit

Under the 2009 executive incentive compensation plan, no participant may be paid, for any performance period, a bonus award payment of more than 50% of the bonus pool maximum allowed under the plan. The bonus pool maximum is calculated as the lesser of (i) 1.5% of operating cash flow for that performance period, or (ii) $40 million multiplied by the number of whole and fractional years in the performance period. For purposes of the plan, operating cash flow is a non-GAAP financial measure defined as cash provided by operating activities before changes in operating assets and liabilities, exploration costs excluding dry hole expense, and significant cash flow effects of unusual, extraordinary and non-recurring items, as publicly disclosed in the company’s earnings releases for the performance period, but calculated without regard to any accrual, payment, or other effect of any bonus award payment made or to be made under the plan.

Performance Goals; Business Criteria; Targets

We intend that all bonus award payments paid under the plan to participants who are “covered employees” will constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. With respect to bonus award opportunities for any given performance period, the committee will establish in writing at the beginning of the period (i) the performance period during which performance will be measured; (ii) the performance goal(s) that must be attained; (iii) the amount or amounts of the bonus pool amount and/or individual bonus award amounts earned if the performance goal(s) are attained at any given targeted level or levels of performance; (iv) whether the bonus award amounts will be stated in dollars, as percentage shares of a bonus pool payment, or on a formula basis; and (v) any other terms and conditions of the bonus award opportunities that the committee deems appropriate and consistent with the plan and the requirements of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation.

In setting performance goal(s) for each performance period, the committee will establish objectively determinable performance goal(s) based on one or more of the following business criteria: market price of our common stock, cash flow measures (including, but not limited to, operating cash flow), reserve measures (including, but not limited to, reserve value and reserve replacement), balance sheet measures (including, but not limited to, debt to total capitalization), net asset value, earnings, net income, operating income, revenue, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expense), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, production, assets, unit volume, sales, market share, finding and development costs, overhead costs, general and administration expense, or strategic business criteria consisting of one or more objectives based on meeting specified objectives relating to acquisitions or divestitures. The committee may establish targeted level or levels of performance with respect to such performance goal(s) at such levels, in such terms, and subject to such conditions as the committee may determine, including in absolute or per share terms, relative to performance in prior periods, or compared to the performance of one or more comparable companies or an index covering multiple companies. In all cases, the performance goal(s) must satisfy applicable requirements under Section 162(m) of the Internal Revenue Code that the attainment of such goal(s) be “substantially uncertain” at the time that they are established, and that the performance goal(s) be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal(s) have been attained and, subject to the committee’s exercise of negative discretion, the amount of the bonus pool amount and/or individual bonus award amounts resulting from such performance.

To the extent applicable, the target or targets used in establishing performance goal(s) for any given performance period will be determined by reference to or in accordance with GAAP (but without regard to any accrual, payment, or other effect of any bonus award payment made or to be made under the plan), in a manner consistent with the methods used in the company’s audited financial statements, without regard to (i) changes in accounting or (ii) unusual, extraordinary or non-recurring items, unless in each case the committee decides otherwise at the start of the performance period. Alternatively, the committee may provide that such calculation will be made on the same basis as reflected in any report or release of the company for a previously completed fiscal period as specified by the committee.

Administration and Operation of the Plan

The plan will be administered by the compensation committee of the board. Subject to the terms and provisions of the plan and applicable law and regulation, including Section 162(m) and Section 409A of the Internal Revenue Code, and in addition to any other express power and authority conferred upon the committee by the plan, the committee will have the full power and authority:

(i) to designate the performance period and the participants and their bonus award opportunities for such performance period;

(ii) to designate and administer the performance goal(s) and other terms and conditions that are to apply in determining whether a bonus pool amount and/or individual bonus award amounts have been earned for such performance period;

(iii) to determine and certify the amount of the bonus pool amount and/or individual bonus award amounts that have been earned for the performance period, based on actual performance versus the performance goal(s) for such performance period, before making any permitted negative discretion reductions, and the amount of the bonus pool payment and/or individual bonus award payments after any such negative discretion reductions;

(iv) to decide whether, under what circumstances, and subject to what terms and conditions bonus award payments are to be paid in cash and/or in an award of bonus shares granted under our stock incentive plan, in one or more installments, as soon as practicable after the close of the performance period or on a deferred basis, in each case with such terms and conditions as to the payment of any deferred installments (including, but not limited to, reservation of the committee’s right to exercise further negative discretion with respect to such future installments, the continued employment of the participant by the company, and any forfeiture or claw-back requirements) as the committee may, consistent with the applicable requirements of Section 409A of the Internal Revenue Code, determine;

(v) to adopt, revise, suspend, waive, or repeal such administrative rules, regulations, forms, and procedures as the committee deems necessary or advisable to implement the terms and provisions of the plan;

(vi) to interpret the terms and provisions of the plan and any award agreement (including resolving any ambiguity, reconciling any inconsistencies, correcting any defects, and addressing any omissions in the plan or any award agreement); and

(vii) to otherwise supervise the administration of the plan.

The committee’s interpretations of the plan and any award agreement, all determinations made by the committee, and all actions taken by the committee pursuant to the power and authority vested in it under the plan will be final, conclusive, and binding on all persons having any interest in the plan, any award agreement, or any bonus award opportunity. All decisions of the committee will be made in its sole and absolute discretion, in the best interests of the company, and not as a fiduciary for any participant, in keeping with the purpose of the plan, and need not be uniform as to similarly situated participants.

Each member of the committee will be entitled, in good faith, to rely and act upon any report or other information furnished to him or her by any officer or employee of the company, the company’s independent registered public accounting firm, or any legal counsel, executive compensation consultant, or other professional retained by the company or the committee. No member of the committee will be personally liable for any interpretation, determination, or action made or taken in good faith with respect to the plan, any award agreement, or any bonus award opportunity, and all members of the committee will, to the extent permitted by law, be fully indemnified and protected by the company with respect to any such interpretation, determination, or action.

At the time that bonus award opportunities are established for participants for a given performance period, the committee will also establish each participant’s bonus award amount for the performance period. The bonus award amount is the amount that will be paid to a participant, subject to limitations set forth in the plan and the award agreement and to the committee’s exercise of negative discretion, if the performance goal(s) for the performance period are achieved. That amount may be stated in dollars, as a percentage share of a bonus pool payment, or on a formula basis (including, but not limited to, by reference to the plan per-person limit, individual participant limits, or a multiple of a participant’s annual base salary in effect at the beginning of the performance period). Under the plan, bonus award payments cannot in the aggregate exceed 100% of any bonus pool payment, and the committee may apply discretion to reduce, but not increase, any bonus pool amount and/or bonus award amounts earned based on the attainment of the applicable performance goal(s). The committee may provide that bonus award payments will be payable, in whole or in part, in the event of a participant’s death or permanent disability, or under other circumstances, in each such case consistent with Section 162(m) and Section 409A of the Internal Revenue Code.

No bonus award payments for any performance period will be paid to any participant unless and until the committee, based on the company’s results for such performance period, (i) has certified the extent to which the performance goal(s) for the performance period have been attained; (ii) has calculated and certified the earned bonus pool amount, if applicable, and all bonus award amounts; (iii) has reduced such bonus pool amount and/or bonus award amounts through the exercise of any negative discretion; (iv) has determined the bonus award payment for each participant; and (v) has made all other determinations with respect to the bonus award opportunity, including, but not limited to, the form of payment or payments of bonus award payments, the timing of such payment or payments, and the conditions, if any, to payment of such payment or payments.

Other Provisions

The plan does not entitle any person to claim a right to be a participant or receive a bonus award payment under the plan, or give any participant or other person any right to be retained by or in the employment or service of the company. The plan will be unfunded. Only the participant is entitled to any rights under a bonus award opportunity, and participants may not transfer those rights except by will or by the laws of descent and distribution.

All bonus award payments will be subject to applicable federal (including FICA), state, and local income tax withholding requirements. If the committee so permits, a participant may elect to satisfy the company’s tax withholding obligations with respect to a bonus award payment paid in an award of bonus shares granted under our stock incentive plan by having shares withheld from such award as provided in that plan.

The board may at any time amend or terminate the plan. But, without the participant’s written consent, no such amendment or termination of the plan can materially adversely affect a participant’s rights under an outstanding bonus award opportunity for a given performance period once the participant designations and performance goal(s) for the performance period have been announced and the performance period has commenced. In any event, however, the board is authorized to make any amendments to the plan necessary to comply with applicable law and regulatory requirements (including Section 162(m) and Section 409A of the Internal Revenue Code), and the board must submit any plan amendment to our stockholders for their approval if and to the extent that such approval is required under Section 162(m) of the Internal Revenue Code, or other applicable law or regulation.

The adoption of the plan and its approval by our stockholders will not limit the power and authority of our board or the committee to adopt or approve, for any executive who is then or may become a plan participant, such other bonuses, plans, and compensatory arrangements as it may deem appropriate, including, but not limited to, payment of minimum cash bonuses, payment of discretionary cash bonuses, or grants of awards under our stock incentive plan, as long as such bonus, plan, or arrangement would not cause any bonus award payment under the plan to fail to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

The plan will be binding upon and enforceable against the company and its successors and assigns. The validity, construction, interpretation, and effect of the plan and award agreements under it will be governed and construed by and determined in accordance with Texas law.

2009 Bonus Award Opportunities

The compensation committee has determined that Messrs. Hutton, Vennerberg, Baldwin, and Petrus will participate in the plan for 2009, and that their 2009 bonus award opportunities will have the following terms and conditions:

• 2009 performance period:	January 1, 2009—December 31, 2009

• Plan bonus pool maximum:	Lesser of 1.5% of 2009 operating cash flow or $40 million

• Plan per-person limit:	$20 million (assuming $40 million bonus pool maximum)

• 2009 performance criterion/target levels, bonus pool funding percentages, and resulting bonus pool amounts:

Operating cash flow per fully diluted share/target levels:	$7.75	$9.25	$10.75
Bonus pool funding percentages (continuous between break points):	40%	60%	80%
Resulting bonus pool amounts (assuming $40 million bonus pool maximum):	$16 million	$24 million	$32 million

• 2009 bonus pool payment:	Resulting bonus pool amount reduced by committee exercise, if any, of negative discretion

• 2009 individual bonus award amounts:

Mr. Hutton, Chief Executive Officer:	$11,100,000
Mr. Vennerberg, President:	$6,600,000
Mr. Baldwin, Executive Vice President and Chief Financial Officer:	$3,000,000
Mr. Petrus, Executive Vice President—Acquisitions:	$2,500,000

• 2009 individual bonus award payments:	Individual bonus award amounts reduced by committee exercise, if any, of negative discretion

(The aggregate 2009 bonus award payments to the four individual plan participants cannot exceed 100% of the 2009 bonus pool payment.)

• Form of 2009 individual bonus award payments:	Cash or bonus shares under the 2004 stock incentive plan (as determined by the committee at the time of payment)

• Timing of 2009 individual bonus award payments:	March 1—March 15, 2010

Bonus award payments to the four individual plan participants for 2009 bonus award opportunities are subject to the approval of the plan by our stockholders at the 2009 annual meeting, our attainment of operating cash flow per fully diluted share of at least $7.75 for 2009, and the discretion of the compensation committee to decrease, but not increase, (i) the bonus pool amount below the amount earned based on 2009 performance, and (ii) the individual bonus award amounts below the bonus award amounts set for 2009. The aggregate 2009 bonus award payments to the four plan participants cannot exceed 100% of the 2009 bonus pool payment. The 2009 bonus award payments will not be accelerated, and the performance goal will not be waived, in the case of a participant’s death or disability or a change in control during 2009. The committee has determined that no other executives will participate in the plan for 2009.

Material Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to bonus award payments under the 2009 executive incentive compensation plan. This discussion is intended for the information of our stockholders in considering how to vote on the plan at the annual meeting and not as tax guidance to executives who may participate in the plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Section 162(m) of the Internal Revenue Code generally disallows a publicly-held corporation’s federal income tax deduction in excess of $1,000,000 for compensation paid to its chief executive officer and certain of its other most highly compensated executive officers, subject to an exception for compensation paid under a stockholder-approved plan that is performance-based within the meaning of Section 162(m). If approved by our stockholders, the plan provides a means for us to pay performance-based bonuses to certain of our executives while preserving our income tax deduction with respect to the payment of such bonuses.

Under present federal income tax law, participants will generally realize ordinary income equal to the amount of the bonus award payment received under the plan in the year of such receipt. We will receive a tax deduction for the amount constituting ordinary income to the participant, as long as the participant’s total compensation is below the limit established by Section 162(m) of the Internal Revenue Code or the plan payment satisfies the requirements of the performance-based exception of Section 162(m). We intend that the plan be adopted and administered in a manner that preserves the deductibility of plan compensation under Section 162(m).

Vote Required

Approval of the 2009 executive incentive compensation plan requires approval by a majority of the voting power of the common stock of the company issued and outstanding and entitled to vote thereon, present in person or represented by proxy.

Compensation Committee and Board Recommendation

Our compensation committee and board recommend that the stockholders vote FOR approval of the plan.

Item 4.    RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

Our audit committee has appointed KPMG LLP to audit our financial statements and internal control over financial reporting for 2009. Representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. Although Securities and Exchange Commission rules and New York Stock Exchange corporate governance listing standards require that the audit committee be directly responsible for selecting and retaining the independent auditor, we are asking our stockholders to ratify the appointment of KPMG LLP. In the event that the stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider this appointment, but will make the final determination of the independent auditor for 2009.

Vote Required

The ratification of the appointment of the independent auditor requires approval by a majority of the voting power of the common stock of the company issued and outstanding and entitled to vote thereon, present in person or represented by proxy.

Board and Audit Committee Recommendation

Our board and audit committee recommend that the stockholders vote FOR ratification of the appointment of KPMG LLP.

INDEPENDENT AUDITOR AND AUDITOR FEES

The audit committee retained KPMG LLP, an independent registered public accounting firm, as our independent auditor in 2008 and 2007.

During 2008 and 2007, we incurred the following fees with KPMG:

	2008	2007
Audit fees (a)	$1,440,320	$1,273,792
Audit-related fees (b)	30,000	27,500
Tax fees (c)	156,633	152,934
All other	—	—

Total	$1,626,953	$1,454,226

(a)	Audit fees include fees for the audit of our annual financial statements included in our Form 10-K, review of financial statements included in our Form 10-Qs, audit of our internal control over financial reporting, the issuance of comfort letters in connection with debt and equity offerings and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(b)	Audit-related fees relate to financial audits of employee benefit plans.

(c)	Tax fees in 2008 include $150,124 related to tax issues associated with the acquisition of Hunt Petroleum Corporation and related entities, including review of short-period tax returns for the Hunt entities. Tax fees in 2007 include $111,978 for tax planning issues and $40,956 for assistance with an IRS audit.

The audit committee must give prior approval to all KPMG LLP services and fees. This includes any audit, audit-related and tax services or, to the extent permitted by law, non-audit services. The audit committee has delegated to its chairman authority to approve any increases in fees previously approved or new services requested, provided that the chairman presents any approval so given to the committee at its next scheduled meeting. All audit, audit-related and tax services rendered by KPMG LLP in 2008 and 2007, and the fees for those services, were approved in advance by the audit committee or its chairman.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees the financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The company’s independent registered public accounting firm (“independent auditor”) is responsible for performing an independent audit of the company’s financial statements and internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management and the independent auditor the company’s audited financial statements for the fiscal year ended December 31,

2008. The audit committee also has discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 114, “The Auditor’s Communications with Those Charged With Governance.” The audit committee has discussed with the independent auditor its independence from management and the company, including the matters in the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has considered the compatibility of the provision of any permitted non-audit services with the auditor’s independence.

In reliance upon the reviews and discussions referred to in the above paragraph, the audit committee recommended to the board, and the board approved, that the company’s year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Herbert D. Simons, Chairman

William H. Adams III

Lane G. Collins

Phillip R. Kevil

Scott G. Sherman

Item 5.    IF PROPERLY PRESENTED, STOCKHOLDER PROPOSAL CONCERNING A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

The company has received a stockholder proposal submitted by the College Retirement Equity Fund (“CREF”), stating that it intends to present the resolution concerning a stockholder advisory vote on executive compensation set forth below for consideration by our stockholders at the annual meeting. CREF is the beneficial owner of approximately 7,951,800 shares of our common stock. In accordance with applicable proxy regulations, the CREF proposal and supporting statement, for which the company accepts no responsibility, are set forth below exactly as they were submitted by CREF.

Proposal by CREF

RESOLVED, that shareholders of XTO Energy Inc. (the “Company”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure (but not the separate Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors have long been concerned about inappropriate compensation. In 2008, shareholders filed close to 100 “Advisory Vote” resolutions, with ten garnering over 50% support.

In 2007 TIAA-CREF became the first U.S. institution to implement an Advisory Vote, offering our 3.5 million participants with a vote and a mechanism to provide feedback to the board and management through a website. TIAA-CREF trustees have found the vote and participant feedback relevant and useful in their compensation planning.

In 2008 Aflac became the first U.S. listed company to provide its shareholders with an Advisory Vote resulting in a 93% vote in favor. This result indicates that investors will provide support where appropriate and will not automatically vote against compensation plans.

Congress has initiated legislation to mandate an Advisory Vote for all companies. We strongly believe that a market-based solution, rather than legislation, would provide both companies and shareholders with a more flexible alternative. It is for this reason that we have asked XTO Energy to take a leadership role in voluntarily adopting an Advisory Vote.

TIAA-CREF does not believe that shareholders should be in the business of setting compensation, and this proposal does not seek to interfere with the process. However, we believe that the results of an Advisory Vote would help the board and management understand shareholder views on the company’s executive compensation program.

We believe that a company that clearly explains its compensation philosophy and metrics, reasonably links pay to performance and communicates effectively to investors will, like Aflac, receive a positive response to a management-sponsored Advisory Vote.

Shareholders should not be required to withhold votes from compensation committee members when executive compensation is at issue. With more companies requiring directors to receive majority support to be elected, investors must exercise care and restraint in withholding or voting against board members. Compensation should be addressed with a scalpel, not a sledge hammer, and an Advisory Vote provides shareholders with an appropriate tool to do so.

We urge our board to provide shareholders with an Advisory Vote on executive compensation and ask our fellow shareholders to join us by voting FOR this proposal.

Board of Directors’ Statement in Opposition to Stockholder Proposal

The stockholder proposal requests that the board adopt a policy to provide our stockholders with an annual non-binding advisory vote on our executive compensation as set forth in the company’s summary compensation table and related narrative disclosure in our proxy statement. The compensation committee and the board have determined that it is not in the best interests of the company or our stockholders to adopt such an advisory stockholder vote on executive compensation at this time for several reasons.

Our executive compensation program is under the direction and control of the compensation committee, which is composed of independent, non-management directors, whose goal is to attract, motivate, reward, and retain key executives who can help create exceptional long-term value for our stockholders. Each year, the committee analyzes the company’s operating and financial results and stock performance and evaluates individual performance and contributions in making its executive compensation decisions. With the adoption of the 2009 executive incentive compensation plan, the committee will set predetermined performance goals that must be achieved before any bonuses under the plan may be paid, and will continue to exercise its discretion to decrease, but not increase, the amounts paid under the plan. Each of these processes, and the factors that influenced the committee’s decisions, are discussed in the compensation discussion and analysis portion of our proxy statement each year.

Given the compensation committee’s experience and perspective, the committee is in the best position to exercise its business judgment to evaluate the factors that determine the mix and amount of compensation for each executive officer. Since the company provides a mix of compensation elements, which includes annual and long-term compensation and cash and equity incentive awards, an up-or-down advisory stockholder vote on executive compensation would not provide the compensation committee with meaningful information regarding the stockholders’ views on any of the various elements of our executive compensation program.

The compensation committee and the board believe that more meaningful stockholder communication occurs through direct communication with the compensation committee or the full board based on the detailed discussion and analysis of the company’s executive compensation program in the proxy statement each year. The committee is committed to acting in the best interests of both the company and its stockholders, and to being responsive to stockholder concerns.

Each year, the company discloses in the proxy statement, and on its website, the process for stockholders to communicate their concerns to the presiding independent director, a specific director, any board committee, or the board, by sending letters addressed to the presiding director, any other director, any committee, or the full board. Stockholders are also provided an opportunity to express their views to the directors and other stockholders at the annual meeting of stockholders each year.

Stockholders also have a meaningful formal opportunity to express their views on executive compensation plans. Under the rules of the New York Stock Exchange, our stockholders must approve any equity incentive compensation plans of the company, as well as any material amendments to such plans. Under the Internal Revenue Code, equity and cash compensation plans that are intended to qualify for favorable tax treatment under the Code, including for purposes of the performance-based exception to Section 162(m)’s limits on income tax deductibility, must also be approved by stockholders. These two components of compensation, which are both subject to direct stockholder approval, represent the bulk of compensation paid to our executive officers.

Our stockholders are also free to submit stockholder proposals related to executive compensation, either for inclusion in the company’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8, or pursuant to our advance notice bylaw for proposals to be raised at our annual meeting but not included in the proxy statement. In fact, at this annual meeting, the stockholders are being asked to consider a Rule 14a-8 stockholder proposal seeking to have the company adopt a policy of submitting for stockholder approval any benefits payable to executive officers upon their deaths. See “Item 6.”

In addition, our stockholders have the opportunity to cast a vote against one or more of the board’s director nominees if the stockholders disagree with the company’s executive compensation program. The company, recognizing the right of our stockholders to vote against any director, has had a majority vote standard for director elections since we first went public in 1993.

The board and the compensation committee have demonstrated their responsiveness to stockholder concerns over the past few years. Recently, the board has, in response to a stockholder proposal, voted to amend our bylaws, subject to stockholder approval at this annual meeting, to provide for the annual election of all directors beginning with the 2011 annual meeting. Further, the board has amended our bylaws to provide for a plurality vote in contested elections rather than the majority vote standard we have for uncontested elections and has adopted an advance resignation policy for incumbent directors who are nominated for re-election.

Specifically with respect to executive compensation, the compensation committee has taken a number of steps in response to stockholder concerns. In recent years, the committee has adopted a series of amendments to our executive compensation program, including providing that at least 25% of our equity-based compensation to executive officers be performance-based; creating and submitting to stockholders for approval at this annual meeting the 2009 executive incentive compensation plan to provide for deductibility of plan bonuses to covered persons under Section 162(m); eliminating the tax gross-up for the chairman’s change in control payments; providing that the chairman is not eligible for bonuses after December 1, 2008; and putting a cap on total cash compensation, including bonuses, that can be paid to the chief executive officer and president in 2009 and thereafter.

Lastly, the compensation committee and the board are mindful of the heightened attention on executive compensation in today’s difficult economic environment. They are also aware of legislation requiring that certain financial institutions receiving money from the federal government submit their executive compensation programs to advisory stockholder votes in 2009, and the increasing momentum to expand the requirement for an advisory vote on executive compensation to all companies.

The compensation committee and the board believe that, given this potential for legislative action, it is premature to adopt an advisory stockholder vote policy at this time. It is more appropriate to have such an advisory vote once the matter has been thoroughly aired in the legislative process, an advisory vote requirement is enacted, and clear, consistent rules and regulations are adopted for implementing the requirement by the company and its peers. Adopting an advisory vote policy prematurely may put the company at a competitive disadvantage in hiring and retaining the most qualified executives, lead to inconsistent results, and may create confusion.

Vote Required

If the stockholder proposal concerning a stockholder advisory vote on executive compensation is properly presented at the annual meeting, approval of the proposal would require approval by a majority of the voting power of the common stock of the company issued and outstanding and entitled to vote thereon, present in person or represented by proxy.

Compensation Committee and Board Recommendation

Our compensation committee and board recommend that the stockholders vote AGAINST approval of the stockholder proposal concerning a stockholder advisory vote on executive compensation.

Item 6.    IF PROPERLY PRESENTED, STOCKHOLDER PROPOSAL CONCERNING STOCKHOLDER APPROVAL OF EXECUTIVE BENEFITS PAYABLE UPON DEATH

The company has received a stockholder proposal submitted by Amalgamated Bank’s LongView LargeCap 500 Index Fund (“Amalgamated Bank”), stating that it intends to present the resolution concerning a stockholder vote to approve executive benefits payable upon death set forth below for consideration by our stockholders at the annual meeting. Amalgamated Bank is the beneficial owner of approximately 151,221 shares of our common stock. In accordance with applicable proxy regulations, the Amalgamated Bank proposal and supporting statement, for which the company accepts no responsibility, are set forth below exactly as they were submitted by Amalgamated Bank.

Proposal by Amalgamated Bank

RESOLVED: The shareholders of XTO Energy Inc. (the “Company”) hereby request the board of directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that could oblige the Company to make payments, grants or awards following the death of a senior executive in the form of unearned salary or bonuses; accelerated vesting or the continuation in force of unvested equity grants; awards of ungranted equity; perquisites; and other payments or awards made in lieu of compensation. This policy would not apply to payments, grants or awards of the sort that are offered to other Company employees. As used herein, “future agreements” include modifications, amendments or extension of existing agreements.

SUPPORTING STATEMENT

As shareholders, we support a compensation philosophy that provides sufficient remuneration to motivate and retain talented executives and that ties their pay to the long-term performance of the Company. We believe that such a “pay for performance” approach is needed to align the interests of executives with those of shareholders.

We view “golden coffin” agreements, which can require a company to make significant payments or awards after an executive’s death, as inconsistent with that approach. Senior executives should have ample opportunities while they are alive to contribute to a pension fund, purchase life insurance, or engage in other estate planning strategies suitable to their needs. We see no reason to saddle shareholders with payments or awards when shareholders are receiving no services in return.

The problem is well illustrated at XTO Energy. In its April 2008 proxy, the Company estimated that if it had been obliged to pay death benefits to Bob R. Simpson, the Chairman and CEO, at the end of 2007, the cost would include:

•	a bonus of $111 million in cash plus another $4.35 million as salary;

•	accelerated vesting of stock options, then worth $20.5 million;

•	payment of life insurance worth $3 million;

•	a “car allowance” worth $158,000;

•	continued health insurance plus a “grossup” payment for tax on that insurance.

We agree with Peter Gleason, CFO of the National Association of Corporate Directors, who was quoted in Financial Week as calling “golden coffin” packages a “bad idea.” We disagree that such agreements enhance executive retention, given that an executive who is deceased cannot be “retained.”

We thus ask the Company to provide for a shareholder role on this issue. We believe that the existence of such a shareholder approval requirement may induce restraints when parties negotiate such agreements. The proposal does not require prior shareholder approval, which may not always be practical to obtain; there is thus flexibility to seek shareholder approval after material terms of an agreement are agreed upon.

We urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition to Stockholder Proposal

The stockholder proposal requests that our board adopt a policy to obtain stockholder approval for any future company agreements or corporate policies to make payments, grants, or awards of unearned compensation to a senior executive following the death of the senior executive. The compensation committee and the board have determined that it is not in the best interests of the company or our stockholders to adopt such a policy for several reasons.

The company currently has employment agreements with three of its executive officers that provide for certain benefits payable upon death. None of those agreements was entered into subject to stockholder approval, and they cannot be changed without the concurrence of the executive officers.

The stockholder proposal specifically provides that the requested policy for obtaining stockholder approval of future executive benefits payable upon death “would not apply to payments, grants or awards of the sort that are offered to other Company employees.” The company provides life insurance to all of its employees as a percentage of compensation; it provides additional life insurance for each officer. Additionally, under our stock incentive plan that was most recently approved by stockholders in May 2008, the vesting of options and stock awards is accelerated upon the death of any participant in the plan, not just executive officers.

The additional benefits that the company provides to three executive officers upon death under their employment agreements are part of our overall long-term compensation program for such executives. While the stockholder proposal indicates that executives should have ample opportunity to create wealth by contributing to a pension fund or purchase life insurance suitable to their needs, it overlooks the fact that the company is somewhat unique in that it does not provide a defined benefit pension plan, a supplemental retirement plan, or a deferred compensation plan to our executives.

The proposal also fails to recognize the company’s entrepreneurial culture, and the exceptional returns that it has generated for stockholders over the years. The compensation committee and board believe that the company must reward executives commensurate with the long-term success achieved. As the recent economic crisis demonstrates, an executive compensation program based on short-term incentives may encourage executives to take excessive risks, rather than focusing on long-term value creation for stockholders. Providing benefits payable upon the death of executives is the ultimate form of long-term incentives, discouraging both short-term risk-taking and maximizing incentives for long-term performance and retention throughout the executives’ careers with the company. In fact, several commentators have called for more of executives’ compensation to be realizable only upon their retirement, with the compensation payable earlier only in the case of death or disability, which are outside of the executives’ control.

Moreover, we believe that the stockholder proposal concerning death benefits is unclear, impractical, and ill-advised for a number of additional reasons. For example, unlike the stockholder proposal seeking an advisory stockholder vote on executive compensation discussed in Item 5 above, the stockholder proposal on executive death benefits does not request a non-binding stockholder advisory vote, yet it also does not clearly call for a binding stockholder vote either. It is also unclear how an advisory stockholder vote on overall executive compensation, if one is implemented voluntarily or as a result of possible future legislation, would work with a separate stockholder vote specifically on executive death benefits. Equally unclear is what the company should do where its stock incentive plan, providing for acceleration of vesting of options and stock awards in the case of death, has been approved by our stockholders, but the stockholders later vote against a separate proposal to pay executive death benefits, including those related to equity awards. These areas of uncertainty are of particular concern since our executives’ death benefits constitute such a substantial part of their overall long-term compensation packages, as discussed above.

In addition, the stockholder proposal on executive death benefits notes that “prior shareholder approval . . . may not always be practical to obtain,” but it also does not clearly request that any agreement executed with an executive officer be entered into “subject to” later stockholder approval. As such, in our opinion, a practical difficulty could arise in the event that an executive died after an agreement providing for death benefits were entered into, but before a stockholder vote was held on the agreement. We believe that any extended period of uncertainty caused by waiting for stockholder approval at an annual meeting could put the company at a serious competitive disadvantage in recruiting and retaining executives.

Our executive compensation program is under the direction and control of the compensation committee, which is composed of independent, non-management directors. This committee must retain discretion to structure the overall executive compensation program in a way that attracts, motivates, rewards and retains the best executives who are critical to the company’s long-term success. We believe that subjecting employment agreements and other agreements and company policies concerning death benefits to a stockholder vote would impede the compensation committee’s ability to take timely action in the best interests of the stockholders and adversely impact the company’s ability to attract and retain key executives.

As discussed above in connection with Item 5, the compensation committee and the board believe that more meaningful stockholder communication occurs through direct communication with the compensation committee. The committee has demonstrated its responsiveness to executive compensation concerns, including in particular this stockholder proposal concerning executive benefits payable upon death, by negotiating amendments to the employment agreements with the three executive officers who have death benefits to amend the formula for calculating such benefits by eliminating the value of a car allowance. With respect to Mr. Simpson’s compensation under his amended employment agreement, he will no longer be eligible to receive cash bonuses, so that his cash payments upon death will decrease significantly after December 1, 2009. In addition, the employment agreements with each of the other two executive officers cap their annual cash compensation, which in turn caps the death benefits for those executives.

The committee will continue to be sensitive to the concerns of stockholders regarding executive death benefits. But, in the absence of defined benefit pension, supplemental retirement, and deferred compensation plans for executives to factor into their estate planning as well as retirement and to protect their survivors, the committee and the board believe that the committee must retain the flexibility to negotiate appropriate death benefit arrangements to attract, motivate, reward, and retain qualified executives to work in the best long-term interests of the company and its stockholders.

Vote Required

If the stockholder proposal concerning stockholder approval of executive benefits payable upon death is properly presented at the annual meeting, approval of the proposal would require approval by a majority of the voting power of the common stock of the company issued and outstanding and entitled to vote thereon, present in person or represented by proxy.

Compensation Committee and Board Recommendation

Our compensation committee and board recommend that the stockholders vote AGAINST approval of the stockholder proposal concerning stockholder approval of executive benefits payable upon death.

OTHER MATTERS

Other Proposals at the 2009 Annual Meeting of Stockholders

The board does not know of any business to be presented for consideration at the meeting other than those matters described in this proxy statement. If any other business should properly come before the meeting, however, it is intended that the persons named in the accompanying proxy card will vote on those matters in accordance with their best judgment.

Submission of Stockholder Proposals and Other Deadlines for the 2010 Annual Meeting of Stockholders

Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in our proxy statement and accompanying proxy card for our 2010 annual meeting of stockholders must be received at our principal executive offices in Fort Worth, Texas, on or before December 18, 2009, and must meet the requirements of Securities and Exchange Commission Rule 14a-8.

In addition, if a stockholder intends to raise a matter at the 2010 annual meeting, and has not sought inclusion of the matter in the proxy statement and accompanying proxy card pursuant to Rule 14a-8, the stockholder must comply with the advance notice provisions in our bylaws. These provisions require that written notice of an intention to raise a matter at an annual meeting of stockholders must be received by the corporate secretary of the company not less than 90 days, or more than 120 days, before the anniversary date of the immediately preceding annual meeting of stockholders. For the 2010 annual meeting, notice must be received no earlier than January 19, 2010, and no later than February 18, 2010. If notice is received after February 18, 2010, the persons named in the proxy card may exercise discretionary voting authority with respect to the matter if raised at the 2010 annual meeting, without our including any discussion of it in the proxy statement. We also reserve the right to reject, rule out of order, or take other appropriate action with respect to any matter raised at a stockholders’ meeting that did not comply with the requirements described above or other applicable requirements. A stockholder who desires to raise such matters should contact the corporate secretary of the company for the specific requirements prescribed by our bylaws, which have recently been amended, or refer to the copy of our amended bylaws available on our web site at www.xtoenergy.com.

A stockholder desiring to nominate an individual for election as a director at the 2010 annual meeting must comply with the advance notice provisions in our bylaws. The bylaws require that written notice of an intention to nominate a director candidate be received by the board, with a copy to the president and the corporate secretary of the company, not later than 120 days in advance of the annual meeting date. For the 2010 annual meeting, notice of intent to nominate a director candidate at the meeting must be received by January 18, 2010. A stockholder desiring to suggest an individual for consideration by the corporate governance and nominating committee as a possible candidate for election as a director at the 2010 annual meeting should submit the suggestion to the committee, c/o the corporate secretary, by January 18, 2010. For a description of the information required to suggest an individual for consideration by the committee for election as a director, which requirements apply also to direct stockholder nominations, see “Corporate Governance Matters-Nomination Process.” For a complete description of the bylaw requirements, which have recently been amended, contact the corporate secretary of the company, or refer to the copy of the amended bylaws available on our web site at www.xtoenergy.com.

Annual Report, Including Form 10-K

Our 2008 annual report, including our annual report on Form 10-K for the year ended December 31, 2008 with audited financial statements, accompanies this proxy statement. Additional copies of our annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, will be furnished without charge to our stockholders upon written request to: Investor Relations, XTO Energy Inc., 810 Houston Street, Fort Worth, Texas 76102.

By Order of the Board of Directors,

Virginia N. Anderson

Secretary

Fort Worth, Texas

April 17, 2009

Appendix A

XTO ENERGY INC.

PROPOSED AMENDMENT TO SECTIONS 3.1, 3.2 AND 3.3

OF AMENDED AND RESTATED BYLAWS

Section 3.1, Section 3.2 and Section 3.3 of the Bylaws, as amended, shall read in their entirety as follows:

“Section 3.1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of shares of any class or series of preferred stock then outstanding to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than three nor more than 21 persons. The exact authorized number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board, (ii) the affirmative vote of the holders of 80% or more of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (iii) the Certificate of Incorporation. Each director elected prior to the election of directors at the 2011 annual meeting of stockholders (the “2011 Annual Meeting”) shall hold office until the next election of the class to which such director shall have been assigned and until such director’s successor shall have been duly elected and qualified. Each director elected at the 2011 Annual Meeting or any annual meeting of stockholders thereafter shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(a) Prior to the election of directors at the 2009 annual meeting of stockholders (the “2009 Annual Meeting”), pursuant to Section 141(d) of the General Corporation Law of the State of Delaware (“Section 141(d)”) the Board of Directors shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term that expires at the 2009 Annual Meeting, the directors in Class II having a term that expires at the 2010 annual meeting of stockholders (the “2010 Annual Meeting”), and the directors in Class III having a term that expires at the 2011 Annual Meeting.

(b) Commencing with the election of directors at the 2009 Annual Meeting, pursuant to Section 141(d) the Board of Directors shall be divided into two classes of directors, Class A and Class B, with the directors in Class A having a term that expires at the 2010 Annual Meeting and the directors in Class B having a term that expires at the 2011 Annual Meeting. The directors who, immediately prior to the election of directors at the 2009 Annual Meeting, were members of Class I and whose terms as Class I directors expire at the 2009 Annual Meeting shall be assigned by the Board of Directors, and shall stand for election by the stockholders at the 2009 Annual Meeting, to Class B; the directors who, immediately prior to the election of directors at the 2009 Annual Meeting, were members of Class II and whose terms as Class II directors were scheduled to expire at the 2010 Annual Meeting shall be assigned by the Board to Class A; and the directors who, immediately prior to the election of directors at the 2009 Annual Meeting, were members of Class III and whose terms as Class III directors were scheduled to expire at the 2011 Annual Meeting shall be assigned by the Board to Class B. Notwithstanding the foregoing provisions of this subsection (b), the Board of Directors is authorized to assign a director or directors already in office to Class A or Class B at the time such classification becomes effective to apportion as nearly equal as possible the number of directors in each such class.

(c) Commencing with the election of directors at the 2010 Annual Meeting, pursuant to Section 141(d) the Board of Directors shall be divided into one class of directors, Class B, with the directors in Class B having a term that expires at the 2011 Annual Meeting. The directors who, immediately prior to the election of directors at the 2010 Annual Meeting, were members of Class A and whose terms as Class A directors were scheduled to

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expire at the 2010 Annual Meeting shall be assigned by the Board of Directors, and shall stand for election by the stockholders at the 2010 Annual Meeting, to Class B, and the directors who, immediately prior to the election of directors at the 2010 Annual Meeting, were members of Class B shall remain members of Class B.

(d) Commencing with the election of directors at the 2011 Annual Meeting, the Board of Directors shall cease to be classified as provided for in Section 141(d), all directors shall stand for election by the stockholders annually, and each director elected by the stockholders at the 2011 Annual Meeting and each annual meeting of stockholders thereafter shall be elected for a term expiring at the next annual meeting of stockholders.

“Section 3.2. Subject to the rights of the holders of shares of any class or series of preferred stock then outstanding to elect additional directors under certain circumstances, any director may be removed from office at any time, (a) prior to the election of directors at the 2011 Annual Meeting, only for cause and only by the affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (b) immediately after the election of directors at the 2011 Annual Meeting, with or without cause but only by the affirmative vote of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

“Section 3.3. Subject to the rights of the holders of shares of any class or series of preferred stock then outstanding to elect additional directors under certain circumstances, newly created directorships resulting from any increase in the authorized number of directors, or any vacancies in the Board of Directors resulting from a director’s death, resignation, retirement, disqualification or removal from office or other cause, shall be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board, or by a sole remaining director, and any director so appointed shall hold office until the next annual meeting of stockholders following such director’s appointment and until such director’s successor shall have been duly elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by law.”

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Appendix B

XTO ENERGY INC.

Categorical Standards of Directors’ Independence

(As amended through February 17, 2009)

It is a policy of the Board of Directors that a majority of the voting directors be independent of the Company. The Board of Directors will not include the non-voting advisory directors in determining whether a majority of the directors are independent. For a director to be deemed independent, the Board of Directors must affirmatively determine that the director has no material relationship with the Company or any member of the senior management of the Company or its affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s stockholders.

A director who at all times during the previous three years (unless another time period is indicated) has met all of the following categorical standards shall be presumed to be “independent”:

•

The Company has not employed the director, and has not employed any of his or her immediate family members as an executive officer. Employment as an interim chairman or chief executive officer will not disqualify a director from being considered independent following that employment.

•

Neither the director, nor any of his or her immediate family members, has received more than $120,000 during any twelve-month period within the past three years in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim chairman or interim chief executive officer and compensation received by an immediate family member for service as a non-executive officer employee of the Company will not be considered in determining independence under this test.

•

The director has not been employed by, or a partner of, the Company’s internal or external auditors, nor are any of his or her immediate family members currently employed as a partner of such firm or currently employed by the firm and personally works on the Company’s audit, or were within the last three years (but are no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which an executive officer of the Company serves on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

•

Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by or affiliated with a significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer shall be considered significant if its sales to, or purchases from, the Company represent the greater of (a) $1 million or (b) more than 2% of such other company’s consolidated gross revenues.

•

Neither the director, nor any of his or her immediate family members, has received more than $50,000 under personal services contracts with the Company, its chairman, chief executive officer or other executive officers, or any affiliate of the Company.

•

Neither the director, nor any of his or her immediate family members, has been an executive officer or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through the provision of services, more than $1,000,000 per annum or 2% of the total annual donations received by the foundation, university or other non-profit organization (whichever is greater).

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•

Neither the director, nor any of his or her immediate family members, either directly or indirectly as a partner, shareholder, or officer of another company, owns more than 10% of the Company’s common stock.

•

Neither the director, nor any of his or her immediate family members, has been employed as an executive officer of a lender that is currently considered a significant lender of the Company. For the purposes of this categorical standard, a lender shall be considered significant if the credit extended is more than 10% of the consolidated assets of the Company.

For purposes of these standards: (a) “immediate family” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation; and (b) “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

The Corporate Governance and Nominating Committee (“Governance Committee”) and the Board of Directors will undertake an annual review of the independence of all non-employee voting directors. In advance of the meeting at which this review occurs, each non-employee voting director will be asked to provide the Governance Committee and the Board of Directors with full information regarding the director’s business and other relationships with the Company and with senior management to enable the Board of Directors to evaluate the director’s independence.

The Board of Directors, upon the recommendation of the Governance Committee, has concluded that the following types of relationships shall be deemed immaterial and not considered by the Board of Directors in evaluating independence:

•	The maintenance of bank accounts for the individual executive officers on normal commercial terms at any bank where a director of the Company is an executive officer or director.

•

The joint investment by executive officers and individual directors in projects unrelated to the Company’s business where the amount invested by any individual executive officer or director is less than $100,000.

B-2

Appendix C

XTO ENERGY INC.

2009 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.    Purpose

The purpose of the XTO Energy Inc. 2009 Executive Incentive Compensation Plan is to provide designated eligible Executives with Bonus Award Opportunities to earn performance-based incentive compensation over a designated Performance Period in order (i) to generate a strong incentive for the Executives to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders; (ii) to maintain competitive compensation levels for the Executives, thereby attracting and retaining highly competent and talented Executives; (iii) to provide an incentive for the Executives’ continued service with the Company; and (iv) to structure such Bonus Award Opportunities in a way that is intended to qualify any Bonus Award Payments made as “performance-based compensation” for purposes of Section 162(m) of the Code so that the Company may be entitled to a federal income tax deduction for such Bonus Award Payments. The Plan shall be effective as of the Effective Date, subject to approval by the stockholders at the Company’s 2009 Annual Meeting of Stockholders, for Bonus Award Opportunities with respect to Performance Periods commencing on or after January 1, 2009.

2.    Definitions

Whenever used in this Plan, the following terms shall have the respective meanings set forth below:

(a) “Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken by the Committee within the period specified in the preceding sentence may be taken at a later date if, but only if, Section 162(m) of the Code permits such later date, in which case the term “Applicable Period” shall be deemed amended accordingly.

(b) “Board” means the Company’s Board of Directors.

(c) “Bonus Award Agreement” means the written instrument, which may consist of resolutions of the Committee, a subplan or program covering a number of Participants, or an employment or other agreement with a single Participant, that sets forth in writing, within the Applicable Period, the terms and conditions of a Bonus Award Opportunity for a Participant or Participants, and all amendments thereto.

(d) “Bonus Award Amount” means the amount earned, which may be stated in dollars, as a percentage share of a Bonus Pool Payment, or on a formula basis, upon attainment of stated Performance Goal(s), by a given Participant as a result of a given Bonus Award Opportunity, before the Committee’s exercise, if any, of Negative Discretion to reduce such amount.

(e) “Bonus Award Opportunity” means the award opportunity specified by the Committee in a Bonus Award Agreement, within the Applicable Period, for a given Participant to earn a Bonus Award Amount for a given Performance Period upon attainment of stated Performance Goal(s), which Bonus Award Amount may be expressed in dollars, as a percentage share of a Bonus Pool Payment, or on a formula basis, that is consistent with the terms and provisions of the Plan and Section 162(m) of the Code.

(f) “Bonus Award Payment” means the dollar amount of cash to be paid, or the equivalent fair market value of an award of bonus shares to be granted under and subject to all of the terms and provisions (including, but not limited to, the individual limits) of the Stock Incentive Plan, to a Participant in settlement of the Participant’s Bonus Award Opportunity, after the Committee’s exercise, if any, of Negative Discretion to reduce the Participant’s Bonus Award Amount. In no event may any Bonus Award Payment exceed the Per-Person Limit.

(g) “Bonus Pool Amount” means the dollar amount actually earned to fund a pool, upon attainment in full or in part of stated Performance Goal(s), not to exceed the Bonus Pool Maximum.

(h) “Bonus Pool Maximum” means, for any given Performance Period, the maximum dollar amount that may be earned to fund a pool, upon attainment in full of stated Performance Goal(s), not to exceed the lesser of (i) 1.5% of Operating Cash Flow for that Performance Period, or (ii) $40 million multiplied by the number of whole and fractional fiscal years in the Performance Period.

(i) “Bonus Pool Payment” means the dollar amount available for allocation of Bonus Award Amounts to Participants in a pool for which a Bonus Pool Amount has been earned, after the Committee’s exercise, if any, of Negative Discretion to reduce the Bonus Pool Amount.

(j) “Change in Control” shall have the meaning set forth in the Stock Incentive Plan.

(k) “Code” means the Internal Revenue Code of 1986, as amended.

(l) “Committee” means the Compensation Committee of the Board, a subcommittee thereof, or another committee appointed by the Board to administer the Plan, consisting solely of two or more non-employee directors, each of whom is intended to qualify as an Outside Director, designated by the Board as the committee responsible for administering the Plan.

(m) “Company” means XTO Energy Inc. and its subsidiaries and affiliates.

(n) “Effective Date” means February 17, 2009, the date on which the Plan was approved by the Board subject to stockholder approval.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Executive” means an employee of the Company who is or may become an Executive Officer.

(q) “Executive Officer” shall have the meaning set forth in Rule 3b-7 under the Exchange Act, as the same may from time to time be amended.

(r) “GAAP” means United States generally accepted accounting principles.

(s) “Named Executive Officer” means, in respect of a given Performance Period, an Executive Officer whose name appears or will appear in the summary compensation table for the fiscal year preceding the fiscal year in which the Performance Period has or will commence, as set forth in the Company’s definitive proxy statement filed or to be filed pursuant to Section 14(a) of the Exchange Act.

(t) “Negative Discretion” means the discretion authorized by the Plan to be exercised by the Committee, taking into account any factors or considerations that the Committee may in its subjective judgment deem relevant (including, but not limited to, the past performance or future prospects of the Company, any subsidiary, division, region, district, or office, or any individual Participant, by reference to the business criteria set forth in Section 5(c) (whether or not such criteria were part of the Performance Goal(s) for the Performance Period), other business criteria, or other criteria, over the Performance Period at issue, a shorter or longer period which may or may not overlap with or include the Performance Period, or a future period, and any prohibitions or limitations set forth in any law, regulation, or agreement), to reduce or eliminate a Bonus Pool Amount and/or a Bonus Award Amount for a given Performance Period; provided, however, that the exercise of such Negative Discretion shall not result in an increase in any Bonus Pool Payment or Bonus Award Payment or otherwise cause any Bonus Award Payment to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. By way of illustration and not by limitation, in the case of Bonus Award Amounts measured by reference to percentage shares of a Bonus Pool Payment, in no event shall any exercise of Negative Discretion by the Committee to reduce one Participant’s Bonus Award Payment below the Bonus Award Amount that that Participant would otherwise have earned as a percentage of the Bonus Pool Payment, in any way increase any other Participant’s Bonus Award Payment beyond the Bonus Award Amount that that other Participant earned as a percentage of that same Bonus Pool Payment.

(u) “Operating Cash Flow” means, a non-GAAP financial measure, defined as cash provided by operating activities before changes in operating assets and liabilities, exploration costs excluding dry hole expense, and significant cash flow effects of unusual, extraordinary and non-recurring items, as publicly disclosed in the Company’s earnings releases for the Performance Period (but without regard to any accrual, payment, or other effect of any Bonus Award Payment made or to be made under the Plan).

(v) “Outside Director” means a voting member of the Board who qualifies as an “outside director” under Section 162(m) of the Code.

(w) “Participant” means, for any given Performance Period, each eligible Executive who is designated as a Participant for such Performance Period by the Committee pursuant to Section 4(b).

(x) “Performance Goal” means, with respect to a given Performance Period, the combination of one or more of the business criteria specified in Section 5(c), and one or more objective targeted level or levels of performance determined pursuant to Section 5(d), set by the Committee in writing, during the Applicable Period, to be attained during the Performance Period for purposes of determining whether a Bonus Pool Amount and/or a Bonus Award Amount, and the amount thereof, if applicable, have been earned in respect of the Performance Period.

(y) “Performance Period” means any period commencing on or after January 1, 2009 for which Performance Goal(s) are established under Section 5(b), and during which performance shall be measured to determine whether such Performance Goal(s) have been attained for purposes of determining whether the Bonus Pool Amount and/or the Bonus Award Amount, and the amount thereof, if applicable, have been earned in respect of such period. A Performance Period shall include at least one full fiscal year of the Company.

(z) “Per-Person Limit” means, in respect of any given Performance Period, a dollar amount equal to 50% of the Bonus Pool Maximum calculated for such Performance Period (whether or not a Bonus Pool Amount is used as part of the Bonus Award Opportunities for that Performance Period).

(aa) “Plan” means this XTO Energy Inc. 2009 Executive Incentive Compensation Plan, as amended from time to time.

(bb) “Section 162(m) of the Code” means such section of the Code and all applicable regulations thereunder, as the same may from time to time be amended.

(cc) “Section 409A of the Code” means such section of the Code and all applicable regulations thereunder, as the same may from time to time be amended.

(dd) “Stock Incentive Plan” means the XTO Energy Inc. 2004 Stock Incentive Plan, as Amended and Restated as of May 20, 2008, as the same may from time to time be further amended, and any successor thereto.

3.    Administration

(a) General. The Plan shall be administered by the Committee. Subject to the terms and provisions of the Plan and applicable law and regulation, including, but not limited to, Section 162(m) and Section 409A of the

Code, and in addition to any other express power and authority conferred on the Committee by the Plan, the Committee shall have the full power and authority:

(i) to designate the Performance Period and, within the Applicable Period, the Participants and their Bonus Award Opportunities for such Performance Period;

(ii) to designate, within the Applicable Period, and thereafter administer the Performance Goal(s) and other terms and conditions that are to apply in determining whether a Bonus Pool Amount and/or Bonus Award Amount, and the amount thereof, if applicable, have been earned for such Performance Period;

(iii) to determine and certify the amount of the Bonus Pool Amount and/or the Bonus Award Amount that have been earned for the Performance Period, based on actual performance versus the Performance Goal(s) for such Performance Period, before making any permitted Negative Discretion reductions, and the amount of the Bonus Pool Payment and/or the Bonus Award Payment after any such Negative Discretion reductions;

(iv) to decide whether, under what circumstances, and subject to what terms and conditions Bonus Award Payments are to be paid in cash and/or in an award of bonus shares granted under the Stock Incentive Plan, in one or more installments, as soon as practicable after the close of the Performance Period or on a deferred basis, in each case with such terms and conditions as to the payment of any deferred installments (including, but not limited to, reservation of the Committee’s right to exercise further Negative Discretion with respect to such future installments, the continued employment of the Participant by the Company, and any forfeiture or claw-back requirements) as the Committee may, consistent with the applicable requirements of Section 409A of the Code, determine;

(v) to adopt, revise, suspend, waive, or repeal such administrative rules, regulations, forms, and procedures as the Committee deems necessary or advisable to implement the terms and provisions of the Plan;

(vi) to interpret the terms and provisions of the Plan and any Award Agreement (including, but not limited to, resolving any ambiguity, reconciling any inconsistencies, correcting any defects, and addressing any omissions in the Plan or any Award Agreement); and

(vii) to otherwise supervise the administration of the Plan.

(b) Committee Decisions. The Committee’s interpretations of the Plan and any Award Agreement, all determinations made by the Committee, and all actions taken by the Committee pursuant to the power and authority vested in it hereunder shall be final, conclusive, and binding on all persons having any interest in the Plan, any Award Agreement, or any Bonus Award Opportunity. All such decisions of the Committee shall be made in its sole and absolute discretion, in the best interests of the Company, and not as a fiduciary for any Participant, in keeping with the purpose of the Plan, and need not be uniform as to similarly situated Participants.

(c) Limitation of Liability. Each member of the Committee shall be entitled, in good faith, to rely and act upon any report or other information furnished to him or her by any officer or employee of the Company, the Company’s independent registered public accounting firm, or any legal counsel, executive compensation consultant, or other professional retained by the Company or the Committee. No member of the Committee shall be personally liable for any interpretation, determination, or action made or taken in good faith with respect to the Plan, any Award Agreement, or any Bonus Award Opportunity, and all members of the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such interpretation, determination, or action.

4.    Participant Eligibility and Designation

(a) Eligible Executives. Except as may be prohibited by any law, regulation, or agreement to the contrary, all Named Executive Officers shall be eligible to participate in the Plan. In addition, the Committee may determine that other Executives, who are not then Named Executive Officers, are also eligible to participate in the Plan.

(b) Participant Designations. For any given Performance Period, the Committee shall, within the Applicable Period, designate those eligible Executives who shall be Participants for such Performance Period.

5.    Qualified Performance-Based Compensation

(a) Qualified Performance-Based Compensation. It is intended that all Bonus Award Payments paid to Participants who are “covered employees” shall constitute “qualified performance-based compensation” within the meanings of Section 162(m) of the Code, and, to the maximum extent possible, the Plan, all Award Agreements, and the terms and conditions of all Bonus Award Opportunities shall be so interpreted and construed.

(b) Performance Goal(s). With respect to Bonus Award Opportunities for any given Performance Period, during the Applicable Period the Committee shall establish in writing (i) the Performance Period during which performance will be measured; (ii) the Performance Goal(s) that must be attained; (iii) the amount or amounts of the Bonus Pool Amount and/or the Bonus Award Amount earned if the Performance Goal(s) are attained at any given targeted level or levels of performance; (iv) whether the Bonus Award Amounts will be stated in dollars, as percentage shares of a Bonus Pool Payment (with the sum of such percentages allocated for any given Performance Period not to exceed 100%), or on a formula basis; and (v) any other terms and conditions of the Bonus Award Opportunities that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Code for “qualified performance-based compensation.”

(c) Business Criteria. For each Performance Period, the Committee shall establish objectively determinable Performance Goal(s) for all Bonus Award Opportunities based on one or more of the following business criteria: market price of the Company’s common stock, cash flow measures (including, but not limited to, Operating Cash Flow), reserve measures (including, but not limited to, reserve value and reserve replacement), balance sheet measures (including, but not limited to, debt to total capitalization), net asset value, earnings, net income, operating income, revenue, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expense), net capital employed, return on assets, stockholder return, return on equity, return on capital employed, production, assets, unit volume, sales, market share, finding and development costs, overhead costs, general and administration expense, or strategic business criteria consisting of one or more objectives based on meeting specified objectives relating to acquisitions or divestitures. The targeted level or levels of performance with respect to such Performance Goal(s) may be established at such level or levels, in such terms, and subject to such conditions as the Committee may determine, including, but not limited to, in absolute terms or per share terms, relative to performance in prior periods, or compared to the performance of one or more comparable companies or an index covering multiple companies. The Performance Goal(s) may relate to one or more subsidiaries, divisions, regions, districts, or offices or may relate to the performance of the Company as a whole, individual performance, or any combination of the foregoing. Performance Goal(s) need not be uniform as among Participants for a given Performance Period, except that any Performance Goal(s) established as a condition to earning a Bonus Pool Amount shall to that extent apply to the Bonus Award Opportunities of all Participants in that pool. In all cases, the Performance Goal(s) shall be such that they satisfy any applicable requirements under Section 162(m) of the Code that the attainment of such Goal(s) be “substantially uncertain” at the time that they are established, and that the Performance Goal(s) be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goal(s) have been attained and, subject to the Committee’s exercise, if any, of Negative Discretion, the amount of the Bonus Pool Amount and/or the Bonus Award Amount resulting from such performance.

(d) Targets; Impact of Changes in Accounting and Unusual, Extraordinary and Non-Recurring Items. To the extent applicable, the target or targets used in establishing Performance Goal(s) for any given Performance Period shall be determined by reference to or in accordance with GAAP (but without regard to any accrual, payment, or other effect of any Bonus Award Payment made or to be made under the Plan), in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) changes in accounting or (ii) unusual, extraordinary or non-recurring items, unless, in each case, the Committee decides otherwise within the Applicable Period. Notwithstanding the foregoing, in calculating performance with respect to any target or targets, the Committee may, within the Applicable Period for a given Performance Period, provide that such calculation shall be made on the same basis as reflected in any report or release of the Company for a previously completed fiscal period as specified by the Committee.

6.    Bonus Award Opportunities, Amounts, and Payments

(a) Bonus Award Opportunities. At the time that Performance Goal(s) are established for Participants for a given Performance Period, within the Applicable Period the Committee shall also establish each Participant’s Bonus Award Amount for such Performance Period, which may be stated in dollars, as a percentage share of a Bonus Pool Payment, or on a formula basis (including, but not limited to, by reference to the Per-Person Limit, individual Participant limits, or a multiple of a Participant’s annual base salary in effect at the beginning of the Performance Period); provided, however:

(i) that Bonus Award Amounts allocated as percentage shares of any Bonus Pool Payment shall not in the aggregate exceed 100% of such Bonus Pool Payment; and

(ii) that the Committee shall, in all cases, have the discretion to apply Negative Discretion to reduce, but not increase, any Bonus Pool Amount and/or Bonus Award Amount earned based on the attainment of the applicable Performance Goal(s).

(b) Bonus Award Amounts and Payments. No Bonus Award Payments in respect of any Bonus Award Opportunities for a given Performance Period shall be paid to any Participant unless and until the Committee, based on the Company’s results for such Performance Period, (i) has certified the extent to which the Performance Goal(s) for such Performance Period have been attained; (ii) has calculated and certified the earned Bonus Pool Amount, if applicable, and all Bonus Award Amounts; (iii) has reduced such Bonus Pool Amount and/or Bonus Award Amounts through the exercise, if any, of Negative Discretion; (iv) has determined the Bonus Award Payment for each Participant; and (v) has made all other determinations with respect to the Bonus Award Opportunity, including, but not limited to, the form of payment or payments of Bonus Award Payments, the timing of such payment or payments, and the conditions to payment of such payment or payments, including, but not limited to, reservation of the Committee’s right to exercise further Negative Discretion with respect to future installments, the continued employment of the Participant by the Company, and any forfeiture or claw-back requirements.

(c) Death, Disability, or Other Circumstances. The Committee may provide that Bonus Award Payments shall be payable, in whole or in part, in the event of a Participant’s death or permanent disability, or under other circumstances, in each such case consistent with Section 162(m) and Section 409A of the Code.

7.    Withholding of Taxes

(a) Required Withholding. All Bonus Award Payments shall be subject to applicable federal (including FICA), state, and local tax withholding requirements. The Company may withhold from any Bonus Award Payment, or deduct from wages or other amounts payable to the Participant by the Company, the amount of any federal, state, or local taxes that the Company is required to withhold with respect to such Bonus Award Payment.

(b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to a Bonus Award Payment paid in an award of bonus shares granted under the Stock Incentive Plan by having shares withheld from such award as provided in the Stock Incentive Plan.

8.    Transferability of Rights

Only the Participant is entitled to any rights under any Bonus Award Opportunity, and the Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies or become permanently disabled, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire his or her rights under a Bonus Award Opportunity. Any such successor must furnish proof satisfactory to the Company of the successor’s entitlement to receive the rights under a Bonus Award Opportunity under the Participant’s will or under the applicable laws of descent and distribution.

9.    General Provisions

(a) Plan Amendment and Termination; Stockholder Approval. The Board may at any time amend or terminate the Plan; provided, however, that, (i) without the Participant’s written consent, no such amendment or termination shall materially adversely affect a Participant’s rights under an outstanding Bonus Award Opportunity for a given Performance Period once the Participant designations and Performance Goal(s) for such Performance Period have been announced and the Performance Period has commenced, except that the Board shall, in all events, be authorized to make any amendments to the Plan necessary to comply with applicable law and regulatory requirements (including, but not limited to, Section 162(m) and Section 409A of the Code); and (ii) the Board shall submit any Plan amendment to the Company’s stockholders for their approval if and to the extent that such approval is required under Section 162(m) of the Code, or other applicable law or regulation. Nothing herein shall be construed as preventing the Committee from making adjustments to the Performance Goal(s) or to any Bonus Award Opportunity to reflect unusual, extraordinary and non-recurring items, to the extent that such adjustment will not disqualify any Bonus Award Payment from qualifying as “performance-based compensation” under Section 162(m) of the Code.

(b) Unfunded Status of the Plan. This Plan shall be unfunded. The Company shall not, at any time (including, but not limited to, at the time the Committee determines any Bonus Pool Amount or Bonus Award Amount), be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any Bonus Award Payment. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive a Bonus Award Payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(c) Limitations on Rights. Nothing in this Plan shall entitle any person to claim a right to be a Participant or receive a Bonus Award Payment. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company, the Board, or the Committee and any Participant or other person. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant or other person any rights to be retained by or in the employment or service of the Company.

(d) Impact of Bonus Award Opportunities and Payments on Other Bonuses, Plans, and Compensatory Arrangements. Neither the adoption or amendment of the Plan nor the submission thereof to the Company’s stockholders for their approval shall be construed as limiting the power and authority of the Board or the Committee to adopt or approve, for any Executive who is then or may become a Participant, such other bonuses, plans, and compensatory arrangements as it may deem appropriate, including, but not limited to, payment of minimum cash bonuses, payment of discretionary cash bonuses, or grants of awards under the Stock Incentive Plan, in each such case based on periods of service that are different from, the same as, or overlap with any Performance Period, as long as such bonus, plan, or arrangement would not cause any Bonus Award Payment hereunder to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(e) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(f) Governing Law. The validity, construction, interpretation, and effect of the Plan and Award Agreements hereunder shall be governed by and construed by and determined in accordance with the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

PROXY

XTO Energy Inc.

810 Houston Street, Fort Worth, Texas 76102

This proxy is solicited by the Board of Directors of XTO Energy Inc.

for the Annual Meeting of Stockholders to be held on May 19, 2009

The undersigned hereby appoints Keith A. Hutton and Virginia N. Anderson and each of them as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to vote all shares of XTO Energy Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, May 19, 2009, in the Texas Ballroom at the Omni Fort Worth Hotel, 1300 Houston Street, Fort Worth, Texas, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy card, when properly signed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR Items 1, 2, 3 and 4 and AGAINST Items 5 and 6 listed herein. As to such other matters that may properly come before the Annual Meeting of Stockholders, this proxy will be voted by the proxies listed above according to their discretion.

Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

You can now access your XTO Energy Inc. stockholder account online.

Access your XTO Energy Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for XTO Energy Inc. now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9 am-7 pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR ITEMS 1, 2, 3 AND 4 LISTED BELOW.

Please mark here ☐ for address change or comments. SEE REVERSE SIDE Please mark your vote as indicated in this example. ☒

1.	Approval of amendment to bylaws to provide for the annual election of all directors.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

2.	Election of Directors

CLASS B DIRECTORS (Two-Year Term) or, if Item 1 is not approved, CLASS I DIRECTORS (Three-Year Term):

	2.1 Phillip R. Kevil	FOR	AGAINST	ABSTAIN
		☐	☐	☐

	2.2 Herbert D. Simons	FOR	AGAINST	ABSTAIN
		☐	☐	☐

	2.3 Vaughn O. Vennerberg II	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	Approval of the 2009 Executive Incentive Compensation Plan.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

4.	Ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2009.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 5 AND 6 LISTED BELOW.

5.	Stockholder proposal concerning a stockholder advisory vote on executive compensation if properly presented.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

6.	Stockholder proposal concerning stockholder approval of executive benefits payable upon death if properly presented.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

SIGNATURE	SIGNATURE	DATE

Please sign EXACTLY as your name appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http: //www.proxyvoting.com/xto		Telephone 1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Stockholders:

The Proxy Statement and 2008 Annual Report are available at http://materials.proxyvote.com/98385X.